UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 3, 2008

ICAHN ENTERPRISES L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9516	13-3398766

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue,
Suite 4700,
New York, NY 10153

(Address of Principal Executive Offices) (Zip Code)

(212) 702-4300

(Registrant’s Telephone Number, Including Area Code)

Icahn Enterprises L.P.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

      On July 3, 2008, Icahn Enterprises L.P. (“Icahn Enterprises”) filed a Form 8-K under Item 2.01 to report the consummation on that date by Icahn Enterprises Holdings L.P. (“Holdings”) of the acquisition of a majority interest in Federal-Mogul Corporation (“Federal-Mogul”). Icahn Enterprises owns a 99% limited partnership interest in Holdings. This Form 8-K/A is being filed to provide the financial statements of Federal-Mogul and pro forma financial data for Icahn Enterprises.

Federal-Mogul is a leading global supplier of parts, components, modules and systems to customers in the automotive, small engine, heavy-duty, marine, railroad, aerospace and industrial markets. Federal-Mogul has established a global presence and conducts its operations through various manufacturing, distribution and technical centers that are wholly owned subsidiaries or partially owned joint ventures, organized into six primary reporting segments: Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, Automotive Products, Global Aftermarket and Corporate. Federal-Mogul offers its customers a diverse array of market-leading products for original equipment manufacturers (“OEM”) and replacement parts (“aftermarket”) applications, including engine bearings, pistons, piston rings, piston pins, ignition products, fuel products, cylinder liners, valve seats and guides, sealing products, element resistant systems protection sleeving products, electrical connectors and sockets, disc pads and brake shoes, lighting, wiper and steering products. Federal-Mogul’s principal customers include most of the world’s OEMs of vehicles and industrial products and aftermarket retailers and wholesalers.

Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

Page
(a) Financial Statements of Businesses Acquired.
Federal-Mogul Corporation
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005 (Predecessor)	F-2
Consolidated Balance Sheets as of December 31, 2007 (Successor) and 2006 (Predecessor)	F-3
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005 (Predecessor)	F-4
Consolidated Statements of Shareholders’ Equity (Deficit) for the Years Ended December 31, 2007, 2006 and 2005 (Predecessor)	F-5
Notes to Consolidated Financial Statements	F-6
Consolidated Statements of Operations for the Three Months Ended March 31, 2008 (Successor) and 2007 (Predecessor) (Unaudited)	F-57
Consolidated Balance Sheets as of March 31, 2008 (Unaudited) and December 31, 2007 (Successor)	F-58
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2008 (Successor) and 2007 (Predecessor) (Unaudited)	F-59
Notes to Consolidated Financial Statements (Unaudited)	F-60

(b) Unaudited Pro Forma Financial Information
The following required pro forma information is filed on the pages listed below.
Unaudited Pro Forma Condensed Combined Financial Information for Icahn Enterprises L.P. and Subsidiaries:
Introduction to Unaudited Pro Forma Condensed Combined Financial Information	F-85
Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2008	F-86
Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2008	F-87
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2007	F-88
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-89

(d) Exhibits
Exhibits No.
23.1 Consent of Ernst & Young LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P. (Registrant)

	By:	Icahn Enterprises G.P. Inc. its General Partner

	By:	/s/ Dominick Ragone
Dominick Ragone Chief Financial Officer

Date: August 7, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Federal-Mogul Corporation
We have audited the accompanying consolidated balance sheets of Federal-Mogul Corporation and subsidiaries (the Company) as of December 31, 2007 (Successor) and 2006 (Predecessor), and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years ended December 31, 2007, 2006 and 2005 (Predecessor Company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal-Mogul Corporation and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 3 to the consolidated financial statements, on November 8, 2007, the U.S. Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective on December 27, 2007. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods as described in Note 3. In conjunction with the application of Statement of Position 90-7, the Successor changed its method of accounting for the fair value of financial assets and financial liabilities as discussed in Note 7.
As discussed in Notes 14 and 15 to the consolidated financial statements, the Predecessor changed its method of accounting for pensions and other postretirement plans in 2006 and tax uncertainties in 2007, respectively.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2008, included in the Company's Annual Report (Form 10-K) for the year ended December 31, 2007 and not separately presented herein, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Detroit, Michigan
March 10, 2008

CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor Company
	Year Ended December 31
	2007	2006	2005
	(Millions of Dollars, Except Per Share Amounts)
Net sales	$6,913.9	$6,326.4	$6,286.0
Cost of products sold	(5,729.3)	(5,221.2)	(5,245.3)

Gross margin	1,184.6	1,105.2	1,040.7
Selling, general and administrative expenses	(828.2)	(848.2)	(883.9)
Adjustment of assets to fair value	(61.3)	(45.9)	(121.5)
Interest expense, net	(199.1)	(205.8)	(131.6)
Settlement of U.K. pension plans	—	(500.4)	—
Chapter 11 and U.K. Administration related reorganization expenses, net	(80.7)	(95.1)	(138.2)
Equity earnings of unconsolidated affiliates	37.9	32.8	38.1
Restructuring expense, net	(48.1)	(66.4)	(30.2)
Gain on settlement of liabilities subject to compromise	760.7	—	—
Fresh-start reporting adjustments	956.3	—	—
Other income, net	22.0	10.2	23.9

Income (loss) before income taxes	1,744.1	(613.6)	(202.7)
Income tax benefit (expense)	(331.8)	64.0	(131.5)

Net income (loss)	$1,412.3	$(549.6)	$(334.2)

Income (Loss) Per Common Share:
Basic	$15.74	$(6.15)	$(3.75)

Diluted	$15.46	$(6.15)	$(3.75)

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	Successor Company	Predecessor Company
	December 31
	2007	2006
	(Millions of Dollars)
ASSETS
Current Assets:
Cash and equivalents	$425.4	$359.3
Accounts receivable, net	1,095.9	992.6
Inventories, net	1,074.3	892.6
Prepaid expenses and other current assets	526.4	248.2

Total Current Assets	3,122.0	2,492.7
Property, plant and equipment, net	2,061.8	2,078.6
Goodwill and indefinite-lived intangible assets	1,852.0	1,205.3
Definite-lived intangible assets, net	310.0	254.3
Asbestos-related insurance recoverable	—	859.0
Other noncurrent assets	520.5	289.2

	$7,866.3	$7,179.1

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Short-term debt, including current portion of long-term debt	$117.8	$482.1
Accounts payable	726.6	488.0
Accrued liabilities	496.0	435.0
Current portion of postemployment benefit liability	61.2	67.9
Other current liabilities	167.3	181.7

Total Current Liabilities	1,568.9	1,654.7
Liabilities subject to compromise	—	5,813.4
Long-term debt	2,517.6	26.7
Postemployment benefits	936.9	1,111.1
Long-term portion of deferred income taxes	331.4	81.8
Other accrued liabilities	300.3	185.1
Minority interest in consolidated subsidiaries	87.5	54.2
Shareholders’ Equity (Deficit):
Series C ESOP preferred stock	—	28.0
Predecessor Company Common stock	—	445.3
Successor Company Common stock	1.0	—
Additional paid-in capital, including warrants	2,122.7	2,160.2
Retained earnings (deficit)	—	(4,151.7)
Accumulated other comprehensive loss	—	(229.7)

Total Shareholders’ Equity (Deficit)	2,123.7	(1,747.9)

	$7,866.3	$7,179.1

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor Company
	Year Ended December 31
	2007	2006	2005
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income (loss)	$1,412.3	$(549.6)	$(334.2)
Adjustments to reconcile net income (loss) to net cash (used by) provided from operating activities:
Depreciation and amortization	353.7	328.9	344.2
Gain on settlement of liabilities subject to compromise	(760.7)	—	—
Fresh-start reporting adjustments	(956.3)	—	—
Loss on settlement of U.K. pension plans	—	500.4	—
Payments of discharge in U.K. CVA settlement	—	(744.1)	—

Payment to U.S. Asbestos Trust	(140.0)	—	—
Payment of interest on pre-petition debt and notes	(132.3)	—	—
Payments to settle non-debt liabilities subject to compromise	(44.0)	—	—
Chapter 11 and U.K. Administration related reorganization expenses	80.7	95.1	138.2
Payments for Chapter 11 and U.K. Administration related reorganization expenses	(74.8)	(76.7)	(141.4)
Adjustment of assets to fair value	61.3	45.9	121.5
Restructuring charges, net	48.1	66.4	30.2
Payments against restructuring reserves	(66.7)	(55.2)	(22.3)
Gain on sale of assets and businesses	(8.2)	(3.8)	—
Change in postemployment benefits, including pensions	78.6	93.6	167.7
Change in deferred taxes	260.0	14.4	(34.4)
Changes in operating assets and liabilities:
Accounts receivable	(46.6)	86.6	(16.3)
Inventories	14.8	(21.6)	94.2
Accounts payable	123.6	37.7	(1.1)
Other assets and liabilities	(169.0)	(239.7)	(27.9)

Net Cash Provided From (Used By) Operating Activities	34.5	(421.7)	318.4

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(309.5)	(237.4)	(190.3)
Net proceeds from the sale of property, plant and equipment	25.8	22.5	30.1
Net proceeds from the sale of businesses	14.0	7.8	—
Proceeds from sale of investments	13.8	—	—
Payments to acquire business	(6.8)	(32.3)	—

Net Cash Used By Investing Activities	(262.7)	(239.4)	(160.2)

Cash Provided From (Used By) Financing Activities
Proceeds from borrowings on DIP credit facility	669.4	290.4	713.0
Principal payments on DIP credit facility	(360.4)	(490.0)	(420.0)
Increase (decrease) in short-term debt	65.7	(12.1)	7.6
Increase (decrease) in long-term debt	(15.0)	(1.3)	(1.0)
Change in restricted cash	—	762.3	(700.9)
Net (payments) proceeds from factoring arrangements	(43.0)	59.4	—
Payments to Predecessor Company lenders	(2,700.7)	—	—
Proceeds from issuance of emergence debt	2,668.8	—	—
Debt issuance fees	(19.8)	(0.8)	(4.3)

Net Cash Provided From (Used By) Financing Activities	265.0	607.9	(405.6)

Effect of foreign currency exchange rate fluctuations on cash	29.3	25.3	(66.0)

Increase (decrease) in cash and equivalents	66.1	(27.9)	(313.4)

Cash and equivalents at beginning of year	359.3	387.2	700.6

Cash and equivalents at end of year	$425.4	$359.3	$387.2

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Series C ESOP Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2005 (Predecessor Company)	$28.0	$445.3	$2,148.0	$(3,267.9)	$(1,279.1)	$(1,925.7)
Net loss				(334.2)		(334.2)
Currency translation					(303.8)	(303.8)
Minimum pension liability					124.1	124.1

Total Comprehensive Loss						(513.9)
Stock compensation			6.6			6.6

Balance at December 31, 2005 (Predecessor Company)	28.0	445.3	2,154.6	(3,602.1)	(1,458.8)	(2,433.0)
Net loss				(549.6)		(549.6)
Currency translation					223.1	223.1
Minimum pension liability					1,160.0	1,160.0

Total Comprehensive Income						833.5
Statement No. 158 transition					(154.0)	(154.0)
Stock compensation			5.6			5.6

Balance at December 31, 2006 (Predecessor Company)	28.0	445.3	2,160.2	(4,151.7)	(229.7)	(1,747.9)
Net income				1,412.3		1,412.3
Currency translation					222.9	222.9
Defined benefit plans					134.6	134.6

Total Comprehensive Income						1,769.8
Adoption of FIN 48				(13.8)		(13.8)
Stock compensation			6.9			6.9
Conversion of mandatorily redeemable securities, net		4.0	36.4			40.4

Balance at December 31, 2007 (Predecessor Company)	28.0	449.3	2,203.5	(2,753.2)	127.8	55.4
Fresh-start reporting adjustments:
Cancellation of Predecessor preferred and common stock	(28.0)	(449.3)	(2,203.5)			(2,680.8)
Elimination of Predecessor accumulated deficit and accumulated other comprehensive income				2,753.2	(127.8)	2,625.4
Issuance of new equity, including warrants, in connection with emergence from Chapter 11		1.0	2,122.7			2,123.7

Balance at December 31, 2007 (Successor Company)	$—	$1.0	$2,122.7	$—	$—	$2,123.7

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Financial Statement Presentation: The predecessor to Federal-Mogul Corporation, (the “Predecessor Company” or the “Predecessor”) and all of its then-existing wholly-owned United States subsidiaries (“U.S. Subsidiaries”) filed voluntary petitions on October 1, 2001 for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On October 1, 2001, certain of the Predecessor Company’s United Kingdom subsidiaries (together with the U.S. Subsidiaries, the “Debtors”) filed voluntary petitions for reorganization under the Bankruptcy Code with the Bankruptcy Court. On November 8, 2007, the Bankruptcy Court entered an Order (the “Confirmation Order”) confirming the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as Modified) (the “Plan”) and entered Findings of Fact and Conclusions of Law regarding the Plan (the “Findings of Fact and Conclusions of Law”). On November 14, 2007, the United States District Court for the District of Delaware entered an order affirming the Confirmation Order and adopting the Findings of Fact and Conclusions of Law. On December 27, 2007, the Plan became effective in accordance with its terms (the “Effective Date”). On the Effective Date, the Predecessor Company merged with and into New Federal-Mogul Corporation whereupon (i) the separate corporate existence of the Predecessor Company ceased, (ii) New Federal-Mogul Corporation became the surviving corporation and continues to be governed by the laws of the State of Delaware and (iii) New Federal-Mogul Corporation was renamed “Federal-Mogul Corporation” (also referred to as “Federal-Mogul”, the “Company”, the “Successor Company”, or the “Successor”).
The consolidated financial statements for the period the Predecessor Company was in Bankruptcy were prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization under the Bankruptcy Code, and on a going concern basis, which contemplated continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business.
In accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), the Company was required to adopt fresh-start reporting effective upon emergence from bankruptcy on December 27, 2007. The Company evaluated the activity between December 27, 2007 and December 31, 2007 and, based upon the immateriality of such activity, concluded that the use of an accounting convenience date of December 31, 2007 was appropriate. As such, fresh-start reporting has been applied as of that date. Financial statements as of and for the periods ended December 31, 2006 and 2005 do not reflect the impact of any changes in the Company’s capital structure or changes in the estimated fair values of assets and liabilities as a result of fresh-start reporting. For further information on fresh-start reporting, see Note 3 to the consolidated financial statements.
Principles of Consolidation: The consolidated financial statements include the accounts of the Company and all domestic and international subsidiaries that are more than 50% owned. Investments in affiliates of 50% or less but greater than 20% are accounted for using the equity method, while investments in affiliates of 20% or less are accounted for under the cost method. The Company does not hold a controlling interest in any entity based on exposure to economic risks and potential rewards (variable interests) for which the Company is the primary beneficiary. Further, the Company’s joint ventures are businesses established and maintained in connection with the Company’s operating strategy and are not special purpose entities.
Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.
Cash and Equivalents: The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Trade Accounts Receivable and Allowance for Doubtful Accounts: Trade accounts receivable are stated at historical value, which approximates fair value. The Company does not generally require collateral for its trade accounts receivable.
Prior to the application of fresh-start reporting, accounts receivable were reduced by an allowance for amounts that may become uncollectible in the future. This estimated allowance is based primarily on management’s evaluation of specific balances as the balances become past due, the financial condition of its customers and the Company’s historical experience of write-offs. The Company’s general policy for uncollectible accounts, if not reserved through specific examination procedures, is to reserve based upon the aging categories of accounts receivable and whether amounts are due from an OEM or aftermarket customer. Past due status is based upon the invoice date of the original amounts outstanding. Included in selling, general and administration (“SG&A”) expenses are bad debt expense of $1.2 million for the year ended December 31, 2007, net bad debt recoveries of $0.9 million for the year ended December 31, 2006, and bad debt expense of $4.3 million for the year ended December 31, 2005. The Predecessor Company’s allowance for doubtful accounts was $24.0 million and $29.2 million at December 31, 2007 and 2006, respectively. Upon the adoption of fresh-start reporting, the allowance for doubtful accounts was reset to zero with a corresponding reduction in gross accounts receivable.
Federal-Mogul subsidiaries in Brazil, France, Germany, Italy and Spain are party to accounts receivable factoring arrangements. Gross accounts receivable factored under these facilities were $347 million and $272 million as of December 31, 2007 and 2006, respectively. Of those gross amounts, $315 million and $252 million, respectively, were factored without recourse and treated as a sale under Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Under terms of these factoring arrangements, the Company is not obligated to draw cash immediately upon the factoring of accounts receivable. Thus, as of December 31, 2007 and 2006, cash has not yet been drawn related to outstanding factored amounts of $8 million and $9 million, respectively. Expenses associated with receivables factored are recorded in the statement of operations within “other (income) expense, net.”
Inventories: Prior to emerging from bankruptcy, the Predecessor Company valued inventory at the lower of cost or market, with cost determined on a FIFO basis primarily outside the United States and on a LIFO basis for specific U.S. subsidiaries based upon the use of such valuation methodology at the time those subsidiaries were acquired. Upon emergence from bankruptcy, the Successor Company adopted the FIFO inventory valuation methodology as its accounting policy for all inventory. As a result of both the adoption of the FIFO inventory valuation methodology and the application of fresh-start reporting, the Predecessor Company LIFO and other inventory reserves have been eliminated as of December 31, 2007.
The Predecessor Company cost determined by the last-in, first-out (“LIFO”) method was used for 40% and 45% of the inventory at December 31, 2007 and 2006, respectively. The remaining inventories were recorded using the first-in, first-out (“FIFO”) method. If all inventories had been valued at current cost, amounts reported prior to fresh-start reporting would have been increased by $76.8 million and $78.5 million as of December 31, 2007 and 2006, respectively. The value of inventories has also been reduced for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage.
Long-Lived Assets: As a result of fresh-start reporting, long-lived assets such as property, plant and equipment have been stated at estimated replacement cost as of December 31, 2007, unless the expected future use of the assets indicated a lower value was appropriate. Definite-lived intangible assets have been stated at estimated fair value as of December 31, 2007. Prior to the application of fresh-start reporting, long-lived assets were stated at cost. Depreciation and amortization is computed principally by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. Definite-lived assets are periodically reviewed for impairment indicators. If impairment indicators exist, the Company performs the required analysis and records an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

impairment charge, if required, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its estimated fair value.
Indefinite-lived Intangible Assets: As of December 31, 2007, indefinite-lived intangible assets, primarily consisting of goodwill and trademarks, were stated at estimated fair value as a result of fresh-start reporting. Prior to the application of fresh-start reporting, indefinite-lived intangible assets were carried at historical value. Indefinite-lived intangible assets are reviewed for impairment annually as of October 1, or more frequently if impairment indicators exist. In accordance with SFAS No. 142, Accounting for Goodwill and Other Intangible Assets, the impairment analysis compares the estimated fair value of these assets to the related carrying value, and an impairment charge is recorded for any excess of carrying value over estimated fair value. The estimated fair value is based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved.
Pension and Other Postemployment Obligations: Pension and other postemployment benefit costs are dependent upon assumptions used in calculating such costs. These assumptions include discount rates, health care cost trends, expected returns on plan assets, and other factors. In accordance with U.S. GAAP, actual results that differ from the assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods.
Revenue Recognition: The Company records sales when products are shipped and title has transferred to the customer, the sales price is fixed and determinable, and the collectibility of revenue is reasonably assured. Accruals for sales returns and other allowances are provided at the time of shipment based upon past experience. Adjustments to such returns and allowances are made as new information becomes available.
Shipping and Handling Costs: The Company recognizes shipping and handling costs as a component of cost of products sold in the statement of operations.
Engineering and Tooling Costs: Pre-production tooling and engineering costs that the Company will not own and that will be used in producing products under long-term supply arrangements are expensed as incurred unless the supply arrangement provides the Company with the noncancelable right to use the tools, or the reimbursement of such costs is agreed to by the customer. Pre-production tooling costs that are owned by the Company are capitalized as part of machinery and equipment, and are depreciated over the shorter of the tooling’s’ expected life or the duration of the related program.
Research and Development and Advertising Costs: The Company expenses research and development (“R&D”) costs and costs associated with advertising and promotion as incurred. R&D expense, including product engineering and validation costs, was $178.3 million, $162.0 million and $169.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. As a percentage of OEM sales, R&D expense was 5% for each of the years ended December 31, 2007, 2006, and 2005. Advertising and promotion expense for continuing operations was $48.4 million, $55.4 million and $52.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.
Restructuring: The Company defines restructuring expense to include costs directly related to exit or disposal activities accounted for in accordance with SFAS No. 146, employee severance costs incurred as a result of an exit or disposal activity accounted for in accordance with SFAS Nos. 88 and 112, and pension and other postemployment benefit costs incurred as a result of an exit or disposal activity accounted for in accordance with SFAS Nos. 87 and 106.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rebates/Sales Incentives: The Company accrues for rebates pursuant to specific arrangements with certain of its customers, primarily in the aftermarket. Rebates generally provide for price reductions based upon the achievement of specified purchase volumes and are recorded as a reduction of sales as earned by such customers.
Foreign Currency Translation: Exchange adjustments related to international currency transactions and translation adjustments for international subsidiaries whose functional currency is the United States dollar (principally those located in highly inflationary economies) are reflected in the consolidated statements of operations. Translation adjustments of international subsidiaries for which the local currency is the functional currency are reflected in the consolidated balance sheets as a component of accumulated other comprehensive loss. Deferred taxes are not provided on translation adjustments as the earnings of the subsidiaries are considered to be permanently reinvested. As a result of fresh-start reporting, the December 31, 2007 balance of accumulated other comprehensive income of the Successor Company has been reset to zero.
Environmental Liabilities: The Company recognizes environmental liabilities when a loss is probable and reasonably estimable. Such liabilities are generally not subject to insurance coverage. Engineering and legal specialists within the Company estimate each environmental obligation based on current law and existing technologies. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties will be able to fulfill their commitments at the sites where the Company may be jointly and severally liable with such parties. The Company regularly evaluates and revises its estimates for environmental obligations based on expenditures against established reserves and the availability of additional information.
Asset Retirement Obligations: The Company records asset retirement obligations in accordance with SFAS No. 143 Accounting for Asset Retirement Obligations, which requires the estimated fair value of an asset retirement obligation to be recognized in the period in which it is incurred, and FASB Interpretation No. 47 (“FIN 47”) Accounting for Conditional Asset Retirement Obligations, an Interpretation of SFAS No. 143. FIN 47 clarifies that the term conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. FIN 47 also clarifies that an entity is required to recognize a liability for the estimated fair value of a conditional asset retirement obligation when incurred if the fair value can be reasonably estimated. The Company’s primary asset retirement activities relate to the removal of hazardous building materials at its facilities. The Company records the asset retirement liability when the amount can be reasonably estimated, typically upon the decision to sell or close a facility.
Derivative Financial Instruments: The Company is exposed to market risks, such as fluctuations in foreign currency risk and commodity price risk. To manage the volatility relating to these exposures, the Company evaluates its aggregate exposures to identify natural offsets. For exposures that are not offset within its operations, the Company may enter into derivative transactions pursuant to its risk management policies. For accounting purposes, the Predecessor Company’s outstanding derivatives contracts were not considered hedging instruments as of December 31, 2006. In March 2007, the Predecessor Company designated the majority of its outstanding derivative financial instruments as hedges in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company’s objectives for holding derivatives are to minimize risks using the most effective and cost-efficient methods available.
Adoption of new accounting pronouncements: In September 2006, the FASB issued Financial Accounting Standard No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosure about fair value measurements. SFAS 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007 with

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

early adoption permitted provided that the entity has not yet issued financial statements for that fiscal year, including any interim periods. As a result of the implementation of fresh-start reporting in accordance with SOP-97 and the requirement to adopt any accounting standards that will become effective within the next 12 months, the Company has adopted the provisions of SFAS 157 pertaining to financial assets and financial liabilities as of December 31, 2007. The provisions of SFAS 157 are to be applied prospectively. Refer to Note 7 to the financial statements for additional information related to the adoption of SFAS 157.
The Company considered whether it was required to apply FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“FAS 160”) for fresh start reporting purposes. FAS 160 is effective for fiscal years beginning after December 15, 2008 (i.e. January 1, 2009 for the Company with early adoption prohibited. Given that the effective date of FAS 160 falls outside the 12 month period subsequent to the adoption of fresh start reporting as prescribed by SOP 90-7 and early adoption is prohibited, the Company has not adopted FAS 160 as of December 31, 2007. The Company continues to evaluate the impact that the future adoption of FAS 160 will have on its consolidated financial statements.
The Predecessor Company adopted Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”) as of January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in companies’ financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. As a result, the Company applies a more-likely-than-not recognition threshold for all tax uncertainties. FIN 48 only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the taxing authorities. As a result of implementing FIN 48, the Predecessor Company recognized a $13.8 million decrease in the reserve for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 total shareholders’ deficit. Refer to Note 15 to the financial statements for additional information related to the adoption of FIN 48.
Reclassifications: Certain items in the prior years’ financial statements have been reclassified to conform with the presentation used in 2007.
2. REORGANIZATION UPON EMERGENCE FROM CHAPTER 11 PROCEEDINGS
Background
On October 1, 2001 (the “Petition Date”), the predecessor to Federal-Mogul Corporation, (the “Predecessor Company” or “Predecessor Federal-Mogul”) and all of its then-existing wholly-owned United States subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Also on October 1, 2001, 133 affiliates of Predecessor Federal-Mogul incorporated under the laws of England and Wales filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court and commenced administration proceedings in the High Court of Justice, Chancery Division, in London, England under the United Kingdom Insolvency Act 1986. An additional affiliate of Predecessor Federal-Mogul incorporated under the laws of Scotland filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court on the Petition Date, and commenced administration proceedings before the Court of Session in Edinburgh, Scotland in April 2002.
Predecessor Federal-Mogul, together with its United States and United Kingdom affiliates that commenced bankruptcy proceedings in the United States and administration proceedings in the United Kingdom, are referred to collectively as the “Debtors”. Subsidiaries of Predecessor Federal-Mogul other than the aforementioned U.S. and U.K. subsidiaries were not party to any insolvency proceedings and operated in the normal course during the pendency of the Chapter 11 Cases and the U.K. administration proceedings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following a Confirmation Hearing that began on June 18, 2007 and concluded on October 2, 2007, and following the consensual resolution of various legal objections to confirmation of the Fourth Amended Joint Plan of Reorganization (As Modified) for Predecessor Federal-Mogul and certain of its affiliates (the “Plan”), the Bankruptcy Court entered an order on November 8, 2007 confirming the Plan and entered detailed Findings of Fact and Conclusions of Law with respect to the Plan. On November 14, 2007, the United States District Court for the District of Delaware (the “District Court”) entered an order affirming the Confirmation Order and adopting the Findings of Fact and Conclusions of Law. The Confirmation Order became final and non-appealable thirty days after its affirmance by the District Court. The Plan became effective in accordance with its terms on December 27, 2007 (the “Effective Date”).
On the Effective Date, the Predecessor Company merged with and into New Federal-Mogul Corporation, a Delaware Corporation, whereupon (i) the separate corporate existence of the Predecessor Company ceased, (ii) New Federal-Mogul Corporation became the surviving corporation and continues to be governed by the laws of the State of Delaware and (iii) New Federal-Mogul Corporation was renamed “Federal-Mogul Corporation” (“Federal-Mogul”, the “Company”, the “Successor Company”, or the “Successor”).
From October 1, 2001 through December 27, 2007, the Debtors operated their businesses as debtors-in-possession in accordance with the Bankruptcy Code. The chapter 11 cases of the Debtors (collectively, the “Chapter 11 Cases”) were jointly administered under Case No. 01-10578(JKF). The Debtors filed for relief under Chapter 11 in response to a sharply increasing number of asbestos-related claims and their demand on the Debtors’ cash flows and liquidity.
Company Voluntary Arrangements and Discharge of U.K. Administration Proceedings
The commencement of the administration proceedings in the United Kingdom resulted in the appointment of certain administrators (the “Administrators”) to oversee the businesses of the Debtors that were incorporated under the laws of England and Wales (the “U.K. Debtors”). Predecessor Federal-Mogul, the Administrators of the U.K. Debtors and the co-proponents of the Plan (the “Plan Proponents”) entered into an agreement on September 26, 2005 outlining the terms and conditions of distributions to creditors of the U.K. Debtors (the “U.K. Settlement Agreement”). A copy of the U.K. Settlement Agreement was filed with the SEC on Form 8-K on September 30, 2005.
The U.K. Settlement Agreement contemplated the proposal by the Administrators of Company Voluntary Arrangements (“CVAs”) for certain of the U.K. Debtors, which CVAs would follow the basic terms specified in the U.K. Settlement Agreement. In mid-2006, the Administrators proposed CVAs for 51 of the U.K. Debtors (the “CVA Debtors”). Following approval of the CVAs by the requisite majorities of creditors and shareholders, the CVAs became effective on October 11, 2006, resolving claims (other than those dealt with by the Plan) against the principal U.K. Debtors.
Upon the 2006 effective date of the CVAs, the Predecessor Company transferred to the Administrators approximately $750 million for:

(i)	settlement of claims relating to two U.K. pension schemes;

(ii)	settlement of general unsecured claims against the CVA Debtors (other than certain unsecured claims specifically excluded pursuant to the terms of the CVAs);

(iii)	settlement of asbestos property damage claims payable under the CVAs;

(iv)
distribution to a U.K. asbestos trust established under the CVAs for payment to holders of asbestos-related personal injury claims against the CVA Debtors arising from exposure to asbestos that occurred in whole or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

predominantly in the United Kingdom, Australia and certain other countries as specified in the CVAs (“CVA Asbestos Claims”); and

(v)	other miscellaneous CVA-related matters, such as expenses relating to the administration and operation of the CVAs and the U.K. asbestos trust.
The trustees of the U.K. asbestos trust will pay dividends to holders of CVA Asbestos Claims from the U.K. asbestos trust. Amounts paid by the Predecessor Company to fund the U.K. asbestos trust were recorded by the Predecessor Company as a reduction to asbestos liabilities subject to compromise. Amounts paid to settle claims relating to the U.K. pension plans first reduced the recorded liability to zero, with the payment in excess of the recorded liability recorded as a settlement charge, approximating $500 million, in the Predecessor Company’s 2006 Consolidated Statement of Operations.
On December 1, 2006, the discharge of the administration proceedings for the principal U.K. Debtors became effective. That discharge ended those U.K. Debtors’ administration proceedings. On February 6, 2008, the High Court of Justice in London, England approved the discharge of the administration proceedings for all 70 of the U.K. Debtors that did not have CVAs and whose administration proceedings were in effect as of that date. The Company intends to have those remaining 70 U.K. Debtors, virtually all of which are dormant entities, either liquidated under the laws of England and Wales or struck from the English register of companies in the near term. The discharge of those U.K. Debtors’ administration proceedings will be effective immediately before the passage of a resolution to liquidate the U.K. Debtor in question or the making of an application to strike off the U.K. Debtor in question.
Plan of Reorganization
In early 2007, the Debtors and other Plan Proponents solicited votes to accept or reject the Plan through a process approved by the Bankruptcy Court. The Plan Proponents comprised the overwhelming majority of significant stakeholders in the Chapter 11 Cases, including representatives of (i) the holders of current and future asbestos-related personal injury claims against the Debtors, (ii) the holders of unsecured claims against the Debtors, (iii) the holders of equity interests in Predecessor Federal-Mogul, and (iv) the holders of obligations incurred under Predecessor Federal-Mogul’s pre-Petition Date secured credit facility.
On June 15, 2007, the Debtors’ voting agent filed the results of the Plan voting process with the Bankruptcy Court, which showed that all classes of claims against and equity interests in the Debtors voted to accept the Plan by margins in excess of the Bankruptcy Code requirements for plan acceptance. All classes of asbestos personal injury claims voted to accept the Plan by margins in excess of those required for the imposition of an asbestos trust and channeling injunction pursuant to section 524(g) of the Bankruptcy Code. The legal representative for future asbestos claimants also supported approval of the Plan.
The Plan provides for distributions of cash and/or securities to be made to holders of pre-Petition Date claims against the Debtors as well as certain claims that arose during the pendency of the Chapter 11 Cases. Key provisions of the Plan, including significant distributions to implement the Plan, include the following:

•
On the Effective Date, the Company distributed all of its newly-issued Class B Common Stock (representing 50.1% of all of its newly-issued common stock) to the U.S. Asbestos Trust (defined below), subject to the Company retaining possessory security interests in certain of that stock to secure obligations of the U.S. Asbestos Trust to the Company. The Company also distributed certain insurance-related rights and proceeds to the U.S. Asbestos Trust on the Effective Date.

•
On the Effective Date, the Company distributed all of its Class A Common Stock (representing 49.9% of all of its newly-issued common stock) to a disbursing agent for further distribution to the holders of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Predecessor Federal-Mogul’s pre-bankruptcy note debt and to those holders of unsecured claims against Predecessor Federal-Mogul and its U.S. Debtor subsidiaries that elected under the Plan to receive a stock distribution in lieu of a cash distribution on account of their claims.

•
On the Effective Date, the Company issued new Tranche A term loans in the approximate amount of $1,334.6 million and senior subordinated third priority payment-in-kind notes (“PIK Notes”) in the approximate amount of $305 million to satisfy claims under Predecessor Federal-Mogul’s pre-Petition Date secured credit facility and pre-Petition Date claims on account of certain surety bonds. The new Tranche A term loans were repaid and the PIK Notes were redeemed by the Company on January 3, 2008 from proceeds of its new Effective Date Exit Facilities.

•	On the Effective Date, the Company repaid approximately $761.0 million in obligations under the debtor-in-possession financing facility entered into during the Chapter 11 Cases.

•
On the Effective Date, the Company paid approximately $132.3 million for settlement of an Administrative Expense Claim (as defined in the Plan) on account of adequate protection payments owed to the holders of Predecessor Federal-Mogul’s notes issued prior to the Petition Date.

•
On or after the Effective Date, the Company distributed 6,951,871 warrants (the “Warrants”) to the disbursing agent for further distribution to holders of common stock, convertible preferred stock, and convertible subordinated debentures (following the deemed conversion of such debentures under the Plan) of Predecessor Federal-Mogul that were cancelled under the Plan. Each Warrant provides the holder thereof with the right to purchase one share of Class A Common Stock of the Company at $45.815 per share from the Effective Date through December 27, 2014.

The Plan further provides that holders of general unsecured claims against the U.S. Debtors that did not elect to receive distributions of Class A Common Stock on account of their claims will receive cash distributions totaling 35% of the allowed amount of their claims, subject to reduction in the event the total amount of such claims, after considering the value of distributions of Class A Common Stock in lieu of cash, exceeds $258 million. Those distributions will be made in three annual installments. The first installment payments were made to holders of unsecured claims against the U.S. Debtors during March 2008. The Company has reserved approximately $64.2 for payment of unsecured claims against the U.S. Debtors as of December 31, 2007. Because such payments are expected to be made through early 2010, $41.2 million of the $64.2 million reserved has been classified as long-term as of December 31, 2007.
The Plan also provides that payments will be made to holders of certain allowed Administrative Expense claims and professional advisors in the Chapter 11 Cases. The Company has reserved approximately $43.7 million for payment of such claims, including $35.3 million for professional fees accrued by the Predecessor Company.
Establishment and Operation of the U.S. Asbestos Trust and U.K. Asbestos Trust
Section 524(g) of the Bankruptcy Code provides in general terms that, if certain specified conditions are satisfied, a court may as part of a bankruptcy plan of reorganization issue a permanent injunction preventing entities from taking legal action against a debtor to collect, recover, or receive payment on asbestos-related claims where the bankruptcy plan provides that those claims are to be paid by an asbestos trust established under section 524(g) of the Bankruptcy Code.
On the Effective Date, in accordance with the Plan, an asbestos personal injury trust qualifying under section 524(g) of the Bankruptcy Code (the “U.S. Asbestos Trust”) was created. Pursuant to and on the terms specified in the Plan and the Confirmation Order, the U.S. Asbestos Trust has assumed liability for all asbestos-related personal injury claims of the Debtors. The U.S. Asbestos Trust will make payments to holders of asbestos personal injury claims in accordance with the trust distribution procedures that were filed with the Bankruptcy

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Court as an exhibit to the Plan, with the exception of asbestos-related personal injury claims against the U.K. Debtors that are to be evaluated and paid by the U.K. Asbestos Trust. The Plan contains an injunction issued by the Bankruptcy Court and affirmed by the District Court pursuant to section 524(g) of the Bankruptcy Code that expressly forbids any and all actions against the Debtors, their respective subsidiaries, and certain of their affiliates, for the purpose of, directly or indirectly, collecting, recovering or receiving payments or recovery with respect to all direct or indirect claims relating to asbestos-related personal injury claims.
The CVAs established a U.K. Asbestos Trust which shall provide for the sole and exclusive treatment and payment of the CVA Asbestos Claims. The U.K. Asbestos Trust is separate from the U.S. Asbestos Trust, and was funded by the Predecessor Company when the CVAs became effective in 2006.
As part of the Plan, the U.S. Asbestos Trust issued on the Effective Date a note in the amount of $125 million to the Company. The issuance of that note reflected the fact that certain of the asbestos personal injury claims that had been anticipated to be paid from the U.S. Asbestos Trust prior to entry into the U.K. Global Settlement will instead be paid from the U.K. Asbestos Trust, which had been previously funded by the Predecessor Company. The $125 million note had a maturity date of January 11, 2008 and was repayable in either cash or through the Company taking ownership of 6,958,333 shares of Class B Common Stock of the Company that were pledged to secure the $125 million note. The note was repaid by the U.S. Asbestos Trust on the maturity date.
Pneumo Abex Settlement and Ongoing Bankruptcy-Related Matters
The Plan contemplates that one of two alternative settlements will be implemented by and between certain of the Debtors, on the one hand, and Cooper Industries, LLC (“Cooper”), Pneumo Abex LLC (“Pneumo Abex”), and certain of their affiliates, on the other hand. The first of these alternatives, which is known as the “Plan A” Settlement, is detailed in an addendum of additional provisions filed with the Plan (the “Addendum”). The Plan A Settlement contemplates in general terms that Cooper and Pneumo Abex will make a combined contribution of $756 million, plus the contribution of certain rights and additional consideration, to the U.S. Asbestos Trust, which would be placed into a segregated subfund of the U.S. Asbestos Trust for the satisfaction of Pneumo Asbestos Claims (as defined in the Addendum). Pneumo Asbestos Claims would be payable exclusively from such subfund, and a court injunction would prevent the assertion of Pneumo Asbestos Claims against any of the Pneumo Protected Parties (as defined in the Addendum).
In addition to the Plan A Settlement, various matters relating to the Chapter 11 Cases continue to be litigated in the Bankruptcy Court or have been litigated therein and are awaiting rulings. The ongoing pursuit of these matters does not affect the discharges, releases and injunctions afforded to the Debtors under the Plan.
The second alternative settlement is the “Plan B” Settlement, pursuant to which the U.S. Asbestos Trust will pay $138 million to Cooper and $2 million to Pneumo Abex in satisfaction of the indirect asbestos claims of those entities and their affiliates against the Debtors. Under that settlement, the Pneumo Protected Parties (including Cooper and Pneumo Abex) would not receive the benefit of any court injunctions, and Pneumo Asbestos Claims would remain assertable against them in the tort system. Pneumo Asbestos Claims will not be assertable against the Successor Company or any of its affiliates regardless of whether the Plan A Settlement or the Plan B Settlement is implemented. In addition, the Successor Company and its affiliates will receive a broad release of claims from Cooper, Pneumo Abex and various of their affiliates regardless of whether the Plan A Settlement or the Plan B Settlement is ultimately implemented.
The Bankruptcy Court has approved the Plan B Settlement and has not yet ruled on approval of the Plan A Settlement. In accordance with the Plan, the parties are continuing to pursue approval of the Plan A Settlement. On the Effective Date, the Company, on behalf of the U.S. Asbestos Trust, placed $140 million needed to fund the Plan B Settlement into an escrow account, where it will remain pending the ultimate implementation of either

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Plan A Settlement or the Plan B Settlement. In exchange for the funding by the Company, the U.S. Asbestos Trust issued a $140 million note payable to the Company with a maturity date 60 days after the Effective Date. The U.S. Asbestos Trust’s obligations under the $140 million note were secured by a possessory security interest in 7,793,333 shares of Class B Common Stock of the Company previously issued to the U.S. Asbestos Trust. Following the exercise by Thornwood Associates Limited Partnership of its option to purchase from the U.S. Asbestos Trust the Company’s Class B Common Stock, the $140 million note was repaid by the U.S. Asbestos Trust on February 25, 2008 at which time the possessory security interest in 7,793,333 shares of the Company’s Class B Common Stock was released. The note receivable is included in other current assets as of December 31, 2007.
Discharge, Releases and Injunctions Pursuant to the Plan and the Confirmation Order
The Plan and Confirmation Order contain various discharges, injunctive provisions and releases that became operative upon the Effective Date, including (i) discharge (except as otherwise provided in the Plan and Confirmation Order) of each of the Debtors of all pre-Effective Date obligations in accordance with the Bankruptcy Code, and (ii) various injunctions providing, among other things, that, all creditors and interest holders of any of the Debtors (or their respective estates) shall be prohibited from taking any action against the Debtors with respect to such discharged obligations.
Dismissal of Certain U.K. Subsidiaries’ Chapter 11 Cases
On the Effective Date, in accordance with a previously-entered order of the Bankruptcy Court, the Chapter 11 Cases of 75 of the Company’s U.K. subsidiaries were dismissed. Each of those U.K. subsidiaries has either few or (in most cases) no known third-party creditors, has no history of using asbestos or manufacturing, selling or distributing asbestos-containing products, and has never to the Debtors’ knowledge been named in any asbestos-related lawsuits or comparable proceedings. None of the U.K. subsidiaries whose Chapter 11 Cases were dismissed was a party to the Plan.
3. FRESH-START REPORTING
The Predecessor Company’s emergence from the Chapter 11 Cases resulted in a new reporting entity for accounting purposes and the adoption of fresh-start reporting in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”). Since the reorganization value of the assets of the Successor Company immediately before the date of confirmation of the Plan is less than the total of all post-petition liabilities and allowed claims, and the holders of the Predecessor Company’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity, the Successor Company has adopted fresh-start reporting.
Following confirmation of the Plan by the Bankruptcy Court on November 8, 2007 and the affirmance of that confirmation by the District Court on November 14, 2007, the Plan required a number of conditions precedent to be satisfied prior to it becoming effective. These conditions included, but were not limited to: (i) the establishment of the U.S. Asbestos Trust and the transfer of the Class B Common Stock and certain additional assets thereto, (ii) the entry by all parties into the documents governing the U.S. Asbestos Trust and numerous other corporate-related documents, (iii) the District Court order confirming the Plan becoming a final, non-appealable order, and (iv) the closing of the Company’s post-bankruptcy secured credit facilities. Under the terms of the Plan, the Plan could not become effective without such conditions being satisfied or waived. The first date on which all of the conditions precedent set forth in the Plan were satisfied was December 27, 2007, which corresponds with the Effective Date of the Plan. As such, the Company was required to adopt fresh-start reporting as of December 27, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company analyzed the transactions that occurred during the four-day period from December 28, 2007 through December 31, 2007, and concluded that such transactions were not material individually or in the aggregate as they represented approximately 1% of total revenues; gross margin; selling, general and administrative expenses; and income before taxes. As such, the Company used December 31, 2007 as the date for adopting fresh-start reporting in order to coincide with the Company’s normal financial closing for the month of December. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of the Predecessor Company prior to the adoption of fresh-start reporting for periods ended prior to December 31, 2007 are not comparable to those of the Successor Company.
The Bankruptcy Court confirmed the Plan based upon a reorganization value of the Company between $4,369 million and $4,715 million, which was estimated using various valuation methods, including (i) a comparison of the Company and its projected performance to the market values of comparable companies; (ii) a review and analysis of several recent transactions of companies in similar industries to the Company; and (iii) a calculation of the present value of the future cash flows of the Company under its projections. Based upon a reevaluation of relevant factors used in determining the range of reorganization value and updated expected cash flow projections, the Company concluded that $4,369 million should be used for fresh-start reporting purposes as it most closely approximated fair value.
In accordance with fresh-start reporting, the Company’s reorganization value has been allocated to existing assets using the measurement guidance provided in SFAS 141. In addition, liabilities, other than deferred taxes, have been recorded at the present value of amounts estimated to be paid. Finally, the Predecessor Company’s accumulated deficit has been eliminated, and the Company’s new debt and equity have been recorded in accordance with the Plan. Deferred taxes have been determined in conformity with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). The excess of reorganization value over the value of net tangible and identifiable intangible assets and liabilities has been recorded as goodwill in the accompanying Consolidated Statement of Financial Position.
Estimates of fair value represent the Company’s best estimates, which are based on industry data and trends and by reference to relevant market rates and transactions, and discounted cash flow valuation methods, among other factors. The foregoing estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the reasonable control of the Company. Accordingly, there can be no assurance that the estimates, assumptions, and amounts reflected in the valuations will be realized, and actual results could vary materially. In accordance with SFAS 141, the preliminary allocation of the reorganization value is subject to additional adjustment within one year after emergence from bankruptcy to provide the Company with adequate time to complete the valuation of its assets and liabilities. Future adjustments may result from:

•	Completion of valuation reports associated with long-lived tangible and intangible assets which may derive further adjustments or recording of additional assets or liabilities;

•	Adjustments to deferred tax assets and liabilities, which may be based upon additional information, including adjustments to fair value estimates of underlying assets or liabilities; or

•	Adjustments to amounts recorded based upon estimated fair values or upon other measurements, which could change the amount of recorded goodwill.
In accordance with SOP 90-7, the Company was required to adopt, on December 31, 2007, all accounting guidance scheduled to become effective within the subsequent twelve-month period. See Note 1, Basis of Presentation and Summary of Significant Accounting Policies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The implementation of the Plan of Reorganization and the effects of the consummation of the transactions contemplated therein, which included settlement of various liabilities, issuance of certain securities, incurrence of new indebtedness, repayment of old indebtedness, and other cash payments and the adoption of fresh-start reporting in the Company’s Consolidated Balance Sheet are as follows:

	Predecessor As of 12/31/07	Settlement of Liabilities Subject To Compromise		Fresh-Start Adjustments		Successor As of 12/31/07
	(Millions of Dollars)
Assets
Current assets:
Cash and cash equivalents	$445.8	$(20.4	)(a)	$—		$425.4
Accounts receivables, net	1,095.9	—		—		1,095.9
Inventories, net	931.2	—		143.1	(e)	1,074.3
Prepaid expenses and other current assets	324.3	252.2	(a)	(50.1	)(e)	526.4

Total Current Assets	2,797.2	231.8		93.0		3,122.0
Property, plant and equipment, net	2,192.9	—		(131.1	)(e)	2,061.8
Goodwill and indefinite-lived intangible assets	1,206.1	—		645.9	(f)	1,852.0
Definite-lived intangible assets, net	253.4	—		56.6	(e)	310.0
Asbestos-related insurance recoverable	872.5	(872.5	)(a)	—		—
Other noncurrent assets	270.7	8.7	(b)	241.1	(e)	520.5

Total Assets	$7,592.8	$(632.0)		$905.5		$7,866.3

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities:
Short-term debt, including current portion of long-term debt	$869.0	$(751.2	)(g)	—		117.8
Accounts payable	659.2	67.4	(a)	—		726.6
Accrued liabilities	475.4	(1.6	)(a)	22.2	(e)	496.0
Current portion of postemployment benefit liability	61.2	—		—		61.2
Other current liabilities	159.5	(3.6	)(a)	11.4	(e)	167.3

Total Current Liabilities	2,224.3	(689.0)		33.6		1,568.9
Liabilities subject to compromise	5,464.0	(5,464.0	)(a)	—		—
Long-term debt	20.6	2,660.0	(g)	(163.0	)(e)	2,517.6
Postemployment benefits	948.0	(11.1	)(a)	—		936.9
Long-term portion of deferred income taxes	107.0	190.0	(a)	34.4	(e)	331.4
Other accrued liabilities	171.0	129.3	(a,d)	—		300.3
Minority interest in consolidated subsidiaries	43.3	—		44.2	(e)	87.5
Shareholders’ Equity (Deficit):
Series C ESOP preferred stock	28.0	—		(28.0	)(c)	—
Predecessor Company Common stock	449.3	—		(449.3	)(c)	—
Successor Company Common stock	—	1.0	(a)	—		1.0
Additional paid-in capital	2,203.5	2,070.6	(a,d)	(2,151.4	)(c)	2,122.7
Accumulated deficit	(4,194.0)	484.5	(a)	3,709.5	(c)	—
Accumulated other comprehensive income (loss)	127.8	(3.3	)(a)	(124.5	)(c)	—

Total Shareholders’ Equity (Deficit)	(1,385.4)	2,552.8		956.3		2,123.7

Total Liabilities and Shareholders’ Equity (Deficit)	$7,592.8	$(632.0)		$905.5		$7,866.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(a)	To record i) the discharge of liabilities subject to compromise; ii) payments and accruals required as part of the discharge of liabilities subject to compromise; iii) the transfer to the U.S. Asbestos Trust of collection rights under the asbestos insurance policies; iv) the current portion of notes receivable from the U.S. Asbestos Trust; v) the issuance of Successor Company common stock and warrants; and vi) the resulting gain on discharge of liabilities subject to compromise of $484.5 million, net of tax of $276.2 million.
(b)	To record the non-current portion of the $125 million loan note. Upon repayment of this note in January 2008, $40 million must be held in escrow pursuant to the Plan and will be available for the Company’s use upon termination of the escrow requirement expected at some point beyond 2008. This adjustment also includes the $15 million long-term portion of a settlement with one insurance carrier to reimburse the Company for pre-petition claims paid by the Predecessor Company.
(c)	To record the i) gain on fresh-start reporting adjustments; ii) cancellation of Predecessor Company Common Stock; iii) close out of remaining equity balances of the Predecessor in accordance with fresh-start reporting; and iv) the cancellation of Predecessor Company Series C ESOP Preferred stock.
(d)	Adjustment includes of the reclassification of $19.1 million from equity into a long-term liability related to the grant of stock options to José Maria Alapont as further discussed in Note 20 to the consolidated financial statements.
(e)	To adjust assets and liabilities to estimated fair value or other measurement as specified within FAS 141.
(f)	To eliminate the unamortized balance of indefinite-lived intangible assets of the Predecessor Company and record Successor Company indefinite-lived intangible assets, including reorganization value in excess of amounts allocated to identified tangible and intangible assets (Successor Company goodwill).
(g)	To record the elimination of debtor-in-possession financing and the issuance of various Successor Company debt instruments required to implement the Plan.
Liabilities Subject To Compromise
Liabilities subject to compromise include the following:

	Predecessor Company
	December 31
	2007	2006
	(Millions of Dollars)
Debt	$3,727.0	$4,053.5
Asbestos liabilities	1,389.3	1,391.7
Accounts payable	175.5	175.4
Company-obligated mandatorily redeemable securities	74.3	114.6
Interest payable	44.1	44.2
Environmental liabilities	27.0	26.7
Other accrued liabilities	26.8	7.3

Predecessor Company Balance, December 31	5,464.0	$5,813.4

Application of fresh-start reporting	(5,464.0)

Successor Company Balance, December 31	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Chapter 11 And U.K. Administration Related Reorganization Expenses
Chapter 11 and U.K. Administration related reorganization expenses in the consolidated statements of operations consist of legal, financial and advisory fees, including fees of the U.K. Administrators, critical employee retention costs, and other directly related internal costs as follows:

	Predecessor Company
	Year Ended December 31
	2007	2006	2005
	(Millions of Dollars)
Professional fees directly related to the filing	$72.8	$68.8	$76.9
Critical employee retention costs	7.9	12.3	13.1
Discharge of U.K. Administration fees & other costs	—	29.4	27.5
Interest income earned on restricted cash	—	(15.4)	—
Deutsche Bank break fee	—	—	20.7

	$80.7	$95.1	$138.2

4. RESTRUCTURING
The Company defines restructuring expense to include costs directly associated with exit or disposal activities accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, employee severance costs incurred as a result of an exit or disposal activity accounted for in accordance with SFAS Nos. 88 and 112, and pension and other postemployment benefit costs incurred as a result of an exit or disposal activity accounted for in accordance with SFAS Nos. 87 and 106.
Estimates of restructuring charges are based on information available at the time such charges are recorded. In general, management anticipates that restructuring activities will be completed within a timeframe such that significant changes to the exit plan are not likely. In certain countries where the Company operates, statutory requirements include involuntary termination benefits that extend several years into the future. Accordingly, severance payments continue well past the date of termination at many international locations. Thus, these programs appear to be ongoing when, in fact, terminations and other activities under these programs have been substantially completed. Management expects that future savings resulting from execution of its restructuring programs will generally result in full pay back within 36 months.
Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, the Predecessor Company reversed approximately $7 million, $5 million, and $3 million of previously recorded reserves in 2007, 2006 and 2005, respectively. Such reversals are recorded consistent with SEC Staff Accounting Bulletin No. 100, Restructuring and Impairment Charges, and result from actual costs at program completion being less than costs estimated at the commitment date. In most instances where final costs are lower than original estimates, the Predecessor Company experienced a higher rate of voluntary employee attrition than estimated as of the commitment dates resulting in lower severance costs.
Management expects to finance these restructuring programs over the next several years through cash generated from its ongoing operations or through cash available under its existing credit facility, subject to the terms of applicable covenants. Management does not expect that the execution of these programs will have an adverse impact on its liquidity position.
The Company’s restructuring activities are undertaken as necessary to execute management’s strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

net cost reductions. Restructuring activities include efforts to integrate and rationalize the Company’s businesses and to relocate manufacturing operations to lower cost markets. These activities generally fall into one of the following categories:

1.	Closure of facilities and relocation of production – in connection with the Company’s strategy, certain operations have been closed and related production relocated to best cost geographies or to other locations with available capacity.

2.	Consolidation of administrative functions and standardization of manufacturing processes – as part of its productivity strategy, the Company has acted to consolidate its administrative functions and change its manufacturing processes to reduce selling, general and administrative costs and improve operating efficiencies through standardization of processes.
The following is a summary of the Predecessor Company’s consolidated restructuring reserves and related activity for 2007, 2006 and 2005. “PTE”, “PTSB”, “VSP”, “AP” and “GA” represent Powertrain Energy, Powertrain Sealing & Bearings, Vehicle Safety and Protection, Automotive Products and Global Aftermarket, respectively.

	Predecessor Company
	PTE	PTSB	VSP	AP	GA	Corporate	Total
	(Millions of dollars)
Balance at January 1, 2005	$12.6	$9.9	$1.6	$1.9	$1.0	$0.9	$27.9
Provisions	10.1	5.7	0.9	9.8	3.3	3.7	33.5
Reversals	(1.2)	(0.6)	(0.4)	(0.6)	—	(0.5)	(3.3)
Payments	(7.9)	(7.4)	(1.1)	(0.4)	(1.6)	(3.9)	(22.3)
Reclassification to postemployment benefits	(2.0)	(4.7)	(0.1)	—	—	—	(6.8)
Foreign currency	(1.8)	(1.2)	—	(0.2)	0.1	0.4	(2.7)

Balance at December 31, 2005	9.8	1.7	0.9	10.5	2.8	0.6	26.3
Provisions	15.3	34.7	3.5	9.7	6.3	2.1	71.6
Reversals	(1.8)	(2.0)	(0.6)	(0.6)	(0.2)	—	(5.2)
Payments	(8.7)	(19.0)	(3.5)	(15.0)	(6.4)	(2.6)	(55.2)
Foreign currency	1.0	1.1	0.1	0.4	0.1	(0.1)	2.6

Balance at December 31, 2006	15.6	16.5	0.4	5.0	2.6	—	40.1
Provisions	14.9	22.0	3.9	4.0	7.1	3.0	54.9
Reversals	(2.2)	(1.2)	(0.3)	(3.1)	—	—	(6.8)
Payments	(19.3)	(33.5)	(2.7)	(5.6)	(5.1)	(0.5)	(66.7)
Reclassification to postemployment benefits	(4.1)	—	—	(0.3)	—	—	(4.4)
Foreign currency	1.2	0.5	0.1	—	0.1	0.1	2.0

Balance at December 31, 2007, Predecessor and Successor Company	$6.1	$4.3	$1.4	$—	$4.7	$2.6	$19.1

Activities under Global “Restructuring 2006” Program
In January 2006, the Predecessor Company announced a global restructuring plan (“Restructuring 2006”) as part of its global sustainable profitable growth strategy. From the inception of this program through December 31, 2007, the Predecessor Company has incurred expenses of $119.9 million under this program associated with the closures of its facilities located in Alpignano, Italy; Upton, United Kingdom; Malden, Missouri; Pontoise, France; Rochdale, United Kingdom; Slough, United Kingdom; St. Johns, Michigan; St. Louis, Missouri; and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Bretten, Germany. The Predecessor Company also transferred production with high labor content from its facilities in Nuremberg, Germany, Wiesbaden, Germany, and Orleans, France to existing facilities in best cost countries. The finalization of this program is expected to be completed in late 2008, will affect approximately 3 additional facilities, and will reduce the Company’s workforce by an additional 1%. Payments associated with this program are expected to continue into 2010. The Company continues to evaluate the individual components of this program, and will announce those components as plans are finalized.
Included in the summary table above, the payment activity and remaining reserves associated with activities executed under Restructuring 2006 are as follows:

	Predecessor Company
	PTE	PTSB	VSP	AP	GA	Corporate	Total
	(Millions of dollars)
Balance of reserves at January 1, 2005	—	—	—	—	—	—	—
Provisions	4.2	—	1.3	9.7	3.3	—	18.5
Reversals	—	—	—	—	—	—	—
Payments	—	—	(0.6)	—	(1.4)	—	(2.0)
Foreign currency	0.3	—	—	—	—	—	0.3

Balance of reserves at December 31, 2005	4.5	—	0.7	9.7	1.9	—	16.8
Provisions	15.3	34.3	2.0	9.6	5.5	0.1	66.8
Reversals	(1.6)	(2.0)	(0.4)	(0.6)	(0.2)	—	(4.8)
Payments	(7.3)	(17.7)	(1.9)	(14.5)	(6.1)	(0.1)	(47.6)
Foreign currency	(0.1)	1.3	—	0.4	—	—	1.6

Balance of reserves at December 31, 2006	10.8	15.9	0.4	4.6	1.1	—	32.8
Provisions	13.3	22.0	0.8	4.0	3.4	2.6	46.1
Reversals	(2.2)	(1.2)	(0.2)	(3.1)	—	—	(6.7)
Payments	(17.8)	(33.5)	(0.7)	(5.5)	(4.0)	—	(61.5)
Foreign currency	1.2	0.6	—	—	0.2	—	2.0

Balance of reserves at December 31, 2007 Predecessor and Successor Company	$5.3	$3.8	$0.3	$—	$0.7	$2.6	$12.7

Significant components of charges related to Restructuring 2006 are as follows:

	Total Expected Costs	Prior to 2007	Incurred During 2007	Estimated Additional Charges
	(Millions of dollars)
Powertrain Energy	$33.6	$18.0	$11.1	$4.5
Powertrain Sealing & Bearings	58.0	32.2	20.8	5.0
Vehicle Safety and Protection	20.5	2.9	0.6	17.0
Automotive Products	20.7	18.8	0.9	1.0
Global Aftermarket	13.4	8.5	3.4	1.5
Corporate	3.7	0.1	2.6	1.0

Total	$149.9	$80.5	$39.4	$30.0

The Company expects to achieve annual cost savings of $125 million subsequent to completion of this restructuring program. However, the Company cannot provide any assurances that it will achieve these cost savings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Restructuring Activity and Programs
Significant restructuring activities for the year ended December 31, 2007
During 2007, the Predecessor Company reclassified certain restructuring reserves related to long-term pension arrangements from restructuring reserves to postemployment benefits. This reclassification was made as a result of the Predecessor Company’s continuous evaluation of its restructuring activities. The Predecessor Company’s evaluation determined that these amounts would be more appropriately classified as postemployment benefits.
In addition to the Restructuring 2006 program above, the Predecessor Company initiated several individual location restructuring programs. The details of activity during 2007 associated with these individual location programs are as follows:
Vehicle Safety and Protection

•
During 2007, the Predecessor Company announced the closure and relocation of its system protection facility in Exton, PA to other facilities with available capacity. The Predecessor Company recorded approximately $2.4 million of severance charges during the year and as of December 31, 2007; approximately $1.1 million is still outstanding related to this program. This restructuring is expected to be completed during 2008. Expected future cost savings associated with this activity are estimated to be approximately $4.1 million per year.

Global Aftermarket

•
The Predecessor Company commenced a restructuring of its Global Aftermarket sales and marketing functions designed to drive business growth and to improve customer focus. Through realignment of the sales force on a regional basis, the Company intends to strengthen customer relations particularly in emerging markets. Accordingly, a charge of approximately $3 million related to these activities was recorded and is outstanding as of December 31, 2007. Expected savings associated with the project are estimated to be approximately $4.3 million per year. Payments related to this program are expected to continue into 2008.

There were no significant restructuring activities during the year ended December 31, 2006 other than the Restructuring 2006 program.
Significant restructuring activities for the year ended December 31, 2005
The Predecessor Company reclassified certain restructuring reserves related to German early retirement (“ATZ”) programs from restructuring reserves to postemployment benefits during 2005. This reclassification was made in anticipation of the Emerging Issues Task Force (“EITF”) No. 05-05. This EITF recommends that certain charges related to German ATZ programs be recorded as Postemployment Benefits.
In addition to the Restructuring 2006 program above, the Predecessor Company had previously initiated several individual location restructuring programs. The details of activity during 2005 associated with these individual location programs are as follows:
Powertrain Energy

•
Severance charges of approximately $3 million were recorded relating to the previously announced closure of the Predecessor Company’s piston manufacturing facility in LaGrange, GA. Production at the facility was transferred to existing manufacturing facilities with available capacity or with lower manufacturing costs in China, Mexico and the United States. These charges are in addition to the approximately $1 million in charges recorded in 2004. During 2005, payments of $3 million were made

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

related to this project resulting in a remaining reserve of approximately $1 million as of December 31, 2005. Expected savings associated with the project are estimated to be approximately $6 million per year. Activities and associated payments related to this program were completed in 2006.

•
During 2005, the Predecessor Company announced the closure and relocation of its piston facility in Roodeport, South Africa to other facilities with available capacity. This restructuring activity was completed during the fourth quarter of 2005. Related employee severance costs of approximately $2 million were charged and paid during the year ended December 31, 2005. Accordingly, the Predecessor Company had no remaining reserves related to this activity as of December 31, 2005. Expected future cost savings associated with this activity are estimated to be approximately $2 million per year.

Powertrain Sealing & Bearings

•
The Predecessor Company’s North American engine bearing operations recorded restructuring charges of approximately $4 million related to their programs to transfer certain low volume production with high labor content to best cost geographies, specifically Mexico. Payments of approximately $3 million and $1 million were recorded during the years ended December 31, 2005 and 2006, respectively. There were no remaining reserves associated with this project as of December 31, 2006. Expected savings associated with the project are estimated to be approximately $7 million per year.

Corporate

•
The Predecessor Company recorded severance charges of approximately $3 million related to the consolidation of certain Information Systems functions. Payments of approximately $2 million were made against this reserve. Remaining reserves as of December 31, 2005 were paid during the first quarter of 2006. This restructuring activity was executed as part of a larger initiative to migrate the Predecessor Company’s legacy systems to a common global ERP platform.

5. ADJUSTMENT OF LONG-LIVED TANGIBLE ASSETS TO ESTIMATED FAIR VALUE
The Company recorded impairment charges of $36.1 million, $45.9 million, and $75.1 million for the years ended December 31, 2007, 2006 and 2005, respectively, to adjust long-lived tangible assets to their estimated fair values in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The charges by reporting segment are as follows:

	Predecessor
	Year Ended December 31
	2007	2006	2005
	(Millions of Dollars)
Powertrain Energy	$0.4	$10.7	$41.4
Powertrain Sealing & Bearings	(0.6)	27.4	5.1
Vehicle Safety and Protection	27.8	9.9	9.1
Automotive Products	4.6	1.1	19.5
Global Aftermarket	1.6	—	—
Corporate	2.3	—	—
Other	—	(3.2)	—

	$36.1	$45.9	$75.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2007 Impairments
Powertrain Sealing & Bearings:

•
The Predecessor Company recorded impairment charges of $3.3 million related to the identification of certain Powertrain Sealing & Bearings facilities where the Predecessor Company’s assessment of estimated future cash flows, when compared to the current carrying value of property, plant and equipment, indicated an impairment was necessary. In addition, the Predecessor Company’s ability to remediate an asset retirement obligation at a cost below the original estimate resulted in the reversal of the excess reserve through impairment where such reserves were originally recorded.

Vehicle Safety and Protection:

•
The Predecessor Company recorded impairment charges in the amount of $24.8 million related to one U.S. Friction location as an announced reduction in OEM purchase volumes by one of the Company’s customers resulted in a re-evaluation of the expected future cash flows of this operation as compared to the current carrying value of property, plant and equipment.

Automotive Products:

•
The Predecessor Company, during 2007, recorded impairment charges of $3.2 million related to certain Automotive Products operating locations primarily as a result of reduced volumes resulting in a revaluation of expected future cash flows of these operations as compared to the current carrying value of the plant, machinery and equipment.

2006 Impairments
Powertrain Energy:

•
The Predecessor Company, during 2006, announced the closure of its Malden, Missouri manufacturing facility. As a result of this closure, the book values associated with building and production equipment has been assessed in relation to their estimated net realizable values, and impairment charges of approximately $7.1 million were recorded.

•
The Predecessor Company recorded impairment charges of $3.1 million related to other Powertrain Energy operating locations, primarily as a result of reduced volumes resulting in a revaluation of the expected future cash flows of these operations as compared to the current carrying value of property, plant and equipment.

Powertrain Sealing & Bearings:

•
The Predecessor Company, during 2006, announced the closure of its St. Johns, Michigan manufacturing facility. As a result of this closure, the book values associated with building and production equipment has been assessed in relation to their estimated net realizable values, and impairment charges of approximately $3.4 million were recorded.

•
The Predecessor Company recorded impairment charges of $7.9 million related to the identification of an operating facility that the Predecessor Company closed as part of its ongoing restructuring efforts. In addition, the Predecessor Company recorded $16.1 million of impairment charges related to assets at certain Sealing System operating facilities where the Predecessor Company’s assessment of estimated future cash flows, when compared to the current carrying value of property, plant and equipment, indicated an impairment was necessary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Vehicle Safety and Protection:

•
The Predecessor Company recorded impairment charges in the amount of $9.1 million related to three of its Friction locations. Buildings and production equipment at these locations had previously been impaired in connection with the closure and anticipated sale of the facilities. After a revaluation of the estimated fair values at these locations, additional impairment charges were deemed appropriate as of December 31, 2006.

•
The Predecessor Company recorded other impairment charges of $0.8 million related to certain Friction operating locations, primarily as a result of reduced volumes resulting in a revaluation of the expected future cash flows of these operations as compared to the current carrying value of property, plant and equipment.

2005 Impairments
Powertrain Energy:

•
The total charge of $41.4 million during 2005 includes $31.6 million to write down property, plant and equipment related to the Company’s Powertrain Energy transmission operations in France. This operation is comprised of four facilities that manufacture transmission and gear components primarily for sale to OEM customers. These businesses were first impaired in 2004 due to manufacturing inefficiencies and difficulties in product commercialization, leading to insufficient future cash flows to support the carrying value of fixed assets at that time. Due to declines in cash flows at a rate exceeding 2004 projections, an additional impairment was required as of December 31, 2005.

•
The Predecessor Company also recorded $7.9 million in impairment charges for two camshaft operations located in the United Kingdom. The impairments reflect a revaluation of future expected cash flows primarily due to anticipated lower volumes for these facilities.

Powertrain Sealing & Bearings:

•
The Powertrain Sealing & Bearings segment recorded an impairment of $5.1 million at its Bretten, Germany location relating entirely to the building. This impairment was determined by the expected future cash flows of these facilities as compared to the carrying value of property, plant and equipment.

Vehicle Safety and Protection:

•
The Predecessor Company announced the closure of its Scottsville, KY brake lining facility, with the transfer of associated production to other facilities in Glasgow, KY; Winchester, VA; and Smithville, TN. The Scottsville facility also served as a distribution point for heavy duty blocks and linings to the Aftermarket. This activity will be transferred to the Smyrna, TN Aftermarket distribution facility. As a result of these actions, the buildings and associated production equipment have been impaired by a total of $7.9 million to their estimated realizable values.

Automotive Products:

•
The Predecessor Company recorded an impairment charge of $9.5 million for the impairment of assets in Century, Missouri, a foundry and machining brake location. This impairment is due to other than temporary declines in sales volumes and profitability at this facility.

•
The Predecessor Company recorded a charge of $6.1 million for the impairment of assets of the Upton, U.K. Aftermarket spark plug manufacturing operation. The Predecessor Company announced the closure of its Upton facility during December 2005 in an effort to reduce excess capacity and consolidate locations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. OTHER INCOME, NET
The specific components of “other income, net” are provided in the following table:

	Predecessor Company
	Year Ended December 31
	2007	2006	2005
	(Millions of Dollars)
Amortization of intangible assets	$(18.9)	$(17.7)	$(17.5)
Foreign currency exchange	8.8	4.0	(12.1)
Minority interest in consolidated subsidiaries	4.2	(0.8)	(3.2)
Royalty income	2.9	3.6	6.8
Accounts receivable discount expense	(7.9)	(4.2)	(3.7)
Gain on sale of assets	15.3	13.0	24.9
Gain (loss) on sale of businesses	8.2	3.8	(0.9)
Other	9.4	8.5	29.6

	$22.0	$10.2	$23.9

7. FINANCIAL INSTRUMENTS
Foreign Currency Risk
The Company is subject to the risk of changes in foreign currency exchange rates due to its global operations. The Company manufactures and sells its products in North America, South America, Asia, Europe and Africa. As a result, the Company’s financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which the Company manufactures and distributes its products. The Company’s operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies.
The Company generally tries to utilize natural hedges within its foreign currency activities, including the matching of revenues and costs, to minimize foreign currency risk. Where natural hedges are not in place, the Company considers managing certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. Principal currencies hedged have historically included the euro, British pound, Japanese yen and Canadian dollar. The effect of changes in the estimated fair value of these hedges and the underlying exposures are recognized in earnings each period. These hedges were highly effective and their impact on earnings was not significant during 2007, 2006 and 2005. The Company had a notional value of approximately $5 million of foreign currency hedge contracts outstanding at December 31, 2007. The Predecessor Company had no foreign currency hedge contracts outstanding at December 31, 2006.
Interest Rate Risk
In February 2008, the Company entered into a series of five year interest rate swap agreements with a total notional value of $850 million to hedge the variability of interest payments associated with its variable-rate loans under the Exit Facilities. Through these swap agreements, the Company has fixed its interest rate at an average interest rate of approximately 5.48% on the hedged principle amount of $850 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment. These interest rate swaps reduce the Company’s overall interest rate risk. However, due to the remaining outstanding borrowings on the Company’s Exit Facilities that continue to have variable interest rates, management believes that interest rate risk to the Company could be material if there are significant adverse changes in interest rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Commodity Price Risk
The Company is dependent upon the supply of certain raw materials in its production processes; these raw materials are exposed to price fluctuations on the open market. The primary purpose of the Company’s commodity price forward contract activity is to manage the volatility associated with these forecasted purchases. The Company monitors its commodity price risk exposures regularly to maximize the overall effectiveness of its commodity forward contracts. Principal raw materials hedged include natural gas, copper, nickel, lead, high-grade aluminum and aluminum alloy. Forward contracts are used to mitigate commodity price risk associated with raw materials, generally related to purchases forecast for up to fifteen months in the future.
At December 31, 2006, the Predecessor Company had 54 commodity price hedge contracts outstanding that were not designated as accounting hedge contracts, with a combined notional value of $55 million and a fair value liability of approximately $3 million. During 2006 and through March 31, 2007, the Predecessor Company recognized all changes in fair value of these hedges in current earnings, resulting in unrealized gains of approximately $10 million recorded to “other income, net” for the three months ended March 31, 2007. Effective April 1, 2007, the Predecessor Company completed the required evaluation and documentation to designate the majority of such contracts as cash flow hedges.
The Company had 211 commodity price hedge contracts outstanding with a combined notional value of $139 million at December 31, 2007 that were designated as hedging instruments for accounting purposes. As such, unrealized net losses of $9 million were recorded to other comprehensive income as of December 31, 2007. Hedge ineffectiveness of less than $1 million, determined using the hypothetical derivative methodology, was recorded within “other income, net” for the year-ended December 31, 2007. As a result of fresh-start reporting, the cumulative net losses previously recorded to accumulated other comprehensive income (loss) have been eliminated from equity and will not impact future periods.
Other
For derivatives designated either as fair value or cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness. Hedge ineffectiveness, determined in accordance with SFAS No. 133, did not have a material effect on operations for 2007 or 2005. No fair value hedges or cash flow hedges were re-designated or discontinued during 2007, 2006 or 2005. Derivative gains and losses included in other comprehensive income for the effective hedges were reclassified into operations at the time forecasted transactions are recognized. Such amounts were not material in 2007 or 2005.
Concentrations of Credit Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of accounts receivable and cash investments. The Company’s customer base includes virtually every significant global automotive manufacturer and a large number of distributors and installers of automotive aftermarket parts. The Company’s credit evaluation process, reasonably short collection terms and the geographical dispersion of sales transactions help to mitigate credit risk concentration. The Company requires placement of cash in financial institutions evaluated as highly creditworthy.
Fair Value Measurements
In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and enhances disclosure about fair value measurements. SFAS 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007. Where

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the measurement objective specifically requires the use of “fair value”, the Company has adopted the provisions of SFAS 157 related to financial assets and financial liabilities as of December 31, 2007 in connection with its fresh-start reporting.
SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;

Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in SFAS 157:

a.	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

b.	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost)

c.	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).
The Company remeasured its financial assets and financial liabilities as of December 31, 2007 as required by SOP 90-7 using the guidance for measurement found in SFAS 141. The gains and losses related to these fair value adjustments were recorded within the statement of operations of the Predecessor Company. Financial assets and liabilities remeasured at fair value in conjunction with fresh-start reporting are set forth in the table below.

	Frequency	Asset / (Liability)	Level 1	Level 2	Level 3	Valuation Technique
		(In millions of dollars)
Derivative financial instruments	Recurring	$(10.7)	$—	$(10.7)	$—	C
Equity method investments	Non-recurring	323.6	—	—	323.6	C
Long term debt	Non-recurring	(2,517.6)	—	(2,517.6)	—	A
8. INVENTORY
Prior to emerging from bankruptcy, the Predecessor Company valued inventory on a LIFO basis for specific U.S. subsidiaries based upon the use of such valuation methodology at the time those subsidiaries were acquired. Upon emergence from Bankruptcy, the Successor Company adopted the FIFO inventory valuation methodology as its accounting policy for all inventory. As a result, the Predecessor Company LIFO reserves have been eliminated through fresh-start reporting.
The Predecessor Company cost determined by the last-in, first-out (“LIFO”) method was used for 40% and 45% of the inventory at December 31, 2007 and 2006, respectively. The remaining inventories were recorded using the first-in, first-out (“FIFO”) method. If all inventories had been valued at current cost, amounts reported, prior

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to fresh-start reporting, would have been increased by $76.8 million and $78.5 million as of December 31, 2007 and 2006, respectively. The carrying value of inventories has also been reduced for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage.
Inventory quantity reductions resulting in liquidations of certain LIFO inventory layers decreased the Predecessor Company’s net loss by $1.7 million in 2007.
In connection with fresh-start reporting, inventory balances as of December 31, 2007 were increased by approximately $68 million in accordance with SFAS No. 141 using the following valuation methodology:

1)	finished goods have been valued at estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the Successor Company;

2)	work in process has been valued at the estimated selling prices of finished goods less the sum of (a) costs to complete, (b) costs of disposal and (c) a reasonable profit allowance for the completing and selling effort of the Successor Company; and

3)	raw materials have been valued at current replacement cost.
After consideration of the December 31, 2007 fresh-start reporting adjustment above, inventories consisted of the following:

	Successor	Predecessor
	December 31
	2007	2006
	(Millions of Dollars)
Raw materials	$202.2	$170.4
Work-in-process	180.9	164.0
Finished products	691.2	624.5

	1,074.3	958.9
Valuation reserves	—	(66.3)

	$1,074.3	$892.6

As a result of fresh-start reporting, the Successor Company’s gross margin on the subsequent sale of inventory on hand at December 31, 2007 will be significantly reduced. Given the Company’s historical inventory turnover rates, the Company expects the $68 million adjustment to negatively impact its gross margin most significantly during the first quarter of 2008, with additional impacts during the remainder of 2008.
9. PROPERTY, PLANT AND EQUIPMENT
Upon the adoption of fresh-start reporting, property, plant and equipment carrying values were stated at current replacement cost as of December 31, 2007, unless the expected future use of the assets indicated a lower value as appropriate. In addition, accumulated depreciation was reset to zero. The values assigned to the property, plant and equipment upon the adoption of fresh-start reporting are preliminary and represent the Company’s best estimates of replacement costs based upon valuations considering both internal and external factors. Depreciation expense for the years ended December 31, 2007, 2006 and 2005, was $319.1 million, $295.9 million and $310.8 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, plant and equipment consisted of the following:

		Successor		Predecessor
	Useful Life	December 31 2007	Useful Life	December 31 2006
		(In millions)		(In millions)
Land	—	$304.2	—	$132.0
Buildings and building improvements	24 - 40 years	362.3	24 - 40 years	556.6
Machinery and equipment	2 - 12 years	1,395.3	3 - 12 years	3,238.1

		2,061.8		3,926.7
Accumulated depreciation		—		(1,848.1)

		$2,061.8		$2,078.6

The Company leases property and equipment used in their operations. Future minimum payments under noncancelable operating leases with initial or remaining terms of more than one year are as follows (in millions of dollars):

2008	$37.8
2009	30.5
2010	26.9
2011	17.1
2012	14.1
Thereafter	38.3

$164.7

Total rental expense for continuing operations under operating leases for the years ended December 31, 2007, 2006 and 2005 was $54.1 million, $52.5 million and $48.3 million, respectively, exclusive of property taxes, insurance and other occupancy costs generally payable by the Company.
10.    GOODWILL AND OTHER INTANGIBLE ASSETS
At December 31, 2007 and 2006, goodwill and other intangible assets consist of the following:

	Successor Company			Predecessor Company
	December 31, 2007			December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Millions of Dollars)
Definite-lived Intangible Assets
Developed technology	$140.0	$—	$140.0	$375.2	$(142.5)	$232.7
Customer relationships	170.0	—	170.0	—	—	—
Other	—	—	—	56.4	(34.8)	21.6

	$310.0	$—	$310.0	$431.6	$(177.3)	$254.3

Goodwill and Indefinite-lived Intangible Assets
Goodwill			$1,544.0			$1,036.2
Trademarks and brand names			308.0			169.1

			$1,852.0			$1,205.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Predecessor Company
The Predecessor Company evaluated its recorded goodwill for impairment annually as of October 1 and in accordance with SFAS No. 142, Accounting for Goodwill and Other Intangible Assets. As a result of its annual assessment, the Predecessor Company recorded impairment charges of $25.2 million and $46.4 million for the years ended December 31, 2007 and 2005, respectively. There were no impairment charges recorded for intangible assets during 2006. The recorded impairment charges by reporting segment are as follows:

	Predecessor Company
	Year Ended December 31
	2007	2006	2005
	(Millions of Dollars)
Powertrain Energy	$25.2	$—	$—
Powertrain Sealing & Bearings	—	—	46.4
Vehicle Safety and Protection	—	—	—
Automotive Products	—	—	—
Global Aftermarket	—	—	—

	$25.2	$—	$46.4

The Predecessor Company’s 2007 impairment charge in the Global Pistons operating unit of the Powertrain Energy Reporting Segment was required to adjust the carrying value of goodwill to estimated fair value for the period ended December 31, 2007. The estimated fair value of the operating unit was determined based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved. The 2007 impairment charge is primarily attributable to significant increases in forecasted future capital expenditures to keep pace with current technological product requirements, without a corresponding increase in product profitability.
The Predecessor Company’s 2005 impairment charge in the Global Bearings operating unit of the Powertrain Sealing and Bearings segment was required to adjust the carrying value of goodwill to estimated fair value for the period ended December 31, 2005. The estimated fair value of the operating unit was determined based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved. The 2005 impairment charge was attributable to price reduction pressure, high steel prices and an asset intensive operation.
Successor Company
As a result of applying fresh-start reporting, the Company adjusted the net carrying amount of goodwill as of December 31, 2007 to record the elimination of $1,037.3 million of the Predecessor’s goodwill and the establishment of $1,544.0 million of the Successor’s goodwill. The values assigned to identified intangible assets and goodwill are preliminary as the Company has not yet completed its valuation and allocation processes. The Company expects to complete the valuation and allocation process within the upcoming months. The preliminary amount recorded as goodwill represents the excess of reorganization value over amounts attributable to specific tangible and intangible assets, including developed technology and customer relationships.
The Company has preliminarily assigned $140.0 million to technology, including value for patented and unpatented proprietary know-how and expertise as embodied in the processes, specifications and testing of products. The value assigned is based on the relief-from-royalty method which applies a fair royalty rate for the technology group to forecasted revenue. Royalty rates were determined based on discussions with management

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and a review of royalty data for similar or comparable technologies. The preliminary amortization periods of between 8 and 14 years are based on the expected useful lives of the products or product families for which the technology relate.
The Company has preliminarily assigned $170.0 million to its OE customer relationships based on the propensity of these customers to continue to generate predictable future recurring revenue and income. The value was based on the present value of the future earnings attributable to the intangible assets after recognition of required returns to other contributory assets. The preliminary amortization periods of between 1 and 8 years are based on the expected cash flows and historical attrition rates.
Aftermarket products are sold to a wide range of wholesalers, retailers and installers as replacement parts for vehicles in current production and for older vehicles. For its aftermarket customers, the Company generally establishes product line arrangements that encompass all products offered within a particular product line. These are typically open-ended arrangements that are subject to termination by either the Company or the customer at any time. The generation of repeat business from any one aftermarket customer depends upon numerous factors, including but not limited to the speed and accuracy of order fulfillment, the availability of a full range of product, brand recognition, and market responsive pricing adjustments. Predictable recurring revenue is generally not heavily based upon prior relationship experience. As such, the identification of revenue streams attributable to customer relationships is more difficult. As a result, the Company has not yet determined the value, if any, to be assigned to its aftermarket customer relationships. The Company expects to complete this evaluation process within the upcoming months.
The preliminary values assigned to identifiable intangible assets upon the adoption of fresh-start reporting represent the Company’s best estimates of fair value based upon internal and external valuations. If these values were to be considered final, the Company’s ongoing amortization expense for its definite-lived intangible assets for each of the upcoming years would be as follows (in millions of dollars):

2008	$64.2
2009	36.2
2010	36.2
2011	30.5
2012	30.5
Thereafter	112.4

$310.0

The Company evaluated the criteria defined by the American Institute of Certified Public Accountants practice aid entitled Assets Acquired in a Business Combination to be Used in Research and Development Activities. The criterion included control, economic benefit, measurability, no alternative future use and substance. As a result of this evaluation, the Company concluded that there were no significant research and development activities to which value should be assigned in connection with fresh-start reporting.
The Company has identified several trade names which are considered valuable intangible assets because of their potential to generate sales and income. As part of fresh start reporting, value was assigned to each trade name based on its earnings potential or relief from costs associated with licensing the trade names. As the Company expects to continue using each trade name indefinitely with respect to the related product lines, the trade names have been assigned an indefinite life and will be tested annually for impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.    INVESTMENTS IN NON-CONSOLIDATED AFFILIATES
The Company maintains investments in 18 non-consolidated affiliates, which are located in Italy, Germany, the United Kingdom, Turkey, China, Korea, India, Japan, and the United States. The Company’s direct ownership in such affiliates ranges from approximately 1% to 50%. The aggregate investment in these affiliates approximates $324 million and $187 million at December 31, 2007 and 2006, respectively, and is included in the consolidated balance sheets as “other noncurrent assets.” Upon the adoption of fresh-start reporting, the Company’s investments in non-consolidated affiliates were adjusted to estimated fair value, resulting in an increase to the recorded investments of approximately $148 million. These estimated fair values were determined based upon internal and external valuations considered various relevant market rates and transactions, and discounted cash flow valuation methods, among other factors, as further described in Note 3 above.
The Predecessor Company’s equity in the earnings of non-consolidated affiliates amounted to approximately $38 million, $33 million and $38 million for the years ended December 31, 2007, 2006 and 2005, respectively. During 2007 these entities generated sales of approximately $702 million, net income of approximately $86 million and at December 31, 2007 had total net assets of approximately $383 million. Dividends received from non-consolidated affiliates by the Predecessor Company for the periods ended December 31, 2007, 2006 and 2005 were $56 million, $16 million and $22 million, respectively. The Company does not hold a controlling interest in an entity based on exposure to economic risks and potential rewards (variable interests) for which it is the primary beneficiary. Further, the Company’s joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities.
The Company holds a 50% non-controlling interest in a joint venture located in Turkey. This joint venture was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners, to original equipment and aftermarket customers. Pursuant to the joint venture agreement, the Company’s partner holds an option to put its shares to a subsidiary of the Company at the higher of the current fair value or at a guaranteed minimum amount. The term of the contingent guarantee is indefinite, consistent with the terms of the joint venture agreement. However, the contingent guarantee would not survive termination of the joint venture agreement.
The guaranteed minimum amount represents a contingent guarantee of the initial investment of the joint venture partner and can be exercised at the discretion of the partner. As of December 31, 2007, the total amount of the contingent guarantee, were all triggering events to occur, approximated $58 million. Management believes that this contingent guarantee is substantially less than the estimated current fair value of the guarantees’ interest in the affiliate. As such, the contingent guarantee does not give rise to a contingent liability and, as a result, no amount is recorded for this guarantee. If this put option were exercised, the consideration paid and net assets acquired would be accounted for in accordance with SFAS No. 141, Business Combinations.
If this put option were exercised at its estimated current fair value, such exercise could have a material effect on the Company’s liquidity. Any value in excess of the guaranteed minimum amount of the put option would be the subject of negotiation between the Company and its joint venture partner.
In accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, the Company has determined that its investments in Chinese joint venture arrangements are considered to be “limited-lived” as such entities have specified durations ranging from 30 to 50 years pursuant to regional statutory regulations. In general, these arrangements call for extension, renewal or liquidation at the discretion of the parties to the arrangement at the end of the contractual agreement. Accordingly, a reasonable assessment cannot be made as to the impact of such arrangements on the future liquidity position of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. ACCRUED LIABILITIES
Accrued liabilities consisted of the following:

	Successor	Predecessor
	December 31
	2007	2006
	(Millions of Dollars)
Accrued compensation	$224.4	$215.1
Accrued rebates	93.6	82.1
Accrued income taxes	48.5	5.1
Accrued Chapter 11 and U.K. Administration expenses	35.3	29.3
Accrued professional services	22.8	17.7
Non-income tax payable	21.2	7.9
Accrued product returns	20.0	20.4
Restructuring reserves	19.1	40.1
Accrued warranty	11.1	17.3

Total current accrued liabilities	$496.0	$435.0

13. DEBT
In connection with the consummation of the Plan, on the Effective Date, the Company entered into a Tranche A Term Loan Agreement (the “Tranche A Facility Agreement”). The Tranche A Facility Agreement provided for a $1,334.6 million term loan issued on the Effective Date to satisfy in part the obligations owed under the Prepetition Credit Agreement and certain other prepetition surety-related obligations. On December 27, 2007, the Company notified the administrative agent under the Tranche A Facility Agreement of the Company’s intent to repay the Tranche A term loan during January 2008. On January 3, 2008, the Tranche A term loan was repaid in full. As such, the Company believes that significant terms of the Tranche A Facility Agreement, including interest rates and maturity dates, are not meaningful to investors or shareholders as the Tranche A term loan was repaid in full prior to the issuance of this annual report.
On the Effective Date, the Company, as the issuer, entered into an Indenture (the “Indenture”) relating to the issuance of approximately $305 million in senior subordinated third priority payment-in-kind notes (the “PIK Notes”, referred to together with the Tranche A Facility Agreement as the “Repaid Instruments”). The PIK Notes were issued in order to satisfy in part the obligations under the Prepetition Credit Agreement and certain other prepetition surety-related obligations. On December 28, 2007, the Company gave its notice of intent to redeem the PIK Notes, in full, during January 2008 at a price equal to their redemption price. On January 3, 2008, the PIK Notes were redeemed in full. As such, the Company believes that significant terms of the Indenture and the PIK Notes, including interest rates and maturity dates, are not meaningful to investors or shareholders as the PIK Notes were repaid in full prior to the issuance of this annual report.
Also on the Effective Date, the Company entered into a Term Loan and Revolving Credit Agreement (the “Exit Facilities”) with Citicorp U.S.A. Inc. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and certain lenders. The Exit Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan. The Company borrowed $878 million under the term loan facility on the Effective Date and the remaining $2,082 million of term loans, which were available for up to sixty days after the Effective Date, have been fully drawn as described below. As of the Effective Date, existing letters of credit under the Predecessor Company’s debtor-in-possession (“DIP”) credit agreement of approximately $34.3 million, and existing letters of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

credit issued under the Prepetition Credit Facility of approximately $39.4 million, were rolled over as letters of credit under the Exit Facilities.
The obligations under the revolving credit facility shall mature six years after the Effective Date and shall bear interest for the first six months at LIBOR plus 1.75% or at the alternate base rate (“ABR”, defined as the greater of Citibank, N.A.’s announced prime rate or 0.50% over the Federal Funds Rate) plus 0.75%, and thereafter shall be adjusted in accordance with a pricing grid based on availability under the revolving credit facility. Interest rates on the pricing grid range from LIBOR plus 1.50% to LIBOR plus 2.00% and ABR plus 0.50% to ABR plus 1.00%. The tranche B term loans shall mature seven years after the Effective Date and the tranche C term loans shall mature eight years after the Effective Date; provided, however, that in each case, such maturity may be shortened to six years after the Effective Date under certain circumstances. In addition, the tranche C term loans are subject to a pre-payment premium, should the Company choose to prepay the loans prior to December 27, 2011 or the fourth anniversary of the Effective Date. All Exit Facilities term loans shall bear interest at LIBOR plus 1.9375% or at the alternate base rate (as previously defined) plus 0.9375% at the Company’s election. To the extent that interest rates change by 25 basis points, the Company’s annual interest expense would show a corresponding change of approximately $5 million.
On January 3, 2008, the Company drew an additional $2,082 million under its Exit Facilities, of which $1,642 was used by the Company to repay the Repaid Instruments and interest thereon, both as discussed above. Given that the Company intended to finance the Repaid Instruments on a long-term basis, commitments for such long-term financing existed as of December 31, 2007 and that such intent was achieved with the refinancing of the Repaid Instruments with long-term borrowings under the Exit Facilities, each of the Repaid Instruments were classified as long-term in the Company’s balance sheet as of December 31, 2007.
In February 2008, the Company entered into a series of five year interest rate swap agreements with a total notional value of $850 million to hedge the variability of interest payments associated with its variable-rate Exit Facilities. Through these swap agreements, the Company has fixed its interest rate at an average interest rate of approximately 5.48% on the hedged principle amount of $850 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment.
The Exit Facilities were initially negotiated by the Predecessor Company and certain of the Plan Proponents, reaching agreement on the majority of significant terms of the Exit Facilities in early 2007. Between the time the terms were agreed in early 2007 and the Effective Date, interest rates charged on similar debt instruments for companies with similar debt ratings and capitalization levels rose to higher levels. As such, when applying the provisions of fresh-start reporting, the Company has estimated a fair value adjustment of $163 million for the available borrowings under the Exit Facilities. This estimated fair value has been recorded within the fresh-start reporting adjustments, and will be amortized as interest expense over the terms of each of the underlying components of the Exit Facilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Debt not subject to compromise under the Plan consisted of the following:

	Successor	Predecessor
	December 31
	2007	2006
	(Millions of Dollars)
Exit Facilities:
Revolver	$151.0	$—
Tranche C term loan	878.0	—
Tranche A term loan	1,334.6	—
Senior subordinated third priority secured notes	305.2	—
Debtor-in-possession credit facility	—	371.1
Debt discount	(163.0)	—
Other debt, primarily foreign instruments	129.6	137.7

	2,635.4	508.8
Less: short-term debt, including current maturities of long-term debt	(117.8)	(482.1)

Total long-term debt	$2,517.6	$26.7

The obligations of the Company under the Exit Facilities are guaranteed by substantially all of the domestic subsidiaries and certain foreign subsidiaries of the Company, and are secured by substantially all personal property and certain real property of the Company and such guarantors, subject to certain limitations. The liens granted to secure these obligations and certain cash management and hedging obligations have first priority.
The Exit Facilities contain some affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on i) investments; ii) certain acquisitions, mergers or consolidations; iii) sale and leaseback transactions; iv) certain transactions with affiliates and v) dividends and other payments in respect of capital stock.
The total commitment and amounts outstanding on the revolving credit facility and the Predecessor Company’s amended debtor-in-possession credit facility are as follows:

	Successor	Predecessor
	December 31
	2007	2006
	(Millions of Dollars)
Contractual commitment:
Revolving credit facility	$540.0	$500.0
Debtor in possession term loan facility	—	275.0

Current Contractual commitment	$540.0	$775.0

Outstanding:
Revolving credit facility	$151.0	$96.1
Debtor in possession term loan facility	—	275.0
Letters of credit	73.7	24.5

Total outstanding	$224.7	$395.6

Borrowing Base on Revolving credit facility
Current borrowings	151.0	96.1
Letters of credit	73.7	24.5
Available to borrow	315.3	353.6

Total borrowing base	$540.0	$474.2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the Exit Facilities, the Company had $73.7 million of letters of credit outstanding at December 31, 2007. The Predecessor Company had $75.5 million of letters of credit outstanding under its DIP credit facility, and pre-petition credit facility as of December 31, 2006. To the extent letters of credit associated with the Exit Facilities are issued, there is a corresponding decrease in borrowings available under the revolving credit facility.
The Company has the following contractual debt obligations outstanding at December 31, 2007:

Maturities of Long-Term Borrowings	Debt
(Millions of Dollars)
2008	$8.8
2009	11.9
2010	11.3
2011	19.0
2012	8.9
Thereafter	2,629.5

Total	$2,689.4

The weighted average interest rate for short-term debt was approximately 7.9% and 7.4% as of December 31, 2007 and 2006, respectively. Interest paid in 2007, 2006 and 2005 was $216.5 million, $246.5 million and $155.4 million, respectively.
14.    PENSIONS AND OTHER POSTEMPLOYMENT BENEFITS
The Company sponsors several defined benefit pension plans (“Pension Benefits”) and health care and life insurance benefits (“Other Benefits”) for certain employees and retirees around the world. The Company funds the Pension Benefits based on the funding requirements of federal and international laws and regulations in advance of benefit payments and the Other Benefits as benefits are provided to participating employees.
In connection with the Company’s emergence from Chapter 11, unrecognized gains and losses included in accumulated other comprehensive loss as of December 31 for the Predecessor Company and the Successor Company are as follows:

	Predecessor Company
	Pension Benefits
	United States		International		Other Benefits
	2007	2006	2007	2006	2007	2006
	(Millions of Dollars)
Net actuarial loss	$127.8	$162.9	$14.1	$34.0	$221.3	$230.9
Prior service cost (credit)	29.7	36.1	0.5	0.4	(110.2)	(36.9)

Total Predecessor Company	157.5	$199.0	14.6	$34.4	111.1	$194.0

Fresh-start reporting adjustments	(157.5)		(14.6)		(111.1)

Total Successor Company	$—		$—		$—

Accordingly, the net periodic benefit cost for the year ending December 31, 2008 will not contain amortization related to the net actuarial loss and prior service cost and credit formerly included in the accumulated other comprehensive loss of the Predecessor Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

U.K. Pension Plans
As of December 31, 2006, the Predecessor Company recorded a settlement charge equal to $500.4 million in the Consolidated Statements of Operations. This charge relates to the obligations of its two U.K. pension plans and settled as per the terms set forth in the company voluntary arrangements (“CVAs”), which became effective October 11, 2006. Accordingly, all amounts associated with the U.K. pension plans were removed from the Predecessor Company’s balance sheet in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.
The measurement date for all defined benefit plans is December 31. The year end status of the plans is as follows:

	Predecessor Company
	Pension Benefits
	United States Plans		International Plans		Other Benefits
	2007	2006	2007	2006	2007	2006
	(Millions of Dollars)
Change in benefit obligation:
Benefit obligation at beginning of year	$1,043.8	$1,032.6	$316.2	$3,193.0	$610.4	$579.0
Service cost	25.6	27.3	7.1	7.5	2.2	2.0
Interest cost	60.0	58.0	16.3	123.7	31.5	32.9
Employee contributions	—	—	0.1	0.2	2.0	1.4
Benefits paid	(71.4)	(72.1)	(21.4)	(122.4)	(51.7)	(48.9)
Medicare subsidies received	—	—	—	—	4.6	3.5
Curtailment	(11.1)	—	(1.4)	(5.1)	—	—
Settlements	—	(0.1)	(8.9)	(3,084.0)	—	—
Plan amendments	—	1.7	—	—	(85.7)	—
Actuarial losses (gains) and changes in actuarial assumptions	(41.1)	(3.6)	(32.7)	(78.4)	6.4	44.1
Net transfer in	—	—	38.1	—	—	—
Currency translation adjustment	—	—	34.9	281.7	3.1	(3.6)

Benefit obligation at end of year, Predecessor		$1,043.8		$316.2		$610.4

Benefit obligation at end of year, Successor	$1,005.8		$348.3		$522.8

Change in plan assets:
Fair value of plan assets at beginning of year	$839.8	$726.7	$20.2	$1,835.1	$—	$—
Actual return on plan assets	48.3	104.9	2.7	22.5	—	—
Company contributions	90.4	80.3	21.7	525.9	45.1	44.0
Benefits paid	(71.4)	(72.1)	(21.4)	(122.4)	(51.7)	(48.9)
Medicare subsidies received	—	—	—	—	4.6	3.5
Plan curtailments	—	—	—	(2.1)	—	—
Plan settlements	—	—	(7.7)	(2,396.4)	—	—
Employee contributions	—	—	0.1	0.2	2.0	1.4
Net transfer in	—	—	24.1	—	—	—
Currency translation adjustment	—	—	2.5	157.4	—	—

Fair value of plan assets at end of year, Predecessor		$839.8		$20.2		$—

Fair value of plan assets at end of year, Successor	$907.1		$42.2		$—

Funded status of the plan	$(98.7)	$(204.0)	$(306.1)	$(296.0)	$(522.8)	$(610.4)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Pension Benefits
	United States Plans		International Plans		Other Benefits
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	2007	2006	2007	2006	2007	2006
	(Millions of Dollars)
Amounts recognized in the consolidated balance sheets:
Noncurrent assets	$—	$—	$3.0	$2.5	$—	$—
Current liabilities	(2.8)	(3.3)	(15.6)	(15.3)	(42.7)	(49.3)
Noncurrent liabilities	(95.9)	(200.7)	(293.5)	(283.2)	(480.1)	(561.1)

Net amount recognized	$(98.7)	$(204.0)	$(306.1)	$(296.0)	$(522.8)	$(610.4)

Information for defined benefit plans with projected benefit obligations in excess of plan assets:

	Pension Benefits
	United States Plans		International Plans		Other Benefits
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	2007	2006	2007	2006	2007	2006
	(Millions of Dollars)
Projected benefit obligation	$1,005.8	$1,043.8	$342.2	$314.7	$522.8	$610.4
Fair value of plan assets	907.1	839.8	33.2	16.2	—	—
Information for pension plans with accumulated benefit obligations in excess of plan assets:

	Pension Benefits
	United States Plans		International Plans
	Successor	Predecessor	Successor	Predecessor
	2007	2006	2007	2006
	(Millions of Dollars)
Projected benefit obligation	$1,005.8	$1,043.8	$311.0	$301.7
Accumulated benefit obligation	995.7	1,027.6	302.4	293.6
Fair value of plan assets	907.1	839.8	8.4	4.8
The accumulated benefit obligation for all pension plans is $1,326.2 million and $1,331.8 million for the years ended December 31, 2007 and 2006 respectively.
Components of net periodic benefit cost for the years ended December 31:

	Predecessor Company
	Pension Benefits
	United States Plans			International Plans			Other Benefits
	2007	2006	2005	2007	2006	2005	2007	2006	2005
	(Millions of Dollars)
Service cost	$25.6	$27.3	$27.6	$7.1	$7.5	$8.1	$2.2	$2.0	$2.0
Interest cost	60.0	58.0	57.0	16.3	123.7	162.3	31.5	32.9	31.4
Expected return on plan assets	(72.3)	(62.2)	(58.3)	(2.3)	(94.8)	(120.7)	—	—	—
Amortization of actuarial losses	18.0	27.3	25.4	2.6	90.6	103.9	19.0	15.0	9.5
Amortization of prior service cost (credit)	6.5	6.3	7.5	0.1	—	—	(12.3)	(4.1)	(4.1)
Settlement loss – U.K. plans	—	—	—	—	500.4	—	—	—	—
Settlement and curtailment (gain)/loss	—	0.5	2.0	(1.5)	(1.0)	(0.2)	—	—	—

Net periodic cost	$37.8	$57.2	$61.2	$22.3	$626.4	$153.4	$40.4	$45.8	$38.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Weighted-average assumptions used to determine the benefit obligation as of December 31:

	Pension Benefits
	United States Plans		International Plans		Other Benefits
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	2007	2006	2007	2006	2007	2006
Discount rate	6.25%	5.85%	5.50-8.25%	4.50-8.00%	6.20%	5.85%
Expected return on plan assets	8.50%	8.50%	4.00-10.00%	4.50-8.75%	—	—
Rate of compensation increase	3.70%	3.70%	2.00-7.00%	2.00-4.50%	—	—
Weighted-average assumptions used to net periodic benefit cost for the years ended December 31:

	Predecessor Company
	Pension Benefits
	United States Plans		International Plans		Other Benefits
	2007	2006	2007	2006	2007	2006
Discount rate	5.85%	5.63%	4.50-8.00%	4.00-4.75%	5.85%	5.63%
Expected return on plan assets	8.50%	8.50%	4.50-8.75%	4.75-6.50%	—	—
Rate of compensation increase	3.70%	4.10%	2.00-3.80%	2.00-3.80%	—	—
The Company evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans based upon the yield of high quality, fixed-income debt instruments.
The Company’s expected return on plan assets is evaluated annually based upon a detailed study which includes a review of anticipated future long-term performance of individual asset classes, and consideration of the appropriate asset allocation strategy to provide for the timing and amount of benefits included in the projected benefit obligation. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.
The assumed health care cost trend rate used to measure next year’s postretirement healthcare benefits is as follows:

	Successor	Predecessor
	Other Benefits
	2007	2006
Health care cost trend rate	8.25%	9.5%
Ultimate health care trend rate	5.0%	5.0%
Year ultimate health care trend rate reached	2013	2012
The assumed health care trend rate has a significant impact on the amounts reported for Other Benefits plans. The following table illustrates the sensitivity to a change in the assumed health care trend rate:

	Total Service and Interest Cost	APBO
	(Millions of Dollars)
100 basis point (bp) increase in health care trend rate	$1.8	$27.6
100 bp decrease in health care trend rate	(1.6)	(25.1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the sensitivity to a change in certain assumptions for Pension Benefits Obligations (“PBO”), Other Benefits and other comprehensive loss (“OCL”). The changes in these assumptions have no impact on the Company’s 2008 funding requirements.

	Pension Benefits
	United States Plans			International Plans			Other Benefits
	Change in 2008 pension expense	Change in PBO	Change in accumulated OCL	Change in 2008 pension expense	Change in PBO	Change in accumulated OCL	Change in 2008 expense	Change in PBO
	(Millions of dollars)
25 bp decrease in discount rate	$(0.4)	$23.6	$(23.6)	$0.1	$9.0	$(9.0)	$(0.4)	$11.7
25 bp increase in discount rate	0.3	(23.0)	23.0	(0.1)	(8.8)	8.8	0.4	(11.7)
25 bp decrease in rate of return on assets	2.2	—	—	0.1	—	—	—	—
25 bp increase in rate of return on assets	(2.2)	—	—	(0.1)	—	—	—	—
The Company’s and the Predecessor Company’s pension plan weighted-average asset allocations at the measurement dates of December 31, 2007, and 2006, by asset category are as follows:

	United States Plan Assets December 31			International Plan Assets December 31
	Successor	Predecessor	Successor	Successor	Predecessor	Successor
	Actual		Target	Actual		Target
	2007	2006	2008	2007	2006	2008
Asset Category
Equity securities	75%	75%	75%	6%	9%	8%
Debt securities	25%	25%	25%	13%	53%	43%
Insurance contracts	—	—	—	81%	38%	49%

	100%	100%	100%	100%	100%	100%

The Company invests in a diversified portfolio consisting of an array of asset classes that attempts to maximize returns while minimizing volatility. These asset classes include global and domestic equities, and global high quality and high yield fixed income investments. The Company expects to contribute approximately $24.5 million to its pension plans in 2008.
The following table summarizes benefit payments, which reflect expected future service, as appropriate, expected to be paid:

	Successor Company
	Pension Benefits		Other Benefits
	United States	International
	(Millions of Dollars)
2008	$73.4	$20.8	$42.6
2009	78.8	22.0	44.0
2010	78.1	22.6	44.9
2011	83.4	22.8	45.6
2012	81.6	24.0	44.8
Years 2013 - 2017	455.2	132.7	212.2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company also maintains certain defined contribution pension plans for eligible employees. The total expense attributable to the Predecessor Company’s defined contribution savings plan was $25.1 million, $25.5 million and $26.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.
The amounts contributed to defined contribution pension plans include contributions to U.S. multi-employer pension plans of $0.7 million, $1.0 million, and $1.0 million for the years ended December 31, 2007, 2006, and 2005, respectively.
During 2005, the majority of eligible employees in the U.K. began participating in a defined contribution plan. The Company generally contributes double the employee’s contribution rate up to a maximum of 6% plus an additional service related contribution up to an incremental 3%.
Other Postemployment Benefits
The Company accounts for benefits to former or inactive employees paid after employment but before retirement pursuant to SFAS No. 112, Employers’ Accounting for Postemployment Benefits. The liabilities for such U.S. and European postemployment benefits for the years ended December 31, 2007 and 2006 were $39.1 million and $33.7 million respectively.
15. INCOME TAXES
Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
The components of income (loss) from continuing operations before income taxes consisted of the following:

	Predecessor Company
	Year Ended December 31
	2007	2006	2005
	(Millions of Dollars)
Domestic	$1,490.3	$(200.1)	$176.8
International	253.8	(413.5)	(379.5)

Total	$1,744.1	$(613.6)	$(202.7)

Significant components of the benefit (expense) for income taxes are as follows:

	Predecessor Company
	Year Ended December 31
	2007	2006	2005
	(Millions of Dollars)
Current:
Federal	$(4.9)	$49.7	$0.2
State and local	(4.4)	(1.0)	(1.4)
International	(75.1)	4.2	(116.3)

Total current	(84.4)	52.9	(117.5)
Deferred:
Federal	(274.6)	—	—
International	27.2	11.1	(14.0)

Total deferred	(247.4)	11.1	(14.0)

	$(331.8)	$64.0	$131.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The reconciliation of income taxes computed at the United States federal statutory tax rate to income tax benefit (expense) is:

	Predecessor Company
	Year Ended December 31
	2007	2006	2005
	(Millions of Dollars)
Income taxes at United States statutory rate	$(610.4)	$214.8	$70.9
Tax effect from:
Gain on settlement of liabilities subject to compromise	(8.4)	—	—
Fresh start reporting adjustments	334.7	—	—
State income taxes	(4.4)	(1.0)	(1.4)
Foreign operations	(197.6)	(71.3)	(15.0)
Goodwill impairment	(8.7)	—	(11.3)
Favorable audit settlements and tax refunds	9.4	98.0	3.7
Net tax benefit of intercompany loan write-offs	—	533.7	—
Asbestos trust deduction	65.1	—	—
Valuation allowances	100.1	(705.8)	(138.0)
Non-deductible interest, fees and other	(11.6)	(4.4)	(40.4)

Income tax benefit (expense)	$(331.8)	$64.0	$(131.5)

The following table summarizes the Company’s total benefit (provision) for income taxes by component:

	Predecessor Company
	Year Ended December 31
	2007	2006	2005
	(Millions of Dollars)
Income tax benefit (expense)	$(331.8)	$64.0	$(131.5)
Adjustments to goodwill	80.5	—	39.6
Allocated to equity:
Foreign currency translation	7.8	(18.2)	(10.0)
Postemployment benefits	(58.5)	(352.8)	13.8
Valuation allowances	30.5	339.4	(4.9)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	Successor Company	Predecessor Company
	December 31
	2007	2006
	(Millions of Dollars)
Deferred tax assets
Asbestos liability	$—	$551.2
Tax credits	39.4	84.8
Postemployment benefits, including pensions	349.2	464.9
Net operating loss carryforwards	356.2	1,121.8
Reorganization costs and other temporary differences	135.8	28.0

Total deferred tax assets	880.6	2,250.7
Valuation allowances for deferred tax assets	(483.9)	(1,607.6)

Net deferred tax assets	396.7	643.1
Deferred tax liabilities
Fixed assets	(114.0)	(168.0)
Intangible assets	(169.3)	(139.9)
Asbestos insurance	—	(281.4)
Deferred gains	—	(104.9)
Investment in U.S. subsidiaries	(283.8)	—

Total deferred tax liabilities	(567.1)	(694.2)

	$(170.4)	$(51.1)

Deferred tax assets and liabilities are recorded in the consolidated balance sheets as follows:

	Successor Company	Predecessor Company
	December 31
	2007	2006
	(Millions of Dollars)
Assets:
Prepaid expenses and other current assets	$70.6	$14.8
Other noncurrent assets	98.9	17.0
Liabilities:
Other current liabilities	(8.5)	(1.1)
Long-term portion of deferred income taxes	(331.4)	(81.8)

	$(170.4)	$(51.1)

Income taxes paid, net of refunds, in 2007, 2006 and 2005 were $48.0 million, $74.0 million and $84.0 million, respectively.
The Company did not record taxes on a portion of its undistributed earnings of $576.1 million at December 31, 2007 since these earnings are considered by the Company to be permanently reinvested. If at some future date, these earnings cease to be permanently reinvested, the Company may be subject to United States income taxes and foreign withholding taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2007, the Company had a deferred tax asset of $395.6 million for tax loss carryforwards and tax credits, including $127.6 million in the United States with various expiration dates; $126.5 million in the United Kingdom with no expiration date; and $141.5 million in other jurisdictions with various expiration dates. Upon the adoption of fresh start reporting, the Company recorded a valuation allowance of $483.9 million on these and other deferred tax assets. Prior to January 1, 2009, any reduction in the valuation allowance as a result of the recognition of deferred tax assets will be adjusted through goodwill. Beginning January 1, 2009, pursuant to SFAS 141(R), any reduction to this valuation allowance will be reflected through the income tax provision.
The Predecessor Company adopted Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”) as of January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in companies’ financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. As a result, the Company applies a more-likely-than-not recognition threshold for all tax uncertainties. FIN 48 only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the taxing authorities. As a result of implementing FIN 48, the Predecessor Company recognized a $13.8 million decrease in the reserve for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 total shareholders’ deficit.
At January 1 2007 and December 31, 2007, the Predecessor Company had total unrecognized tax benefits of $170.6 million and $252.0 million, respectively. Of this total, $38.6 million and $91.9 million, respectively, represents the amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate. The total unrecognized tax benefits differ from the amount which would affect the effective tax rate primarily due to the impact of valuation allowances.
A summary of the changes in the gross amount of unrecognized tax benefits for the year ended December 31, 2007 is shown below:

2007
(Millions of Dollars)
Change in unrecognized tax benefits
Balance at January 1, 2007 Predecessor Company	$170.6
Additions based on tax positions related to the current year	127.9
Additions for tax positions of prior years	9.9
Decreases for tax positions of prior years	(52.2)
Decreases for statute of limitations expiration	(8.5)
Settlements	(1.2)
Impact of currency translation	5.5

Balance at December 31, 2007 Successor Company	$252.0

The Company classifies tax-related penalties and net interest as income tax expense. As of January 1, 2007 and December 31, 2007, the Predecessor Company had recorded $11.4 million and $6.0 million, respectively, in liabilities for tax-related net interest and penalties on its consolidated balance sheet. During the year ended December 31, 2007, the Predecessor Company recorded a tax benefit related to a decrease in its liability for interest and penalties of $5.4 million.
During the next twelve months, the Company does not anticipate any significant changes to the amount of its unrecognized tax benefits. However, due to ongoing tax examinations, additional unrecognized tax benefits and interest and penalties, it is not possible to estimate additional net increases or decreases to the Company’s unrecognized tax benefits during the next twelve months.
The Company, or one of its subsidiaries, files income tax returns in the United States and other foreign jurisdictions. The Company is no longer subject to U.S. federal tax examinations for years before 2004 or state

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and local examinations for years before 2001, with limited exceptions. The Internal Revenue Service has completed an examination of the Company’s U.S. income tax returns for 2001 through 2003, with a settlement at the appellate level for all issues. The settlement will not result in a material change to the Company’s results of operations, financial condition, or liquidity. The Company is currently under income tax examination in Germany and in several other state and foreign jurisdictions, but is no longer subject to income tax examinations in major foreign tax jurisdictions for years prior to 1998.
16. LITIGATION AND ENVIRONMENTAL MATTERS
Resolution of Asbestos Liabilities
As described in greater detail in Note 2 to the consolidated financial statements, all asbestos-related personal injury claims against the Debtors will be addressed by the U.S. Asbestos Trust or the U.K. Asbestos Trust in accordance with the terms of the Debtors’ confirmed Plan and the CVAs, and such claims will be treated and paid in accordance with the terms of the Plan, the CVAs, and their related documents. All asbestos property damage claims against the Debtors have been compromised and resolved through the Plan and the CVAs. Accordingly, the Debtors have not recorded an asbestos liability as of December 31, 2007.
Environmental Matters
The Company is a defendant in lawsuits filed, or the recipient of administrative orders issued, in various jurisdictions pursuant to the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”) or other similar national, provincial or state environmental laws. These laws require responsible parties to pay for remediating contamination resulting from hazardous substances that were discharged into the environment by them, by prior owners or occupants of their property, or by others to whom they sent such substances for treatment or other disposition. The Company has been notified by the United States Environmental Protection Agency, other national environmental agencies, and various provincial and state agencies that it may be a potentially responsible party (“PRP”) under such laws for the cost of remediating hazardous substances pursuant to CERCLA and other national and state or provincial environmental laws. PRP designation typically requires the funding of site investigations and subsequent remedial activities.
Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the joint and several liability which might be imposed on the Company under CERCLA and some of the other laws pertaining to these sites, the Company’s share of the total waste sent to these sites has generally been small. The other companies that sent wastes to these sites, often numbering in the hundreds or more, generally include large, solvent, publicly owned companies and in most such situations the government agencies and courts have imposed liability in some reasonable relationship to contribution of waste. Thus, the Company believes its exposure for liability at these sites is limited.
The Company has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments. The Company is actively seeking to resolve these actual and potential statutory, regulatory and contractual obligations. Although difficult to quantify based on the complexity of the issues, the Company has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of factors, such as available information from site investigations and best professional judgment of consultants.
Certain of the above described environmental liabilities have been addressed under the Company’s bankruptcy Plan and the underlying obligations have been determined to be “dischargeable debts” which, in general, have

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

been classified as unsecured claims to be paid at reduced value as described herein and in the Plan. Such environmental liabilities are referred to as liabilities subject to compromise.
Total environmental reserves were $30.4 million and $56.8 million at December 31, 2007 and 2006, respectively, and are included in the consolidated balance sheets as follows:

	Successor	Predecessor
	December 31
	2007	2006
	(Millions of Dollars)
Current liabilities
Environmental liabilities	$7.5	$6.6
Long-term accrued liabilities
Environmental liabilities	22.9	23.5
Liabilities subject to compromise—Environmental	—	26.7

	$30.4	$56.8

Cash payments to remediate known and quantifiable environmental matters are expected to continue from 2008 through approximately 2030. Management believes that recorded environmental liabilities will be adequate to cover the Company’s estimated liability for its exposure in respect to such matters. In the event that such liabilities were to significantly exceed the amounts recorded by the Company, the Company’s results of operations and financial condition could be materially affected. At December 31, 2007, management estimates that reasonably possible material additional losses above and beyond management’s best estimate of required remediation costs as recorded approximates $74 million.
Other Matters
The Company is involved in other legal actions and claims, directly and through its subsidiaries. Management does not believe that the outcomes of these other actions or claims are likely to have a material adverse effect on the Company’s financial position, operating results, or cash flows.
17. ASSET RETIREMENT OBLIGATIONS
The Company records asset retirement obligations in accordance with SFAS 143, Accounting for Asset Retirement Obligations and Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”) when the amount can be reasonably estimated, typically upon decision to close or sell an operating site. The Company has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold in connection with Restructuring 2006. In connection with these sites, the Company and the Predecessor Company has accrued $27.3 million and $25.3 million as of December 31, 2007 and 2006, respectively, for conditional asset retirement obligations, primarily related to anticipated costs of removing hazardous building materials, and has considered impairment issues that may result from capitalization of asset retirement obligations in accordance with SFAS 144.
The Company has additional asset retirement obligations, also primarily related to hazardous building material removal costs, for which it believes reasonable cost estimates cannot be made at this time because the Company does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, the Company is currently unable to determine amounts to accrue for conditional asset retirement obligations at such sites.
For those sites that the Company identifies in the future for closure or sale, or for which it otherwise believes it has a reasonable basis to assign probabilities to a range of potential settlement dates, the Company will review

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

these sites for both impairment issues in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and for conditional asset retirement obligations in accordance with SFAS 143 or FIN 47.
Reserves for conditional asset retirement obligations are included in the consolidated balance sheets as follows:

	Successor	Predecessor
	December 31
	2007	2006
	(Millions of Dollars)
Current liabilities	$11.1	$6.5
Long-term accrued liabilities	16.2	18.8

	$27.3	$25.3

A reconciliation of the asset retirement obligations for 2006 and 2007 is as follows:

Successor
December 31
2007
(Millions of Dollars)
Asset retirement obligations at January 1, 2006, Predecessor Company	$3.1
Liabilities incurred	22.2
Liabilities settled/adjustments	—

Asset retirement obligations at December 31, 2006, Predecessor Company	25.3
Liabilities incurred	6.2
Liabilities settled/adjustments	(4.2)

Asset retirement obligations at December 31, 2007, Successor Company	$27.3

18. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Accumulated Other Comprehensive income (loss) consists of the following:

	Predecessor
	December 31
	2007	2006
	(Millions of Dollars)
Foreign currency translation adjustments and other	$420.6	$197.7
Forward Contracts	(9.3)	—
Postemployment benefits	(283.5)	(427.4)

Predecessor Company Accumulated Other Comprehensive Income (Loss)	127.8	$(229.7)

Reorganization adjustments and application of fresh-start reporting	(127.8)

Successor Company Accumulated Other Comprehensive Income	$—

19. CAPITAL STOCK
Common and Preferred Stock
The Successor Company is a Delaware corporation and filed a new certificate of incorporation (“New Charter”). The New Charter authorized the issuance of 540,100,000 shares of capital stock consisting of 400,000,000 of Class A Common Stock, $.01 par value, 50,100,000 of Class B Common Stock, $.01 par value, and 90,000,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of Preferred Stock, $.01 par value. Both classes of common stock have identical rights with respect to dividends, distributions, and voting rights except that Class B Common Stock vote for Class B Directors and Class A Common Stock vote for Class A Directors of the Board of Directors. Upon the transfer, of record and/or beneficially, of any shares of Class B Common Stock to any person other than the Asbestos Trust (the “Trust”), said transferred shares automatically convert, effective as of the date of the transfer thereof, into the same number of shares of Class A Common Stock. On the Effective Date, the Successor Company issued 49,900,00 shares of Class A Common Stock and 50,100,00 shares of Class B Common Stock in accordance with the Plan to secured noteholders, certain unsecured creditors, and the Trust. No preferred stock was issued or outstanding.
On February 25, 2008, Thornwood Associates Limited Partnership, a limited partnership beneficially owned indirectly by Mr. Carl Icahn, exercised the two options held by it to purchase all of the shares of Class B Common Stock from the U.S. Asbestos Trust for aggregate consideration of $900 million, and the shares of Class B Common Stock automatically converted into shares of Class A Common Stock.
Warrants
In connection with the Plan, holders of the Predecessor Company’s common stock, Series C ESOP Convertible Preferred Shares and the 7% Convertible Junior Subordinate Debentures received warrants to purchase shares of Class A Common Stock of the Successor Company at an exercise price equal to $45.815, exercisable through December 27, 2014. The Company issued 6,951,871 warrants as of the Effective Date, all of which remain outstanding as of December 31, 2007. All of the Predecessor Company’s common stock (and all rights and covenants related thereto) was cancelled pursuant to the Plan on December 27, 2007, of which 91,344,239 shares were outstanding at December 27, 2007 and 89,607,980 shares were outstanding at December 31, 2006.
The Company has accounted for these warrants as equity instruments in accordance with Emerging Issues Task Force 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and as such, will be classified in stockholders’ equity as they meet the definition of “…indexed to the issuer’s stock” in Emerging Issues Task Force 01-6 The Meaning of Indexed to a Company’s Own Stock. The Company has estimated the fair value of these warrants at $33.0 million as of December 31, 2007 using the Black-Scholes option pricing model. Key assumptions used by the Company are summarized in the following table:

Expected volatility	41%
Expected dividend yield	0%
Risk-free rate over the estimated expected life of warrants	3.88%
Expected term (in years)	7.0
20. STOCK-BASED COMPENSATION
On February 2, 2005, the Predecessor Company entered into a five-year employment agreement with José Maria Alapont, effective March 23, 2005, whereby Mr. Alapont was appointed as the Predecessor Company’s president and chief executive officer. In connection with this agreement, the Plan Proponents agreed to amend the Plan to provide that the reorganized Federal-Mogul would grant to Mr. Alapont stock options equal to at least 4% of the value of the Successor Company at the reorganization date (the “Employment Agreement Options”). The Employment Agreement Options vest ratably over the life of the employment agreement, such that one fifth of the Employment Agreement Options will vest on each anniversary of the employment agreement effective date. For purposes of estimating fair value, the Employment Agreement Options were deemed to expire on December 27, 2014.
Additionally, one-half of the Employment Agreement Options had an additional feature allowing for the exchange of one half of the options for shares of stock of the Successor Company, at the exchange equivalent of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

four options for one share of Class A Common Stock. The Employment Agreement Options without the exchange feature are referred to herein as “plain vanilla options” and those Employment Agreement Options with the exchange feature are referred to as “options with exchange.”
In accordance with SFAS No. 123(R), Share Based Payments, the Predecessor Company determined the amount of compensation expense associated with the Employment Agreement Options based upon the estimated fair value of such options as of December 31, 2007, 2006 and 2005. Key assumptions and related option-pricing models used by the Company are summarized in the following table.

	Predecessor Company
	2007		2006		2005
	Plain vanilla Options	Options with Exchange	Plain Vanilla Options	Options with Exchange	Plain Vanilla Options	Options with Exchange
Valuation model	Black- Scholes	Modified Binomial	Black- Scholes	Modified Binomial	Black- Scholes	Modified Binomial
Expected volatility	43%	43%	37%	37%	46%	46%
Expected dividend yield	0%	0%	0%	0%	0%	0%
Risk-free rate over the estimated expected option life	3.26–4.24%	3.26–4.24%	4.57–5.07%	4.57–5.07%	4.30–4.45%	4.30–4.45%
Expected option life (in years)	3.80	4.62	4.09	4.99	4.39	5.37
In estimating the expected life of the plain vanilla options, the Company utilized the “simplified method” as first described in SEC Staff Accounting Bulletin (“SAB”) 107 and as permitted in accordance with SAB 110. The simplified method was used as there is only one individual who has outstanding options as of December 31, 2007 and no historical option exercise data is available.
Prior to the Effective Date of the Plan, the Predecessor Company was required to reassess the value of the Employment Agreement Options quarterly and adjust the aggregate compensation expense recognized to reflect any change in the value of the Employment Agreement Options. The Predecessor Company recorded compensation expense pertaining to the options of $6.9 million, $5.6 million and $6.6 million for the years ended December 31, 2007, 2006 and 2005, respectively.
On the Effective Date and in accordance with the Plan, the Company granted to Mr. Alapont stock options to purchase four million shares of Successor Company Class A Common Stock at an exercise price of $19.50 (the “Granted Options”). Pursuant to the Stock Option Agreement dated as of December 27, 2007 between the Company and Mr. Alapont (the “Initial CEO Stock Option Agreement”), the Granted Options do not have an exchange feature. In lieu of “options with exchange” under the Employment Agreement Options, the Successor Company entered into a deferred compensation agreement with Mr. Alapont intended to be the economic equivalent of the options with exchange. Under the terms of this deferred compensation agreement, Mr. Alapont is entitled to certain distributions of Class A Common Stock, or, at the election of Mr. Alapont, certain distributions of cash upon certain events as set forth in the Deferred Compensation Agreement dated as of December 27, 2007 between the Company and Mr. Alapont (the “Deferred Compensation Agreement”). The amount of the distributions shall be equal to the fair value of 500,000 shares of Class A Common Stock, subject to certain adjustments and offsets, determined as of the first to occur of (1) the date on which Mr. Alapont’s employment with the Company terminates, (2) March 23, 2010, the date on which Mr. Alapont’s employment agreement with the Company expires, (3) Mr. Alapont’s death, (4) the date Mr. Alapont becomes disabled (as defined for purposes of Section 409A of the Internal Revenue Code), (5) at the election of Mr. Alapont, a change in control (as defined for purposes of Section 409A of the Internal Revenue Code), or (6) the occurrence of an unforeseeable emergency (as defined for purposes of Section 409A of the Internal Revenue Code).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with fresh-start reporting, the Company determined the aggregate estimated fair value at $33.7 million associated with the Granted Options and deferred compensation in accordance with SFAS No. 123(R), Share Based Payments (“SFAS 123(R)”). Since the Deferred Compensation Agreement provides for net cash settlement at the option of Mr. Alapont, the Granted Options are treated as a liability award under SFAS 123(R), and the vested portion of the awards, aggregating $19.1 million, has been recorded as a liability as of December 31, 2007. The remaining $14.6 million of total unrecognized compensation cost related to non-vested stock-options is expected to be recognized ratably over the remaining term of the employment agreement. Key assumptions and related option-pricing models used by the Company are summarized in the following table.

	Successor Company December 31, 2007 Valuation
	Plain Vanilla Options	Options Connected To Deferred Compensation	Deferred Compensation
Valuation model	Black-Scholes	Monte Carlo	Monte Carlo
Expected volatility	41%	41%	41%
Expected dividend yield	0%	0%	0%
Risk-free rate over the estimated expected option life	3.34%	3.53%	3.53%
Expected option life (in years)	3.87	4.61	4.61
On February 14, 2008, the Company entered into Amendment No. 1 to the Initial CEO Stock Option Agreement, dated as of February, 14, 2008 (the “Amendment”). Pursuant to the Amendment, the exercise price for the option was increased to $29.75 per share. On February 15, 2008, the Initial CEO Stock Option Agreement as amended was cancelled by mutual written agreement of the Company and Mr. Alapont. On February 15, 2008, subject to obtaining the approval of the Company’s shareholders, the Company entered into a new Stock Option Agreement with Mr. Alapont dated as of February 15, 2008 (the “New CEO Stock Option Agreement”). Subject to shareholder approval, the New CEO Stock Option Agreement grants Mr. Alapont a non-transferable, non-qualified option (the “CEO Option”) to purchase up to 4,000,000 shares of the Company’s Class A Common Stock subject to the terms and conditions described below. The exercise price for the CEO Option is $19.50 per share, which is at least equal to the fair market value of a share of the Company’s Class A Common Stock on the date of grant of the CEO Option. In no event may the CEO Option be exercised, in whole or in part, after December 27, 2014. The New CEO Stock Option Agreement provides for vesting as follows: 40% of the shares of Class A Common Stock subject to the Option are vested, and an additional 20% of the shares of Class A Common Stock subject to the Option shall vest on each of March 23, 2008, March 23, 2009 and March 23, 2010.
These transactions were undertaken to comply with Internal Revenue Code Section 409A in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the CEO Option must be approved by the Company’s shareholders before December 31, 2008 in order to comply with Internal Revenue Code Section 162(m) and be fully tax deductible. The Company evaluated these February 2008 transaction in accordance with SFAS 123(R) and concluded that these transactions did not impact the accounting or valuation of the Granted Options or the Deferred Compensation Agreement as of December 31, 2007.
21. EARNINGS PER SHARE
As noted in Footnote 19, Capital Stock, the common shares of the Predecessor Company were cancelled upon the implementation of the Plan. As such, the earnings per share information for the Predecessor Company is not meaningful to shareholders of the Successor Company’s Class A common shares, or to potential investors in such common shares.
The following is a reconciliation of the numerators and the denominators of the basic and diluted income (loss) per common share:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Predecessor Company
	Year Ended December 31
	2007	2006	2005
	(In Millions of Dollars, Except Share and Per Share Amounts)
Income (loss)	$1,412.3	$(549.6)	$(334.2)
Weighted average shares outstanding, basic (in millions)	89.7	89.4	89.1
Incremental shares based on assumed conversion of cumulative convertible preferred stock	1.6	1.9	2.2
Diluted (in millions)	91.3	91.3	91.3
Income (loss) per share:
Basic	$15.74	$(6.15)	$(3.75)
Diluted	$15.46	$(6.15)	$(3.75)
The Predecessor Company had a loss for the years ended December 31, 2006 and 2005. As a result, diluted loss per share is the same as basic in those periods, as any potentially dilutive securities would reduce the loss per share.
22. OPERATIONS BY REPORTING SEGMENT AND GEOGRAPHIC AREA
The Company’s integrated operations are organized into six reporting segments generally corresponding to major product groups: Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, Automotive Products, Global Aftermarket and Corporate. Segment information as of and for the years ended December 31, 2006 and 2005 has been reclassified to reflect organizational changes implemented in the second quarter of 2007.
Powertrain Energy is one of the world’s leading providers of powertrain components. Federal-Mogul’s powertrain energy products are used in automotive, light truck, heavy-duty, industrial, marine, agricultural, power generation and small air-cooled engine applications. The primary products of this segment include engine pistons, piston rings, piston pins, cylinder liners, camshafts, valve seats and guides, and transmission components. These products are offered under the Federal-MogulTM, AETM, GlycoTM, GoetzeTM and NuralTM brand names. These products are either sold as individual products or offered to automotive manufacturers as assembled products. This strategic product offering adds value to the customer by simplifying the assembly process, lowering costs and reducing vehicle development time. Powertrain Energy operates 32 manufacturing facilities in 15 countries, serving many major automotive, heavy-duty diesel and industrial customers worldwide.
Powertrain Sealing and Bearings is one of the world’s leading sealing solutions and bearings providers. Federal-Mogul offers a portfolio of world-class brand names, including Federal-MogulTM, Fel-ProTM, FP DieselTM, GlycoTM, NationalTM, and PayenTM. The group serves a number of different industries including automotive, truck, commercial equipment (construction, agricultural, power generation, marine and rail), industrial, recreation and consumer power equipment. Product offering includes dynamic seals, bonded piston seals, combustion and exhaust gaskets, static gaskets and seals, heat shields, engine bearings, bronze engine bearings, aluminum engine bearings and bushings and washers. Powertrain Sealing and Bearings operates 27 manufacturing facilities in 12 countries, serving many major automotive, heavy-duty diesel and industrial customers worldwide.
Vehicle Safety and Protection is one of the world’s leading suppliers of friction and systems protection products. Such products are used in automotive and heavy-duty applications and the primary products of this segment include brake disc pads, brake shoes, brake linings and blocks and element resistant sleeving systems protection products. Federal-Mogul has a well-balanced portfolio of world-class brand names, including Federal-MogulTM, AbexTM, BeralTM, FerodoTM and WagnerTM. Federal-Mogul supplies friction products to all the major customers in the light vehicle, commercial vehicle and railway sectors and is also a leading company in the aftermarket. Vehicle Safety and Protection operates 22 manufacturing facilities in 13 countries, serving many major automotive, railroad and industrial customers worldwide.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Automotive Products is one of the world’s leading manufacturer of products in several key aftermarket product lines, including brake, chassis, ignition, lighting, fuel and wiper products. These products are marketed under the leading brand names Federal-MogulTM, AETM, ANCOTM, CarterTM, Fel-ProTM, FerodoTM, FP DieselTM GlycoTM, GoetzeTM, MOOGTM, NationalTM, PayenTM, Sealed PowerTM and WagnerTM. Automotive Products operates 28 manufacturing facilities in 11 countries, serving a diverse base of distributors around the world.
Global Aftermarket distributes products manufactured within the above segments, or purchased, to the independent automotive, heavy-duty and industrial replacement markets. Federal-Mogul is a leader in several key aftermarket product lines. These products are marketed under the leading brand names Federal-MogulTM, AETM, ANCOTM, CarterTM, ChampionTM, Fel-ProTM, FerodoTM, GlycoTM, GoetzeTM, MoogTM, NationalTM, One-SourceTM, PayenTM, Sealed PowerTM and WagnerTM. Global Aftermarket operates 25 distribution facilities in 14 countries, serving a diverse base of retail customers around the world.
Corporate is comprised of headquarters and central support costs for human resources, finance, information systems and other corporate activities as well as certain health and welfare costs for pension and other postemployment benefits for the Company’s retirees. Current period service costs for active employees are included in the results of operations for each of the Company’s reporting segments.
The accounting policies of the segments are the same as those of the Company. Revenues related to Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, and Automotive Products sold to OEM customers are recorded within the respective segments. Revenues from such products sold to aftermarket customers are recorded within the Global Aftermarket segment. All product transferred into Global Aftermarket from other reporting segments is transferred at cost in the United States and at agreed-upon transfer prices internationally.
The Company evaluates segment performance principally on a non-GAAP Operational EBITDA basis. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, and gains or losses on the sales of businesses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net sales and gross margin information by reporting segment is as follows:

	Predecessor Company
	Net Sales			Gross Margin
	Year Ended December 31			Year Ended December 31
	2007	2006	2005	2007	2006	2005
	(Millions of Dollars)
Powertrain Energy	$2,054	$1,805	$1,681	$258	$267	$245
Powertrain Sealing and Bearings	1,054	956	967	53	79	71
Vehicle Safety & Protection	793	724	718	193	170	172
Automotive Products	334	288	297	73	51	58
Global Aftermarket	2,679	2,553	2,623	611	610	588
Corporate	—	—	—	(3)	(72)	(93)

	$6,914	$6,326	$6,286	$1,185	$1,105	$1,041

Operational EBITDA by reporting segment is as follows:

	Predecessor Company
	Year Ended December 31
	2007	2006	2005
	(Millions of Dollars)
Powertrain Energy	$333	$319	$313
Powertrain Sealing and Bearings	55	79	59
Vehicle Safety & Protection	181	154	154
Automotive Products	70	49	52
Global Aftermarket	424	432	392
Corporate	(300)	(409)	(416)

Total Segments Operational EBITDA	763	624	554

Items required to reconcile Operational EBITDA to income loss before income tax expense:
Interest expense, net	(199)	(206)	(132)
Depreciation and Amortization	(354)	(329)	(344)
Restructuring charges, net	(48)	(66)	(30)
Adjustment of assets to fair value	(61)	(46)	(122)
Settlement of U.K. pension plans	—	(501)	—
Chapter 11 and U.K. Administration related reorganization costs	(81)	(95)	(138)
Gain on settlement of liabilities subject to compromise	761	—	—
Fresh-start reporting adjustments	956	—	—
Other	7	5	9

Income (Loss) Before Income Tax Expense	$1,744	$(614)	$(203)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total assets, capital expenditures, and depreciation and amortization information by reporting segment is as set forth in the tables below. Included in total assets as of December 31, 2007 are estimated values, primarily for fixed assets, intangible assets and deferred taxes, associated with the application of fresh-start reporting. The finalization of fresh-start reporting could result in changes to these estimates.

	Successor Company	Predecessor Company	Predecessor
	Total Assets		Capital Expenditures			Depreciation and Amortization
	December 31		Year Ended December 31			Year Ended December 31
	2007	2006	2007	2006	2005	2007	2006	2005
	(Millions of Dollars)
Powertrain Energy	$1,820	$1,474	$147	$88	$67	$139	$122	$124
Powertrain Sealing and Bearings	822	1,192	65	51	48	74	72	76
Vehicle Safety & Protection	1,708	994	45	39	40	67	63	68
Automotive Products	1,022	1,008	23	25	25	44	42	46
Global Aftermarket	1,988	1,828	6	7	7	11	12	14
Corporate	506	683	24	27	26	19	18	16

	$7,866	$7,179	$310	$237	$213	$354	$329	$344

The following table shows geographic information:

	Predecessor			Successor	Predecessor
	Net Sales			Net Property, Plant and Equipment
	Year Ended December 31			December 31
	2007	2006	2005	2007	2006
	(Millions of Dollars)
United States	$2,789	$2,811	$2,925	$659	$712
Germany	1,319	1,120	1,032	446	499
France	568	492	516	134	132
United Kingdom	377	389	434	117	117
Other	1,861	1,514	1,379	706	619

	$6,914	$6,326	$6,286	$2,062	$2,079

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23. QUARTERLY FINANCIAL DATA (UNAUDITED)
The following table presents selected unaudited quarterly operating results of the Predecessor for 2007 and 2006, and the audited results of the Predecessor for the twelve month periods ended December 31, 2007 and 2006.

	Predecessor Company
	First	Second	Third	Fourth(1)	Year
	(Amounts in millions, except per share amounts and stock prices)
Year ended December 31, 2007:
Net sales	$1,716.5	$1,763.4	$1,685.5	$1,748.5	$6,913.9
Gross margin	307.8	322.4	279.5	274.9	1,184.6
Net income	4.5	3.9	13.7	1,390.2	1,412.3
Net income per basic share	0.05	0.04	0.15	15.46	15.74
Net income per diluted share	0.05	0.04	0.15	15.23	15.46
Shares used in computing basic income (loss) per share	89.6	89.7	89.9	89.9	89.7
Shares used in computing diluted income (loss) per share	91.3	91.2	91.4	91.3	91.3
Stock price:
High	$0.86	$1.39	$1.10	$0.94
Low	$0.45	$0.77	$0.50	$—
Dividend per share	—	—	—	—

	First	Second	Third(2)	Fourth(3)	Year
Year ended December 31, 2006:
Net sales	$1,600.3	$1,631.6	$1,548.6	$1,545.9	$6,326.4
Gross margin	285.0	304.2	262.4	253.6	1,105.2
Net (loss) income	(68.4)	(16.8)	2.6	(467.0)	(549.6)
Basic and Diluted loss (earnings) per share	(0.77)	(0.19)	0.03	(5.22)	(6.15)
Stock price:
High	$0.51	$0.73	$0.42	$0.60
Low	$0.32	$0.21	$0.35	$0.37
Dividend per share	—	—	—	—

(1)	Includes impairment charges of $54.3 million associated with goodwill and long-lived tangible assets. Also includes $760.7 million gain on settlement of liabilities subject to compromise, and $956.3 million in fresh-start reporting adjustments.
(2)	Includes $32 million tax benefit for changes to German tax regulations.
(3)	Includes $500.4 million settlement of U.K. pension plans.

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Operations (Unaudited)

	Successor	Predecessor
	Three Months Ended March 31
	2008	2007
	(Millions of Dollars, Except Per Share Amounts)
Net sales	$1,859.2	$1,716.5
Cost of products sold	(1,592.8)	(1,408.7)

Gross margin	266.4	307.8
Selling, general and administrative expenses	(208.7)	(206.9)
Interest expense, net	(48.2)	(50.0)
Amortization expense	(16.1)	(4.6)
Chapter 11 and U.K. Administration related reorganization expenses	(9.8)	(13.6)
Equity earnings of unconsolidated affiliates	8.7	7.9
Restructuring expense, net	(1.7)	(16.1)
Other income (expense), net	(2.5)	11.1

Income (loss) before income tax expense	(11.9)	35.6
Income tax expense	(19.6)	(31.1)

Net income (loss)	$(31.5)	$4.5

Basic and diluted income (loss) per common share	$(0.31)	$0.05

See accompanying notes to consolidated financial statements.

FEDERAL-MOGUL CORPORATION
Consolidated Balance Sheets

	Successor
	(Unaudited) March 31 2008	December 31 2007
	(Millions of dollars)
ASSETS
Current assets:
Cash and equivalents	$764.4	$425.4
Accounts receivable, net	1,268.0	1,095.9
Inventories, net	1,067.5	1,074.3
Prepaid expenses and other current assets	322.0	526.4

Total current assets	3,421.9	3,122.0

Property, plant and equipment, net	2,141.0	2,061.8
Goodwill and indefinite-lived intangible assets	1,850.2	1,852.0
Definite-lived intangible assets, net	300.7	310.0
Other noncurrent assets	531.4	520.5

	$8,245.2	$7,866.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$123.3	$117.8
Accounts payable	710.2	726.6
Accrued liabilities	483.0	496.0
Current portion of postemployment benefit liability	62.3	61.2
Other current liabilities	197.2	167.3

Total current liabilities	1,576.0	1,568.9

Long-term debt	2,811.4	2,517.6
Postemployment benefits	966.9	936.9
Long-term portion of deferred income taxes	340.3	331.4
Other accrued liabilities	287.6	300.3
Minority interest in consolidated subsidiaries	98.1	87.5

Shareholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital, including warrants	2,122.7	2,122.7
Accumulated deficit	(31.5)	—
Accumulated other comprehensive income	72.7	—

Total shareholders’ equity	2,164.9	2,123.7

	$8,245.2	$7,866.3

See accompanying notes to consolidated financial statements.

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Cash Flows (Unaudited)

	Successor	Predecessor
	Three Months Ended March 31
	2008	2007
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income (loss)	$(31.5)	$4.5
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization	88.4	83.9
Cash received from 524(g) Trust	225.0	—
Change in postemployment benefits, including pensions	(9.7)	(16.5)
Change in deferred taxes	1.8	(1.8)
Changes in operating assets and liabilities:
Accounts receivable	(138.8)	(143.9)
Inventories	18.5	(5.8)
Accounts payable	(42.9)	43.8
Changes in other assets and liabilities	4.9	85.7

Net Cash Provided From Operating Activities	115.7	49.9

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(64.1)	(54.7)
Payments to acquire business	(4.7)	—
Net proceeds from the sale of property, plant and equipment	2.6	16.9

Net Cash Used By Investing Activities	(66.2)	(37.8)

Cash Provided From (Used By) Financing Activities
Proceeds from borrowings on exit facility	2,082.0	—
Repayment of Tranche A, Revolver and PIK Notes	(1,798.2)	—
Proceeds from borrowings on DIP credit facility	—	90.0
Principal payments on DIP credit facility	—	(88.1)
Increase (decrease) in short-term debt	(6.3)	9.4
Increase (decrease) in other long-term debt	9.9	(1.2)
Payments on factoring arrangements	(2.4)	(58.7)
Debt issuance fees	(0.3)	(0.3)

Net Cash Provided From (Used By) Financing Activities	284.7	(48.9)

Effect of foreign currency exchange rate fluctuations on cash	4.8	1.5

Increase (decrease) in cash and equivalents	339.0	(35.3)

Cash and equivalents at beginning of period	425.4	359.3

Cash and equivalents at end of period	$764.4	$324.0

See accompanying notes to consolidated financial statements.

FEDERAL-MOGUL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2008

1.	BASIS OF PRESENTATION
Interim Financial Statements: The predecessor to Federal-Mogul Corporation, (the “Predecessor Company”, “Predecessor Federal-Mogul” or the “Predecessor”) and all of its then-existing wholly-owned United States subsidiaries (“U.S. Subsidiaries”) filed voluntary petitions on October 1, 2001 for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On October 1, 2001 (the “Petition Date”), certain of the Predecessor Company’s United Kingdom subsidiaries (together with the U.S. Subsidiaries, the “Debtors”) also filed voluntary petitions for reorganization under the Bankruptcy Code with the Bankruptcy Court. On November 8, 2007, the Bankruptcy Court entered an Order (the “Confirmation Order”) confirming the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as Modified) (the “Plan”) and entered Findings of Fact and Conclusions of Law regarding the Plan (the “Findings of Fact and Conclusions of Law”). On November 14, 2007, the United States District Court for the District of Delaware (the “District Court”) entered an order affirming the Confirmation Order and adopting the Findings of Fact and Conclusions of Law. On December 27, 2007, the Plan became effective in accordance with its terms (the “Effective Date”). On the Effective Date, the Predecessor Company merged with and into New Federal-Mogul Corporation whereupon (i) the separate corporate existence of the Predecessor Company ceased, (ii) New Federal-Mogul Corporation became the surviving corporation and continues to be governed by the laws of the State of Delaware and (iii) New Federal-Mogul Corporation was renamed “Federal-Mogul Corporation” (also referred to as “Federal-Mogul”, the “Company”, the “Successor Company”, or the “Successor”).
The consolidated financial statements for the period the Predecessor Company was in Bankruptcy were prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization under the Bankruptcy Code, and on a going concern basis, which contemplated continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business.
In accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), the Company was required to adopt fresh-start reporting effective upon emergence from bankruptcy on December 27, 2007. The Company evaluated its activity between December 28, 2007 and December 31, 2007 and, based upon the immateriality of such activity, concluded that the use of an accounting convenience date of December 31, 2007 was appropriate. As such, fresh-start reporting has been applied as of that date. Financial statements for the quarter ended March 31, 2007 do not reflect the impact of any changes in the Company’s capital structure or changes in the estimated fair values of assets and liabilities as a result of fresh-start reporting, and are therefore not comparable to the financial statements for the quarter ended March 31, 2008. For further information on fresh-start reporting, see Note 3 to the consolidated financial statements.
The unaudited consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These statements include all adjustments (consisting of normal recurring adjustments) that management believes are necessary to present fair statements of the results of operations, financial position and cash flows. The Company’s management believes that the disclosures are adequate to make the information presented not misleading when read in conjunction with the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.
Operating results for the three month period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.
Principles of Consolidation: The consolidated financial statements include the accounts of the Company and all subsidiaries that are more than 50% owned. Investments in affiliates of 50% or less but greater than 20% are accounted for using the equity method, while investments in affiliates of 20% or less are accounted for using the cost method. The Company does not hold a controlling interest in any entity based on exposure to economic risks and potential rewards (variable interests) for which it is the primary beneficiary. Further, the Company’s joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities.
Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.
Trade Accounts Receivable: Federal-Mogul subsidiaries in Brazil, France, Germany, Italy and Spain are party to accounts receivable factoring arrangements. Gross accounts receivable factored under these facilities were $379 million and $347 million as of March 31, 2008 and December 31, 2007, respectively. Of those gross amounts, $335 million and $315 million, respectively, were factored without recourse and treated as a sale under Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Under terms of these factoring arrangements, the Company is not obligated to draw cash immediately upon the factoring of accounts receivable. Thus, as of March 31, 2008 and December 31, 2007, the Company had outstanding factored amounts of $15 million and $8 million, respectively, for which cash had not yet been drawn. Expenses associated with receivables factored or discounted are recorded in the statement of operations within “other income, net.”
Adoption of new accounting pronouncements: In March 2008, the Financial Accounting Standards Board (the “FASB”) issued Financial Accounting Standard No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company continues to evaluate the provisions of this standard and anticipates adopting this standard as of January 1, 2009.
Reclassifications: Certain items in the Company’s 2007 consolidated financial statements have been reclassified to conform with the presentation used in the current period.

2.	REORGANIZATION UPON EMERGENCE FROM CHAPTER 11 PROCEEDINGS
Background
On the Petition Date, the Predecessor Company and all of its U.S. Subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Also on October 1, 2001, 133 affiliates of Predecessor Federal-Mogul incorporated under the laws of England and Wales filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court and commenced administration proceedings in the High Court of Justice, Chancery Division, in London, England under the United Kingdom Insolvency Act 1986. An additional affiliate of Predecessor Federal-Mogul incorporated under the laws of Scotland filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court on the Petition Date, and commenced administration proceedings before the Court of Session in Edinburgh, Scotland in April 2002. Subsidiaries of Predecessor Federal-Mogul other than the aforementioned U.S. and U.K. subsidiaries were not party to any insolvency proceedings and operated in the normal course during the pendency of the Chapter 11 Cases and the U.K. administration proceedings.
Following a Confirmation Hearing that began on June 18, 2007 and concluded on October 2, 2007, and following the consensual resolution of various legal objections to confirmation of the Plan, the Bankruptcy Court entered an order on November 8, 2007 confirming the Plan and entered detailed Findings of Fact and Conclusions of Law with respect to the Plan. On November 14, 2007, the District Court entered an order affirming the Confirmation Order and adopting the Findings of Fact and Conclusions of Law. The Confirmation Order became final and non-

appealable 30 days after its affirmance by the District Court. The Plan became effective in accordance with its terms on December 27, 2007 (the “Effective Date”).
From October 1, 2001 through December 27, 2007, the Debtors operated their businesses as debtors-in-possession in accordance with the Bankruptcy Code. The chapter 11 cases of the Debtors (collectively, the “Chapter 11 Cases”) were jointly administered under Case No. 01-10578(JKF).
Company Voluntary Arrangements and Discharge of U.K. Administration Proceedings
The commencement of the administration proceedings in the United Kingdom resulted in the appointment of certain administrators (the “Administrators”) to oversee the businesses of the Debtors that were incorporated under the laws of England and Wales (the “U.K. Debtors”). Predecessor Federal-Mogul, the Administrators of the U.K. Debtors and the co-proponents of the Plan (the “Plan Proponents”) entered into an agreement on September 26, 2005 outlining the terms and conditions of distributions to creditors of the U.K. Debtors (the “U.K. Settlement Agreement”). A copy of the U.K. Settlement Agreement was filed with the SEC on Form 8-K on September 30, 2005.
The U.K. Settlement Agreement contemplated the proposal by the Administrators of Company Voluntary Arrangements (“CVAs”) for certain of the U.K. Debtors, which CVAs would follow the basic terms specified in the U.K. Settlement Agreement. In mid-2006, the Administrators proposed CVAs for 51 of the U.K. Debtors (the “CVA Debtors”). Following approval of the CVAs by the requisite majorities of creditors and shareholders, the CVAs became effective on October 11, 2006, resolving claims (other than those dealt with by the Plan) against the principal U.K. Debtors.
On December 1, 2006, the discharge of the administration proceedings for the principal U.K. Debtors became effective. That discharge ended those U.K. Debtors’ administration proceedings. On February 6, 2008, the High Court of Justice in London, England approved the discharge of the administration proceedings for all 70 of the U.K. Debtors that did not have CVAs and whose administration proceedings were in effect as of that date. The Company has commenced processes in England that will result in either the liquidation or the striking off from the English register of companies of those 70 remaining U.K. Debtors, virtually all of which are dormant entities. The Company anticipates that those processes will be complete by the end of 2008.
Plan of Reorganization
In early 2007, the Debtors and other Plan Proponents solicited votes to accept or reject the Plan through a process approved by the Bankruptcy Court. The Plan Proponents comprised the overwhelming majority of significant stakeholders in the Chapter 11 Cases, including representatives of (i) the holders of current and future asbestos-related personal injury claims against the Debtors, (ii) the holders of unsecured claims against the Debtors, (iii) the holders of equity interests in Predecessor Federal-Mogul, and (iv) the holders of obligations incurred under Predecessor Federal-Mogul’s pre-Petition Date secured credit facility.
On June 15, 2007, the Debtors’ voting agent filed the results of the Plan voting process with the Bankruptcy Court, which showed that all classes of claims against and equity interests in the Debtors voted to accept the Plan by margins in excess of the Bankruptcy Code requirements for plan acceptance. All classes of asbestos personal injury claims voted to accept the Plan by margins in excess of those required for the imposition of an asbestos trust and channeling injunction pursuant to section 524(g) of the Bankruptcy Code. The legal representative for future asbestos claimants also supported approval of the Plan.
The Plan provides for distributions of cash and/or securities to be made to holders of pre-Petition Date claims against the Debtors as well as certain claims that arose during the pendency of the Chapter 11 Cases. Key provisions of the Plan, including significant distributions to implement the Plan, include the following:

•
On the Effective Date, the Company distributed all of its newly-issued Class B Common Stock (representing 50.1% of all of its newly-issued common stock) to the U.S. Asbestos Trust (defined below), subject to the Company retaining possessory security interests in certain of that stock to secure obligations of the U.S. Asbestos Trust to the Company. The Company also distributed certain insurance-related rights and proceeds to the U.S. Asbestos Trust on the Effective Date.

•
On the Effective Date, the Company distributed all of its Class A Common Stock (representing 49.9% of all of its newly-issued common stock) to a disbursing agent for further distribution to the holders of Predecessor Federal-Mogul’s pre-bankruptcy note debt and to those holders of unsecured claims against Predecessor Federal-Mogul and its U.S. Debtor subsidiaries that elected under the Plan to receive a stock distribution in lieu of a cash distribution on account of their claims.

•
On the Effective Date, the Company issued new Tranche A term loans in the approximate amount of $1,334.6 million and senior subordinated third priority payment-in-kind notes (“PIK Notes”) in the approximate amount of $305 million to satisfy claims under Predecessor Federal-Mogul’s pre-Petition Date secured credit facility and pre-Petition Date claims on account of certain surety bonds. The new Tranche A term loans were repaid and the PIK Notes were redeemed by the Company on January 3, 2008 from proceeds of the Exit Facilities (as defined in Note 11to the Consolidated Financial Statements).

•	On the Effective Date, the Company repaid approximately $761.0 million in obligations under the debtor-in-possession financing facility entered into during the Chapter 11 Cases.

•
On the Effective Date, the Company paid approximately $132.3 million for settlement of an Administrative Expense Claim (as defined in the Plan) on account of adequate protection payments owed to the holders of Predecessor Federal-Mogul’s notes issued prior to the Petition Date.

•
On or after the Effective Date, the Company distributed 6,951,871 warrants (the “Warrants”) to the disbursing agent for further distribution to holders of common stock, convertible preferred stock, and convertible subordinated debentures (following the deemed conversion of such debentures under the Plan) of Predecessor Federal-Mogul that were cancelled under the Plan. Each Warrant provides the holder thereof with the right to purchase one share of Class A Common Stock of the Company at $45.815 per share from the Effective Date through December 27, 2014.

The Plan further provides that holders of general unsecured claims against the U.S. Debtors that did not elect to receive distributions of Class A Common Stock on account of their claims will receive cash distributions totaling 35% of the allowed amount of their claims, subject to reduction in the event the total amount of such claims, after considering the value of distributions of Class A Common Stock in lieu of cash, exceeds $258 million. Those distributions will be made in three annual installments. The first installment payments were made to holders of unsecured claims against the U.S. Debtors during March 2008. The Company has reserved approximately $41.2 million and $64.2 for payment of unsecured claims against the U.S. Debtors as of March 31, 2008 and December 31, 2007, respectively. Because such payments are expected to be made through early 2010, $20.0 million and $41.2 million of the amounts reserved have been classified as long-term as of March 31, 2008 and December 31, 2007, respectively.
Establishment and Operation of the U.S. Asbestos Trust and U.K. Asbestos Trust
Section 524(g) of the Bankruptcy Code provides in general terms that, if certain specified conditions are satisfied, a court may as part of a bankruptcy plan of reorganization issue a permanent injunction preventing entities from taking legal action against a debtor to collect, recover, or receive payment on asbestos-related claims where the bankruptcy plan provides that those claims are to be paid by an asbestos trust established under section 524(g) of the Bankruptcy Code.
On the Effective Date, in accordance with the Plan, an asbestos personal injury trust qualifying under section 524(g) of the Bankruptcy Code (the “U.S. Asbestos Trust”) was created. Pursuant to and on the terms specified in the Plan and the Confirmation Order, the U.S. Asbestos Trust has assumed liability for all asbestos-related personal injury claims of the Debtors. The U.S. Asbestos Trust will make payments to holders of asbestos personal injury claims in accordance with the trust distribution procedures that were filed with the Bankruptcy Court as an exhibit to the Plan, with the exception of asbestos-related personal injury claims against the U.K. Debtors that are to be evaluated and paid by the U.K. Asbestos Trust. The Plan contains an injunction issued by the Bankruptcy Court and affirmed by the District Court pursuant to section 524(g) of the Bankruptcy Code that expressly forbids any and all actions against the Debtors, their respective subsidiaries, and certain of their affiliates, for the purpose of, directly or indirectly, collecting, recovering or receiving payments or recovery with respect to all direct or indirect claims relating to asbestos-related personal injury claims.
The CVAs established a U.K. Asbestos Trust which shall provide for the sole and exclusive treatment and payment of the CVA Asbestos Claims. The U.K. Asbestos Trust is separate from the U.S. Asbestos Trust, and was funded by the Predecessor Company when the CVAs became effective in 2006.
As part of the Plan, the U.S. Asbestos Trust issued on the Effective Date a note in the amount of $125 million to the Company. The issuance of that note reflected the fact that certain of the asbestos personal injury claims that had been anticipated to be paid from the U.S. Asbestos Trust prior to entry into the U.K. Settlement Agreement will instead be paid from the U.K. Asbestos Trust, which had been previously funded by the Predecessor Company. The $125 million note had a maturity date of January 11, 2008 and was repayable in either cash or through the Company taking ownership of 6,958,333 shares of Class B Common Stock of the Company that were pledged to secure the $125 million note. The note was repaid by the U.S. Asbestos Trust on the maturity date.
Pneumo Abex Settlement and Ongoing Bankruptcy-Related Matters
The Plan contemplates that one of two alternative settlements will be implemented by and between certain of the Debtors, on the one hand, and Cooper Industries, LLC (“Cooper”), Pneumo Abex LLC (“Pneumo Abex”), and certain of their affiliates, on the other hand. The first of these alternatives, which is known as the “Plan A” Settlement, is detailed in an addendum of additional provisions filed with the Plan (the “Addendum”). The Plan A Settlement contemplates in general terms that Cooper and Pneumo Abex will make a combined contribution of $756 million, plus the contribution of certain rights and additional consideration, to the U.S. Asbestos Trust, which would be placed into a segregated subfund of the U.S. Asbestos Trust for the satisfaction of Pneumo Asbestos Claims (as defined in the Addendum). Pneumo Asbestos Claims would be payable exclusively from such subfund, and a court injunction would prevent the assertion of Pneumo Asbestos Claims against any of the Pneumo Protected Parties (as defined in the Addendum).
In addition to the Plan A Settlement, various matters relating to the Chapter 11 Cases continue to be litigated in the Bankruptcy Court or have been litigated therein and are awaiting rulings. The ongoing pursuit of these matters does not affect the discharges, releases and injunctions afforded to the Debtors under the Plan.
The second alternative settlement is the “Plan B” Settlement, pursuant to which the U.S. Asbestos Trust will pay $138 million to Cooper and $2 million to Pneumo Abex in satisfaction of the indirect asbestos claims of those entities and their affiliates against the Debtors. Under that settlement, the Pneumo Protected Parties (including Cooper and Pneumo Abex) would not receive the benefit of any court injunctions, and Pneumo Asbestos Claims would remain assertable against them in the tort system. Pneumo Asbestos Claims will not be assertable against the Successor Company or any of its affiliates regardless of whether the Plan A Settlement or the Plan B Settlement is implemented. In addition, the Successor Company and its affiliates will receive a broad release of claims from Cooper, Pneumo Abex and various of their affiliates regardless of whether the Plan A Settlement or the Plan B Settlement is ultimately implemented.
The Bankruptcy Court has approved the Plan B Settlement and has not yet ruled on approval of the Plan A Settlement. In accordance with the Plan, the parties are continuing to pursue approval of the Plan A Settlement. On the Effective Date, the Company, on behalf of the U.S. Asbestos Trust, placed $140 million needed to fund the Plan B Settlement into an escrow account, where it will remain pending the ultimate implementation of either the Plan A Settlement or the Plan B Settlement. In exchange for the funding by the Company, the U.S. Asbestos Trust issued a $140 million note payable to the Company with a maturity date 60 days after the Effective Date. The U.S. Asbestos Trust’s obligations under the $140 million note were secured by a possessory security interest in 7,793,333 shares of Class B Common Stock of the Company previously issued to the U.S. Asbestos Trust. Following the exercise by Thornwood Associates Limited Partnership of its option to purchase from the U.S. Asbestos Trust the Company’s Class B Common Stock, the $140 million note was repaid by the U.S. Asbestos Trust on February 25, 2008 at which time the possessory security interest in 7,793,333 shares of the Company’s Class B Common Stock was released. The note receivable is included in other current assets as of December 31, 2007.

Discharge, Releases and Injunctions Pursuant to the Plan and the Confirmation Order
The Plan and Confirmation Order contain various discharges, injunctive provisions and releases that became operative upon the Effective Date, including (i) discharge (except as otherwise provided in the Plan and Confirmation Order) of each of the Debtors of all pre-Effective Date obligations in accordance with the Bankruptcy Code, and (ii) various injunctions providing, among other things, that, all creditors and interest holders of any of the Debtors (or their respective estates) shall be prohibited from taking any action against the Debtors with respect to such discharged obligations.
Dismissal of Certain U.K. Subsidiaries’ Chapter 11 Cases
On the Effective Date, in accordance with a previously-entered order of the Bankruptcy Court, the Chapter 11 Cases of 75 of the Company’s U.K. subsidiaries were dismissed. Each of those U.K. subsidiaries has either few or (in most cases) no known third-party creditors, has no history of using asbestos or manufacturing, selling or distributing asbestos-containing products, and has never to the Debtors’ knowledge been named in any asbestos-related lawsuits or comparable proceedings. None of the U.K. subsidiaries whose Chapter 11 Cases were dismissed was a party to the Plan.

3.	FRESH-START REPORTING
The Predecessor Company’s emergence from the Chapter 11 Cases resulted in a new reporting entity for accounting purposes and the adoption of fresh-start reporting in accordance with SOP 90-7. Since the reorganization value of the assets of the Successor Company immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims, and the holders of the Predecessor Company’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity, the Successor Company adopted fresh-start reporting.
Following confirmation of the Plan by the Bankruptcy Court on November 8, 2007 and the affirmance of that confirmation by the District Court on November 14, 2007, the Plan required a number of conditions precedent to be satisfied prior to it becoming effective. These conditions included, but were not limited to: (i) the establishment of the U.S. Asbestos Trust and the transfer of the Class B Common Stock and certain additional assets thereto, (ii) the entry by all parties into the documents governing the U.S. Asbestos Trust and numerous other corporate-related documents, (iii) the District Court order confirming the Plan becoming a final, non-appealable order, and (iv) the closing of the Company’s post-bankruptcy secured credit facilities. Under the terms of the Plan, the Plan could not become effective without such conditions being satisfied or waived. The first date on which all of the conditions precedent set forth in the Plan were satisfied was December 27, 2007, which corresponds with the Effective Date of the Plan. As such, the Company was required to adopt fresh-start reporting as of December 27, 2007.
The Company analyzed the transactions that occurred during the four-day period from December 28, 2007 through December 31, 2007, and concluded that such transactions were not material individually or in the aggregate as they represented approximately 1% of total revenues; gross margin; selling, general and administrative expenses; and income before taxes. As such, the Company used December 31, 2007 as the date for adopting fresh-start reporting in order to coincide with the Company’s normal financial closing for the month of December. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of the Predecessor Company prior to the adoption of fresh-start reporting for periods ended prior to December 31, 2007 are not comparable to those of the Successor Company.
The Bankruptcy Court confirmed the Plan based upon a reorganization value of the Company between $4,369 million and $4,715 million, which was estimated using various valuation methods, including (i) a comparison of the Company and its projected performance to the market values of comparable companies; (ii) a review and analysis of several recent transactions of companies in similar industries to the Company; and (iii) a calculation of the present value of the future cash flows of the Company under its projections. Based upon a reevaluation of relevant factors used in determining the range of reorganization value and updated expected cash flow projections, the Company concluded that $4,369 million should be used for fresh-start reporting purposes as it most closely approximated fair value.

In accordance with fresh-start reporting, the Company’s reorganization value has been allocated to existing assets using the measurement guidance provided in SFAS 141. In addition, liabilities, other than deferred taxes, have been recorded at the present value of amounts estimated to be paid. Finally, the Predecessor Company’s accumulated deficit has been eliminated, and the Company’s new debt and equity have been recorded in accordance with the Plan. Deferred taxes have been determined in conformity with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). The excess of reorganization value over the value of net tangible and identifiable intangible assets and liabilities has been recorded as goodwill in the accompanying Consolidated Statement of Financial Position.
Estimates of fair value represent the Company’s best estimates, which are based on industry data and trends and by reference to relevant market rates and transactions, and discounted cash flow valuation methods, among other factors. The foregoing estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the reasonable control of the Company. Accordingly, there can be no assurance that the estimates, assumptions, and amounts reflected in the valuations will be realized, and actual results could vary materially. In accordance with SFAS 141, the preliminary allocation of the reorganization value is subject to additional adjustment within one year after emergence from bankruptcy to provide the Company with adequate time to complete the valuation of its assets and liabilities. Future adjustments may result from:

•	Completion of valuation reports associated with long-lived tangible and intangible assets which may derive further adjustments or recording of additional assets or liabilities;

•	Adjustments to deferred tax assets and liabilities, which may be based upon additional information, including adjustments to valuation estimates of underlying assets or liabilities; or

•	Adjustments to amounts recorded based upon estimated fair values or upon other measurements, which could change the amount of recorded goodwill.
As the Company has not yet completed its valuation processes, no adjustments to the fresh-start reporting amounts recorded as of December 31, 2007 were recorded during the quarter ended March 31, 2008. Where appropriate, depreciation and amortization expense has been recorded based upon the underlying estimates of fair value as of December 31, 2007. To the extent that the final valuation estimates for the underlying assets change, the cumulative recorded depreciation and amortization expense will be adjusted to reflect such changes in underlying asset values.
Chapter 11 and U.K. Administration Related Reorganization Expenses
Chapter 11 and U.K. Administration related reorganization expenses in the consolidated statements of operations consist of legal, financial and advisory fees, critical employee retention costs, and other directly related internal costs as follows:

	Successor	Predecessor
	Three Months Ended March 31
	2008	2007
	(Millions of Dollars)
Professional fees directly related to Chapter 11 and UK Administration	$9.6	$11.7
Critical employee retention costs	0.2	1.9

	$9.8	$13.6

4.	RESTRUCTURING
The Company defines restructuring expense to include costs directly associated with exit or disposal activities accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, employee severance costs incurred as a result of an exit or disposal activity accounted for in accordance with SFAS Nos. 88 and 112, and pension and other postemployment benefit costs incurred as a result of an exit or disposal activity accounted for in accordance with SFAS Nos. 87 and 106.
Estimates of restructuring charges are based on information available at the time such charges are recorded. In general, management anticipates that restructuring activities will be completed within a timeframe such that significant changes to the exit plan are not likely. In certain countries where the Company operates, statutory requirements include involuntary termination benefits that extend several years into the future. Accordingly, severance payments continue well past the date of termination at many international locations. Thus, these programs appear to be ongoing when, in fact, terminations and other activities under these programs have been substantially completed. Management expects that future savings resulting from execution of its restructuring programs will generally result in full pay back within 36 months.
Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, previously recorded reserves of $0.9 million and $0.2 million were reversed during the quarters ended March 31, 2008 and 2007, respectively. Such reversals are recorded consistent with SEC Staff Accounting Bulletin No. 100, Restructuring and Impairment Charges, and result from actual costs at program completion being less than costs estimated at the commitment date. In most instances where final costs were lower than original estimates, the rate of voluntary employee attrition was higher than the attrition rate originally estimated as of the commitment dates, resulting in lower severance costs.
Management expects to finance these restructuring programs over the next several years through cash generated from its ongoing operations or through cash available under the Exit Facilities, subject to the terms of applicable covenants. Management does not expect that the execution of these programs will have an adverse impact on its liquidity position.
The Company’s restructuring activities are undertaken as necessary to execute management’s strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize the Company’s businesses and to relocate manufacturing operations to lower cost markets. These activities generally fall into one of the following categories:

1.
Closure of facilities and relocation of production – in connection with the Company’s strategy, certain operations have been closed and related production relocated to best cost countries or to other locations with available capacity.

2.
Consolidation of administrative functions and standardization of manufacturing processes – as part of its productivity strategy, the Company has acted to consolidate its administrative functions and change its manufacturing processes to reduce selling, general and administrative costs and improve operating efficiencies through standardization of processes.

The following is a summary of the Company’s consolidated restructuring reserves and related activity as of and for the three months ended March 31, 2008. “PTE”, “PTSB”, “VSP”, “AP” and “GA” represent Powertrain Energy, Powertrain Sealing & Bearings, Vehicle Safety and Protection, Automotive Products and Global Aftermarket, respectively.

	Successor Company
	PTE	PTSB	VSP	AP	GA	Corporate	Total
	(Millions of dollars)
Balance at December 31, 2007	$6.1	$4.3	$1.4	$—	$4.7	$2.6	$19.1
Provisions	0.2	0.3	—	0.7	—	1.4	2.6
Reversals	—	(0.2)	—	(0.2)	(0.5)	—	(0.9)
Payments	(0.8)	(1.4)	(0.4)	(0.3)	(2.7)	(0.1)	(5.7)
Foreign currency	0.2	0.3	—	—	0.1	(0.1)	0.5

Balance at March 31, 2008	$5.7	$3.3	$1.0	$0.2	$1.6	$3.8	$15.6

In January 2006, the Predecessor Company announced a global restructuring plan (“Restructuring 2006”) as part of its global sustainable profitable growth strategy. From the inception of this program through December 31, 2007, the Predecessor Company has incurred expenses of $119.9 million under this program associated with the closures of its facilities located in Alpignano, Italy; Upton, United Kingdom; Malden, Missouri; Pontoise, France; Rochdale, United Kingdom; Slough, United Kingdom; St. Johns, Michigan; St. Louis, Missouri; and Bretten, Germany. The Predecessor Company also transferred production with high labor content from its facilities in Nuremberg, Germany; Wiesbaden, Germany; and Orleans, France to existing facilities in best cost countries. The finalization of this program is expected to be completed in late 2008, will affect approximately 3 additional facilities, and will reduce the Company’s workforce by an additional 1%. Payments associated with this program are expected to continue into 2010. The Company continues to evaluate the individual components of this program, and will announce those components as plans are finalized.
Significant components of charges related to Restructuring 2006 are as follows:

	Expected Costs	Previously Incurred	Incurred During the Quarter	Estimated Additional Charges
	(Millions of dollars)
Powertrain Energy	$33.6	$29.1	$0.2	$4.3
Powertrain Sealing and Bearings	58.0	53.0	0.7	4.3
Vehicle Safety and Protection	20.5	3.5	—	17.0
Automotive Products	20.7	19.7	0.5	0.5
Global Aftermarket	13.4	11.9	—	1.5
Corporate	3.7	2.7	—	1.0

Total as at March 31, 2008	$149.9	$119.9	$1.4	$28.6

5.	OTHER INCOME (EXPENSE), NET
The specific components of “Other income (expense), net” are as follows:

	Successor	Predecessor
	Three Months Ended March 31
	2008	2007
	(Millions of Dollars)
Foreign currency exchange	$1.6	$(0.4)
Minority interest in consolidated subsidiaries	(0.7)	(0.8)
Royalty expense	(1.3)	(0.1)
Accounts receivable discount expense	(2.5)	(1.7)
Gain on sale of assets	0.4	3.0
Unrealized gain on commodity forward contracts	0.7	9.8
Other	(0.7)	1.3

	$(2.5)	$11.1

6.	FINANCIAL INSTRUMENTS
Foreign Currency Risk
The Company is subject to the risk of changes in foreign currency exchange rates due to its global operations. The Company manufactures and sells its products in North America, South America, Asia, Europe and Africa. As a result, the Company’s financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which the Company manufactures and sells its products. The Company’s operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies.
The Company generally tries to utilize natural hedges within its foreign currency activities, including the matching of revenues and costs, to minimize foreign currency risk. Where natural hedges are not in place, the Company considers managing certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. Principal currencies hedged have historically included the euro, British pound, Japanese yen and Canadian dollar. The effect of changes in the estimated fair value of these hedges and the underlying exposures are recognized in earnings each period. These hedges were highly effective and their impact on earnings was not significant during the quarters ended March 31, 2008 and 2007. The Company had a notional value of approximately $5 million of foreign currency hedge contracts outstanding at both March 31, 2008 and December 31, 2007.
Interest Rate Risk
As of March 31, 2008, the Company was party to a series of five year interest rate swap agreements with a total notional value of $1,050 million to hedge the variability of interest payments associated with its variable-rate term loans under the Exit Facilities. Through these swap agreements; the Company has fixed its base interest and premium rate at a combined average interest rate of approximately 5.4% on the hedged notional value of $1,050 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment. As of March 31, 2008, the Company recorded unrealized net losses of $13 million to other comprehensive income as a result of these hedges. Hedge ineffectiveness, determined using the hypothetical derivative method, was not material for the quarter ended March 31, 2008.
These interest rate swaps reduce the Company’s overall interest rate risk. However, due to the remaining outstanding borrowings on the Company’s Exit Facilities and other borrowing facilities that continue to have variable interest rates, management believes that interest rate risk to the Company could be material if there are significant adverse changes in interest rates.
Commodity Price Risk
The Company’s production processes are dependent upon the supply of certain raw materials that are exposed to price fluctuations on the open market. The primary purpose of the Company’s commodity price forward contract activity is to manage the volatility associated with these forecasted purchases. The Company monitors its commodity price risk exposures regularly to maximize the overall effectiveness of its commodity forward contracts. Principal raw materials hedged include natural gas, copper, nickel, lead, high-grade aluminum and aluminum alloy. Forward contracts are used to mitigate commodity price risk associated with raw materials, generally related to purchases forecast for up to eighteen months in the future.
At December 31, 2006, the Predecessor Company had 54 commodity price hedge contracts outstanding that were not designated as accounting hedge contracts. Through March 31, 2007, the Predecessor Company recognized all changes in fair value of these hedges in current earnings, resulting in unrealized gains of approximately $10 million recorded to “other income, net” for the three months ended March 31, 2007. Effective April 1, 2007, the Predecessor Company completed the required evaluation and documentation to designate the majority of such contracts as cash flow hedges.
The Company had 193 and 211 commodity price hedge contracts outstanding with a combined notional value of $129 and $139 million at March 31, 2008 and December 31, 2007, respectively, that were designated as hedging instruments for accounting purposes. As such, unrealized net gains of $16 million were recorded to other comprehensive income as of March 31, 2008. Hedge ineffectiveness of less than $1 million, determined using the hypothetical derivative method, was recorded within “other income, net” for the quarter ended March 31, 2008. As a result of fresh-start reporting, the cumulative net losses recorded to accumulated other comprehensive income (loss) of $10 million as of December 31, 2007 were eliminated from equity and will not impact future periods.
Other
For derivatives designated either as fair value or cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness. Hedge ineffectiveness, determined in accordance with SFAS No. 133, did not have a material effect on operations for the quarters ended March 31, 2008 and 2007. No fair value hedges or cash flow hedges were re-designated or discontinued during the quarters ended March 31, 2008 and 2007.
Concentrations of Credit Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of accounts receivable and cash investments. The Company’s customer base includes virtually every significant global light and commercial vehicle manufacturer and a large number of distributors and installers of automotive aftermarket parts. The Company’s credit evaluation process, reasonably short collection terms and the geographical dispersion of sales transactions help to mitigate credit risk concentration. The Company requires placement of cash in financial institutions evaluated as highly creditworthy.
Fair Value Measurements
In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and enhances disclosure about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. On February 2, 2008, the FASB issued FASB Staff Position No. FAS 157-2 (FSP 157-2) which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Where the measurement objective specifically requires the use of “fair value”, the Company has adopted the provisions of SFAS 157 related to financial assets and financial liabilities as of December 31, 2007 in connection with its fresh-start reporting.

SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;

Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in SFAS 157:

A.	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

B.	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost)

C.	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).
The Company remeasured its financial assets and financial liabilities as of December 31, 2007 as required by SOP 90-7 using the guidance for measurement found in SFAS 141. The gains and losses related to these fair value adjustments were recorded within the statement of operations of the Predecessor Company. Financial assets and liabilities remeasured and disclosed at fair value at March 31, 2008 are set forth in the table below:

	Frequency	Asset / (Liability)	Level 1	Level 2	Level 3	Valuation Technique
		(In millions of dollars)
Derivative financial instruments	Recurring	$(0.4)	$—	$(0.4)	$—	C

7.	INVENTORIES
Prior to the application of fresh-start reporting, inventories are stated at the lower of cost or market. Cost was determined by the first-in, first-out (FIFO) method at March 31, 2008 and December 31, 2007. Inventories are reduced by an allowance for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage.
In connection with fresh-start reporting, inventory balances as of December 31, 2007 were increased by approximately $68 million in accordance with SFAS No. 141 using the following valuation methodology:

1)	finished goods have been valued at estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the Successor Company;

2)
work in process has been valued at the estimated selling prices of finished goods less the sum of (a) costs to complete, (b) costs of disposal and (c) a reasonable profit allowance for the completing and selling effort of the Successor Company; and

3)	raw materials have been valued at current replacement cost.

The fresh-start reporting valuation increase to inventory impacted cost of goods sold as the related inventory was sold. During the quarter ended March 31, 2008, the Company recognized $68 million in additional cost of goods sold, reducing gross margin by the same, due to this valuation adjustment to inventory.
Inventories consisted of the following:

	Successor Company
	March 31 2008	December 31 2007
	(Millions of Dollars)
Raw materials	$219.2	$202.2
Work-in-process	178.9	180.9
Finished products	669.4	691.2

	$1,067.5	$1,074.3

8.	GOODWILL AND OTHER INTANGIBLE ASSETS
At March 31, 2008 and December 31, 2007, goodwill and other intangible assets consist of the following:

	Successor Company
	March 31, 2008			December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Millions of Dollars)
Definite-lived Intangible Assets
Developed technology	$140.0	$2.9	$137.1	$140.0	$—	$140.0
Customer relationships	176.8	13.2	163.6	170.0	—	170.0

	$316.8	$16.1	$300.7	$310.0	$—	$310.0

Goodwill and Indefinite-lived Intangible Assets
Goodwill			$1,542.2			$1,544.0
Trademarks and brand names			308.0			308.0

			$1,850.2			$1,852.0

As a result of applying fresh-start reporting, the Company adjusted the net carrying amount of goodwill as of December 31, 2007 to record the elimination of Predecessor goodwill and the establishment of Successor goodwill. The values assigned to identified intangible assets and goodwill are preliminary as the Company has not yet completed its valuation and allocation processes. The Company expects to complete the valuation and allocation processes within the upcoming months. The preliminary amount recorded as goodwill represents the excess of reorganization value over amounts attributable to specific tangible and intangible assets, including developed technology and customer relationships.
The Company has preliminarily assigned $140.0 million to technology, including value for patented and unpatented proprietary know-how and expertise as embodied in the processes, specifications and testing of products. The value assigned is based on the relief-from-royalty method which applies a fair royalty rate for the technology group to forecasted revenue. Royalty rates were determined based on discussions with management and a review of royalty data for similar or comparable technologies. The preliminary amortization periods of between 8 and 14 years are based on the expected useful lives of the products or product families for which the technology relate.
The Company has preliminarily assigned $170.0 million to its original equipment (“OE”) customer relationships based on the propensity of these customers to continue to generate predictable future recurring revenue and income. The value was based on the present value of the future earnings attributable to the intangible assets after recognition of required returns to other contributory assets. The preliminary amortization periods of between 1 and 8 years are based on the expected cash flows and historical attrition rates.

Aftermarket products are sold to a wide range of wholesalers, retailers and installers as replacement parts for vehicles in current production and for older vehicles. For its aftermarket customers, the Company generally establishes product line arrangements that encompass all products offered within a particular product line. These are typically open-ended arrangements that are subject to termination by either the Company or the customer at any time. The generation of repeat business from any one aftermarket customer depends upon numerous factors, including but not limited to the speed and accuracy of order fulfillment, the availability of a full range of product, brand recognition, and market responsive pricing adjustments. Predictable recurring revenue is generally not heavily based upon prior relationship experience. As such, the identification of revenue streams attributable to customer relationships is more difficult. As a result, the Company has not yet determined the value, if any, to be assigned to its aftermarket customer relationships. The Company expects to complete this evaluation process within the upcoming months.
The Company evaluated the criteria defined by the American Institute of Certified Public Accountants practice aid entitled Assets Acquired in a Business Combination to be Used in Research and Development Activities. The criteria included control, economic benefit, measurability, no alternative future use and substance. As a result of this evaluation, the Company concluded that there were no significant research and development activities to which value should be assigned in connection with fresh-start reporting.
The Company has identified several trade names which are considered valuable intangible assets because of their potential to generate sales and income. As part of fresh-start reporting, value was assigned to each trade name based on its earnings potential or relief from costs associated with licensing the trade names. As the Company expects to continue using each trade name indefinitely with respect to the related product lines, the trade names have been assigned an indefinite life and will be tested annually for impairment.
For the quarter ended March 31, 2008, the Company has recorded amortization expense of $16.1 million associated with definite-lived intangible assets. To the extent the preliminary estimates of fair value for these definite-lived intangible assets changes, the cumulative recorded amortization expense will be adjusted to reflect such changes in underlying asset values.

9.	INVESTMENTS IN NON-CONSOLIDATED AFFILIATES
The Company maintains investments in 17 non-consolidated affiliates, which are located in Italy, Germany, the United Kingdom, Turkey, China, Korea, Japan, and the United States. The Company’s direct ownership in such affiliates ranges from approximately 1% to 50%. The aggregate investment in these affiliates approximates $331 million and $324 million at March 31, 2008 and December 31, 2007, respectively, and is included in the consolidated balance sheets as “other noncurrent assets.” Upon the adoption of fresh-start reporting, the Company’s investments in non-consolidated affiliates were adjusted to estimated fair value. These estimated fair values were determined based upon internal and external valuations which considered various relevant market rates and transactions, and discounted cash flow valuation methods, among other factors, as further described in Note 3 to the consolidated financial statements above.
Equity in the earnings of non-consolidated affiliates amounted to approximately $9 million and $8 million for the quarters ended March 31, 2008 and 2007, respectively. During the quarter ended March 31, 2008 these entities generated sales of approximately $189 million, net income of approximately $20 million and at March 31, 2008 had total net assets of approximately $407 million. Dividends received from non-consolidated affiliates by the Company for the quarter ended March 31, 2008 were $6 million. The Company does not hold a controlling interest in an entity based on exposure to economic risks and potential rewards (variable interests) for which it is the primary beneficiary. Further, the Company’s joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities.
The Company holds a 50% non-controlling interest in a joint venture located in Turkey. This joint venture was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners, to OE and aftermarket customers. Pursuant to the joint venture agreement, the Company’s partner holds an option to put its shares to a subsidiary of the Company at the higher of the current fair value or at a guaranteed minimum amount. The term of the contingent guarantee is indefinite, consistent with the terms of the joint venture agreement. However, the contingent guarantee would not survive termination of the joint venture agreement.
The guaranteed minimum amount represents a contingent guarantee of the initial investment of the joint venture partner and can be exercised at the discretion of the partner. As of March 31, 2008, the total amount of the contingent guarantee, were all triggering events to occur, approximated $62 million. Management believes that this contingent guarantee is substantially less than the estimated current fair value of the guarantees’ interest in the affiliate. As such, the contingent guarantee does not give rise to a contingent liability and, as a result, no amount is recorded for this guarantee. If this put option were exercised, the consideration paid and net assets acquired would be accounted for in accordance with SFAS No. 141, Business Combinations.
If this put option were exercised at its estimated current fair value, such exercise could have a material effect on the Company’s liquidity. Any value in excess of the guaranteed minimum amount of the put option would be the subject of negotiation between the Company and its joint venture partner.
In accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, the Company has determined that its investments in Chinese joint venture arrangements are considered to be “limited-lived” as such entities have specified durations ranging from 30 to 50 years pursuant to regional statutory regulations. In general, these arrangements call for extension, renewal or liquidation at the discretion of the parties to the arrangement at the end of the contractual agreement. Accordingly, a reasonable assessment cannot be made as to the impact of such arrangements on the future liquidity position of the Company.

10.	ACCRUED LIABILITIES
Accrued liabilities consisted of the following:

	Successor Company
	March 31 2008	December 31 2007
	(Millions of Dollars)
Accrued compensation	$247.3	$224.4
Accrued rebates	74.5	93.6
Accrued income taxes	46.9	48.5
Accrued professional services	26.1	22.8
Accrued Chapter 11 and U.K. Administration expenses	21.0	35.3
Non-income taxes payable	20.1	21.2
Accrued product returns	20.0	20.0
Restructuring reserves	15.6	19.1
Accrued warranty	11.5	11.1

	$483.0	$496.0

11.	DEBT
In connection with the consummation of the Plan, on the Effective Date, the Company entered into a Tranche A Term Loan Agreement (the “Tranche A Facility Agreement”). The Tranche A Facility Agreement provided for a $1,334.6 million term loan issued on the Effective Date to satisfy in part the obligations owed under the Prepetition Credit Agreement and certain other prepetition surety-related obligations. On December 27, 2007, the Company notified the administrative agent under the Tranche A Facility Agreement of the Company’s intent to repay the Tranche A term loan in January 2008. On January 3, 2008, the Tranche A term loan was repaid in full. As such, the Company believes that significant terms of the Tranche A Facility Agreement, including interest rates and maturity dates, are not meaningful to investors or shareholders as the Tranche A term loan was repaid in full prior to the date of this quarterly report.

On the Effective Date, the Company, as the issuer, entered into an Indenture (the “Indenture”) relating to the issuance of approximately $305 million principal amount of PIK Notes (referred to together with the Tranche A Facility Agreement as the “Repaid Instruments”). The PIK Notes were issued in order to satisfy in part the obligations under the Prepetition Credit Agreement and certain other prepetition surety-related obligations. On December 28, 2007, the Company gave its notice of intent to redeem the PIK Notes, in full, in January 2008 at a price equal to their redemption price. On January 3, 2008, the PIK Notes were redeemed in full. As such, the Company believes that significant terms of the Indenture and the PIK Notes, including interest rates and maturity dates, are not meaningful to investors or shareholders as the PIK Notes were repaid in full prior to the date of this quarterly report.
Also on the Effective Date, the Company entered into a Term Loan and Revolving Credit Agreement (the “Exit Facilities”) with Citicorp U.S.A. Inc. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and certain lenders. The Exit Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan. The Company borrowed $878 million under the term loan facility on the Effective Date and the remaining $2,082 million of term loans, which were available for up to sixty days after the Effective Date, have been fully drawn as described below.
The obligations under the revolving credit facility shall mature six years after the Effective Date and shall bear interest for the first six months at LIBOR plus 1.75% or at the alternate base rate (“ABR”, defined as the greater of Citibank, N.A.’s announced prime rate or 0.50% over the Federal Funds Rate) plus 0.75%, and thereafter shall be adjusted in accordance with a pricing grid based on availability under the revolving credit facility. Interest rates on the pricing grid range from LIBOR plus 1.50% to LIBOR plus 2.00% and ABR plus 0.50% to ABR plus 1.00%. The tranche B term loans shall mature seven years after the Effective Date and the tranche C term loans shall mature eight years after the Effective Date. In addition, the tranche C term loans are subject to a pre-payment premium, should the Company choose to prepay the loans prior to December 27, 2011 or the fourth anniversary of the Effective Date. All Exit Facilities term loans bear interest at LIBOR plus 1.9375% or at the alternate base rate (as previously defined) plus 0.9375% at the Company’s election.
On January 3, 2008, the Company drew an additional $2,082 million under the Exit Facilities, of which $1,642 was used by the Company to repay the Repaid Instruments and interest thereon, both as discussed above. Given that the Company intended to finance the Repaid Instruments on a long-term basis, commitments for such long-term financing existed as of December 31, 2007 and that such intent was achieved with the refinancing of the Repaid Instruments with long-term borrowings under the Exit Facilities, each of the Repaid Instruments were classified as long-term in the Company’s balance sheet as of December 31, 2007.
As of March 31, 2008, the Company was party to a series of five year interest rate swap agreements with a total notional value of $1,050 million to hedge the variability of interest payments associated with its variable-rate term loans under the Exit Facilities. Through these swap agreements, the Company has fixed its base interest and premium rate at a combined average interest rate of approximately 5.4% on the notional value of $1,050 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment. As of March 31, 2008, the Company recorded unrealized net losses of $13 million to other comprehensive income as a result of these hedges.
The Exit Facilities were initially negotiated by the Predecessor Company and certain of the Plan Proponents, reaching agreement on the majority of significant terms of the Exit Facilities in early 2007. Between the time the terms were agreed in early 2007 and the Effective Date, interest rates charged on similar debt instruments for companies with similar debt ratings and capitalization levels rose to higher levels. As such, when applying the provisions of fresh-start reporting, the Company has estimated a fair value adjustment of $163 million for the available borrowings under the Exit Facilities. This estimated fair value has been recorded within the fresh-start reporting adjustments, and will be amortized as interest expense over the terms of each of the underlying components of the Exit Facilities. During the quarter ended March 31, 2008, the Company recognized $5.6 million in interest expense associated with the amortization of this fair value adjustment.

Debt consisted of the following:

	Successor Company
	March 31, 2008	December 31, 2007
	(Millions of Dollars)
Exit Facilities:
Revolver	$—	$151.0
Tranche B term loan	1,960.0	—
Tranche C term loan	1,000.0	878.0
Tranche A term loan	—	1,334.6
Senior subordinated third priority secured notes	—	305.2
Debt discount	(157.4)	(163.0)
Other debt, primarily foreign instruments	132.1	129.6

	2,934.7	2,635.4
Less: short-term debt, including current maturities of long-term debt	(123.3)	(117.8)

Total long-term debt	$2,811.4	$2,517.6

The obligations of the Company under the Exit Facilities are guaranteed by substantially all of the domestic subsidiaries and certain foreign subsidiaries of the Company, and are secured by substantially all personal property and certain real property of the Company and such guarantors, subject to certain limitations. The liens granted to secure these obligations and certain cash management and hedging obligations have first priority.
The Exit Facilities contain certain affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on i) investments; ii) certain acquisitions, mergers or consolidations; iii) sale and leaseback transactions; iv) certain transactions with affiliates; and v) dividends and other payments in respect of capital stock.
The total commitment and amounts outstanding on the revolving credit facility are as follows:

	Successor Company
	March 31, 2008	December 31, 2007
	(Millions of Dollars)
Current Contractual commitment	$540.0	$540.0

Outstanding:
Revolving credit facility	$—	$151.0
Letters of credit	19.9	73.7

Total outstanding	$19.9	$224.7

Borrowing Base on Revolving credit facility
Current borrowings	—	151.0
Letters of credit	19.9	73.7
Available to borrow	520.1	315.3

Total borrowing base	$540.0	$540.0

12.	PENSIONS AND OTHER POSTRETIREMENT BENEFITS
The Company sponsors several defined benefit pension plans (“Pension Benefits”) and health care, disability and life insurance benefits (“Other Benefits”) for certain employees and retirees around the world. The Company funds Pension Benefits based on the funding requirements of federal and international laws and regulations in advance of benefit payments and Other Benefits as benefits are provided to participating employees.

The components of net periodic benefit cost for the three-month periods ended March 31 are as follows:

	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	Pension Benefits
	United States		International		Other Benefits
	2008	2007	2008	2007	2008	2007
	(Millions of Dollars)
Service cost	$6.0	$6.6	$1.7	$1.2	$0.5	$0.5
Interest cost	15.5	15.1	4.9	3.4	7.8	9.0
Expected return on plan assets	(18.6)	(17.9)	(0.7)	(0.2)	—	—
Amortization of actuarial loss	—	4.6	—	0.6	—	3.9
Amortization of prior service cost	—	1.6	—	—	—	(1.1)
Settlement gain	—	—	—	(0.3)	—	—

Net periodic benefit cost	$2.9	$10.0	$5.9	$4.7	$8.3	$12.3

13.	INCOME TAXES
For the three months ended March 31, 2008, the Company recorded income tax expense of $19.6 million on a loss before income taxes of $11.9 million. This compares to income tax expense of $31.1 million on income before income taxes of $35.6 million in the same period of 2007. Income tax expense for the three month period ended March 31, 2008 differs from statutory rates due to non-recognition of income tax benefits on certain operating losses, primarily in the U.S., and non-deductible items in various jurisdictions.
The Company accounts for uncertainty in income taxes in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). As a result, the Company applies a more-likely-than-not recognition threshold for all tax uncertainties. FIN 48 only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the taxing authorities.

14.	LITIGATION AND ENVIRONMENTAL MATTERS
Resolution of Asbestos Liabilities
As described in greater detail in Note 2 to the consolidated financial statements, all asbestos-related personal injury claims against the Debtors will be addressed by the U.S. Asbestos Trust or the U.K. Asbestos Trust in accordance with the terms of the Debtors’ confirmed Plan and the CVAs, and such claims will be treated and paid in accordance with the terms of the Plan, the CVAs, and their related documents. All asbestos property damage claims against the Debtors have been compromised and resolved through the Plan and the CVAs. Accordingly, the Debtors have not recorded an asbestos liability.
Environmental Matters
The Company is a defendant in lawsuits filed, or the recipient of administrative orders issued, in various jurisdictions pursuant to the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”) or other similar national, provincial or state environmental laws. These laws require responsible parties to pay for remediating contamination resulting from hazardous substances that were discharged into the environment by them, by prior owners or occupants of their property, or by others to whom they sent such substances for treatment or other disposition. The Company has been notified by the United States Environmental Protection Agency, other national environmental agencies, and various provincial and state agencies that it may be a potentially responsible party (“PRP”) under such laws for the cost of remediating hazardous substances pursuant to CERCLA and other national and state or provincial environmental laws. PRP designation typically requires the funding of site investigations and subsequent remedial activities.
Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the joint and several liability which might be imposed on the Company under CERCLA and some of the other laws pertaining to these sites, the Company’s share of the total waste sent to these sites has generally been small. The other companies that sent wastes to these sites, often numbering in the hundreds or more, generally include large, solvent, publicly owned companies and in most such situations the government agencies and courts have imposed liability in some reasonable relationship to contribution of waste. Thus, the Company believes its exposure for liability at these sites is limited.
The Company has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments. The Company is actively seeking to resolve these actual and potential statutory, regulatory and contractual obligations. Although difficult to quantify based on the complexity of the issues, the Company has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of factors, such as available information from site investigations and best professional judgment of consultants.
Total environmental reserves were $30.9 million and $30.4 million at March 31, 2008 and December 31, 2007, respectively, and are included in the consolidated balance sheets as follows:

	Successor
	March 31 2008	December 31 2007
	(Millions of Dollars)
Current liabilities	$7.0	$7.5
Long-term accrued liabilities	23.9	22.9

	$30.9	$30.4

Management believes that recorded environmental liabilities will be adequate to cover the Company’s estimated liability for its exposure in respect to such matters. In the event that such liabilities were to significantly exceed the amounts recorded by the Company, the Company’s results of operations and financial condition could be materially affected. At March 31, 2008, management estimates that reasonably possible material additional losses above and beyond management’s best estimate of required remediation costs as recorded approximates $78 million.

15.	ASSET RETIREMENT OBLIGATIONS
The Company records asset retirement obligations in accordance with SFAS 143, Accounting for Asset Retirement Obligations and Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”) when the amount can be reasonably estimated, typically upon decision to close or sell an operating site. The Company has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold in connection with Restructuring 2006. In connection with these sites, the Company has accrued $27.1 million and $27.3 million as of March 31, 2008 and December 31, 2007, respectively, for conditional asset retirement obligations, primarily related to anticipated costs of removing hazardous building materials, and has considered impairment issues that may result from capitalization of asset retirement obligations in accordance with SFAS 144.
The Company has additional asset retirement obligations, also primarily related to hazardous building material removal costs, for which it believes reasonable cost estimates cannot be made at this time because the Company does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, the Company is currently unable to determine amounts to accrue for conditional asset retirement obligations at such sites.

For those sites that the Company identifies in the future for closure or sale, or for which it otherwise believes it has a reasonable basis to assign probabilities to a range of potential settlement dates, the Company will review these sites for both impairment issues in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and for conditional asset retirement obligations in accordance with SFAS 143 and FIN 47.
Reserves for conditional asset retirement obligations are included in the consolidated balance sheets as follows:

	Successor
	March 31 2008	December 31 2007
	(Millions of Dollars)
Current liabilities	$11.1	$11.1
Long-term accrued liabilities	16.0	16.2

	$27.1	$27.3

16.	OTHER COMPREHENSIVE INCOME (LOSS)
The Company’s comprehensive income (loss) consists of the following:

	Successor	Predecessor
	Three Months Ended March 31
	2008	2007
	(Millions of Dollars)
Net income (loss)	$(31.5)	$4.5
Foreign currency translation adjustments and other	68.9	13.6
Forward contracts	3.8	3.3
Postemployment benefits	—	10.1

	$41.2	$31.5

17.	CAPITAL STOCK
Common and Preferred Stock
The Successor Company is a Delaware corporation and filed a new certificate of incorporation (“New Charter”). The New Charter authorized the issuance of 540,100,000 shares of capital stock consisting of 400,000,000 of Class A Common Stock, $.01 par value, 50,100,000 of Class B Common Stock, $.01 par value, and 90,000,000 of Preferred Stock, $.01 par value. Both classes of common stock have identical rights with respect to dividends, distributions, and voting rights except that Class B Common Stock vote for Class B Directors and Class A Common Stock vote for Class A Directors of the Board of Directors. Upon the transfer, of record and/or beneficially, of any shares of Class B Common Stock to any person other than the Asbestos Trust (the “Trust”), said transferred shares automatically convert, effective as of the date of the transfer thereof, into the same number of shares of Class A Common Stock. On the Effective Date, the Successor Company issued 49,900,00 shares of Class A Common Stock and 50,100,00 shares of Class B Common Stock in accordance with the Plan to secured noteholders, certain unsecured creditors, and the Trust. No preferred stock was issued or outstanding.
On February 25, 2008, Thornwood Associates Limited Partnership, a limited partnership beneficially owned indirectly by Mr. Carl Icahn, exercised the two options held by it to purchase all of the shares of Class B Common Stock from the U.S. Asbestos Trust for aggregate consideration of $900 million, and the shares of Class B Common

Stock automatically converted into shares of Class A Common Stock. As a result of the exercise of the options, no shares of our Class B Common Stock are currently outstanding.
Warrants
In connection with the Plan, holders of the Predecessor Company’s common stock, Series C ESOP Convertible Preferred Shares and the 7% Convertible Junior Subordinate Debentures received warrants to purchase shares of Class A Common Stock of the Successor Company at an exercise price equal to $45.815, exercisable through December 27, 2014. The Company issued 6,951,871 warrants as of the Effective Date, all of which remained outstanding at both March 31, 2008 and December 31, 2007. All of the Predecessor Company’s common stock (and all rights and covenants related thereto) was cancelled pursuant to the Plan on December 27, 2007, of which 91,344,239 shares were outstanding at December 27, 2007.
The Company has accounted for these warrants as equity instruments in accordance with Emerging Issues Task Force 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and as such, these warrants are classified in stockholders’ equity as they meet the definition of “…indexed to the issuer’s stock” in Emerging Issues Task Force 01-6 The Meaning of Indexed to a Company’s Own Stock. The Company estimated the fair value of these warrants at $33.0 million as of December 31, 2007 using the Black-Scholes option pricing model.

18.	STOCK-BASED COMPENSATION
On February 2, 2005, the Predecessor Company entered into a five-year employment agreement with José Maria Alapont, effective March 23, 2005, whereby Mr. Alapont was appointed as the Predecessor Company’s president and chief executive officer. In connection with this agreement, the Plan Proponents agreed to amend the Plan to provide that the Successor Company would grant to Mr. Alapont stock options equal to at least 4% of the value of the Successor Company at the reorganization date (the “Employment Agreement Options”). The Employment Agreement Options vest ratably over the life of the employment agreement, such that one fifth of the Employment Agreement Options will vest on each anniversary of the employment agreement effective date. For purposes of estimating fair value, the Employment Agreement Options were deemed to expire on December 27, 2014.
Additionally, one-half of the Employment Agreement Options had an additional feature allowing for the exchange of one half of the options for shares of stock of the Successor Company, at the exchange equivalent of four options for one share of Class A Common Stock. The Employment Agreement Options without the exchange feature are referred to herein as “plain vanilla options” and those Employment Agreement Options with the exchange feature are referred to as “options with exchange.”
In accordance with SFAS No. 123(R), Share Based Payments, the Predecessor Company determined the amount of compensation expense associated with the Employment Agreement Options based upon the estimated fair value of such options as of March 31, 2007. Key assumptions and related option-pricing models used by the Predecessor Company are summarized in the following table:

	Plain vanilla Options	Options with Exchange
Valuation model	Black-Scholes	Modified Binomial
Expected volatility	36%	36%
Expected dividend yield	0%	0%
Risk-free rate over the estimated expected option life	4.46 - 5.12%	4.46 - 5.12%
Expected option life (in years)	3.96	4.82
In estimating the expected life of the plain vanilla options, the Company utilized the “simplified method” as first described in SEC Staff Accounting Bulletin (“SAB”) 107 and as permitted in accordance with SAB 110. The simplified method was used as there is only one individual who has outstanding options as of March 31, 2007 and no historical option exercise data is available.

Prior to the Effective Date of the Plan, the Predecessor Company was required to reassess the value of the Employment Agreement Options quarterly and adjust the aggregate compensation expense recognized to reflect any change in the value of the Employment Agreement Options. The Predecessor Company recorded compensation expense pertaining to the options of $1.1 million for the quarter ended March 31, 2007.
On the Effective Date and in accordance with the Plan, the Company granted to Mr. Alapont stock options to purchase four million shares of Successor Company Class A Common Stock at an exercise price of $19.50 (the “Granted Options”). Pursuant to the Stock Option Agreement dated as of December 27, 2007 between the Company and Mr. Alapont (the “Initial CEO Stock Option Agreement”), the Granted Options do not have an exchange feature. In lieu of “options with exchange” under the Employment Agreement Options, the Successor Company entered into a deferred compensation agreement with Mr. Alapont intended to be the economic equivalent of the options with exchange. Under the terms of this deferred compensation agreement, Mr. Alapont is entitled to certain distributions of Class A Common Stock, or, at the election of Mr. Alapont, certain distributions of cash upon certain events as set forth in the Deferred Compensation Agreement dated as of December 27, 2007 between the Company and Mr. Alapont (the “Deferred Compensation Agreement”). The amount of the distributions shall be equal to the fair value of 500,000 shares of Class A Common Stock, subject to certain adjustments and offsets, determined as of the first to occur of (1) the date on which Mr. Alapont’s employment with the Company terminates, (2) March 23, 2010, the date on which Mr. Alapont’s employment agreement with the Company expires, (3) Mr. Alapont’s death, (4) the date Mr. Alapont becomes disabled (as defined for purposes of Section 409A of the Internal Revenue Code), (5) at the election of Mr. Alapont, a change in control (as defined for purposes of Section 409A of the Internal Revenue Code), or (6) the occurrence of an unforeseeable emergency (as defined for purposes of Section 409A of the Internal Revenue Code).
In connection with fresh-start reporting, the Company determined the aggregate estimated fair value at $33.7 million associated with the Granted Options and deferred compensation in accordance with SFAS No. 123(R), Share Based Payments (“SFAS 123(R)”). Since the Deferred Compensation Agreement provides for net cash settlement at the option of Mr. Alapont, the Granted Options are treated as a liability award under SFAS 123(R), and the vested portion of the awards, aggregating $19.1 million, has been recorded as a liability as of December 31, 2007.
On February 14, 2008, the Company entered into Amendment No. 1 to the Initial CEO Stock Option Agreement, dated as of February, 14, 2008 (the “Amendment”). Pursuant to the Amendment, the exercise price for the option was increased to $29.75 per share. On February 15, 2008, the Initial CEO Stock Option Agreement as amended was cancelled by mutual written agreement of the Company and Mr. Alapont. On February 15, 2008, subject to obtaining the approval of the Company’s shareholders, the Company entered into a new Stock Option Agreement with Mr. Alapont dated as of February 15, 2008 (the “New CEO Stock Option Agreement”). Subject to shareholder approval, the New CEO Stock Option Agreement grants Mr. Alapont a non-transferable, non-qualified option (the “CEO Option”) to purchase up to 4,000,000 shares of the Company’s Class A Common Stock subject to the terms and conditions described below. The exercise price for the CEO Option is $19.50 per share, which is at least equal to the fair market value of a share of the Company’s Class A Common Stock on the date of grant of the CEO Option. In no event may the CEO Option be exercised, in whole or in part, after December 27, 2014. The New CEO Stock Option Agreement provides for vesting as follows: 60% of the shares of Class A Common Stock subject to the Option are vested, and an additional 20% of the shares of Class A Common Stock subject to the Option shall vest on each of March 23, 2009, and March 23, 2010.
These February 2008 transactions were undertaken to comply with Internal Revenue Code Section 409A in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the CEO Option must be approved by the Company’s shareholders before December 31, 2008 in order to comply with Internal Revenue Code Section 162(m) and be fully tax deductible.
The Company evaluated these February 2008 transactions in accordance with SFAS 123(R) and concluded that these transactions did not impact the accounting or valuation of the Granted Options or the Deferred Compensation Agreement as of March 31, 2008.
The Company revalued the options granted to Mr. Alapont at March 31, 2008, resulting in a revised fair value of $33.6 million. During the quarter ended March 31, 2008, the Company recognized $1.7 million in expense associated with these options. The remaining $12.9 million of total unrecognized compensation cost as of March 31, 2008 related to non-vested stock options is expected to be recognized ratably over the remaining term of

Mr. Alapont’s employment agreement. Key assumptions and related option-pricing models used by the Company are summarized in the following table.

	Successor Company March 31, 2008 Valuation
	Plain Vanilla Options	Options Connected To Deferred Compensation	Deferred Compensation
Valuation model	Black-Scholes	Monte Carlo	Monte Carlo
Expected volatility	46%	46%	46%
Expected dividend yield	0%	0%	0%
Risk-free rate over the estimated expected option life	1.98%	2.23%	2.23%
Expected option life (in years)	3.67	4.36	4.36

19.	INCOME (LOSS) PER COMMON SHARE
As noted in Footnote 17 to the consolidated financial statements, Capital Stock, the common shares of the Predecessor Company were cancelled upon the implementation of the Plan. As such, the earnings per share information for the Predecessor Company is not meaningful to shareholders of the Successor Company’s Class A common shares, or to potential investors in such common shares.
The following table sets forth the computation of basic and diluted income (loss) per common share:

	Successor	Predecessor
	Three Months Ended March 31
	2008	2007
	(Millions of Dollars, Except Per Share Amounts)

Net income (loss)	$(31.5)	$4.5

Weighted average shares outstanding, basic (in millions)	100.0	89.6

Basic income (loss) per common share	$(0.31)	$0.05

Weighted average shares outstanding, diluted (in millions)	100.3	91.3

Diluted income (loss) per common share	$(0.31)	$0.05

The Successor Company had a loss for the quarter ended March 31, 2008. As a result, diluted loss per share is the same as basic in this period, as any potentially dilutive securities would reduce the loss per share.

20.	OPERATIONS BY REPORTING SEGMENT
The Company’s integrated operations are organized into six reporting segments generally corresponding to major product groups; Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, Automotive Products, Global Aftermarket and Corporate. Segment information for the three month period ended March 31, 2007 has been reclassified to reflect organizational changes implemented in the second quarter of 2007.
The accounting policies of the segments are the same as those of the Company. Revenues related to products sold from Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, and Automotive Products to OE customers are recorded within the respective segments. Revenues from such products sold to aftermarket customers are recorded within the Global Aftermarket segment. All product transferred into Global Aftermarket from other reporting segments is transferred at cost in the United States and at agreed-upon transfer prices internationally.

The Company evaluates segment performance principally on a non-GAAP Operational EBITDA basis. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, and the impact on gross margin of the fresh-start reporting valuation of inventory.
Net sales and gross margin information by reporting segment is as follows:

	Successor	Predecessor	Successor	Predecessor
	Net Sales		Gross Margin
	Three Months Ended March 31		Three Months Ended March 31
	2008	2007	2008	2007
	(Millions of Dollars)
Powertrain Energy	$594	$513	$72	$70
Powertrain Sealing and Bearings	291	267	27	17
Vehicle Safety and Protection	207	197	50	50
Automotive Products	100	77	17	18
Global Aftermarket	667	662	98	155
Corporate	—	—	2	(2)

	$1,859	$1,716	$266	$308

Operational EBITDA by reporting segment and the reconciliation of Operational EBITDA to earnings (loss) before income tax expense is as follows:

	Successor	Predecessor
	Three Months Ended March 31
	2008	2007
	(Millions of Dollars)
Powertrain Energy	$92	$86
Powertrain Sealing and Bearings	22	17
Vehicle Safety and Protection	47	46
Automotive Products	16	17
Global Aftermarket	95	107
Corporate	(66)	(74)

Total Operational EBITDA	206	199
Interest expense, net	(48)	(50)
Depreciation and amortization	(88)	(84)
Restructuring charges, net	(2)	(16)
Gross margin impact of December 31, 2007 fresh-start reporting inventory adjustment	(68)	—
Chapter 11 and U.K. Administration related reorganization expenses	(10)	(14)
Other	(2)	1

Earnings (loss) before income tax expense	$(12)	$36

Total assets by reporting segment are as follows:

	Successor
	March 31 2008	December 31 2007
	(Millions of Dollars)
Powertrain Energy	$1,912	$1,820
Powertrain Sealing and Bearings	920	822
Vehicle Safety and Protection	1,752	1,708
Automotive Products	1,035	1,022
Global Aftermarket	2,033	1,988
Corporate	593	506

	$8,245	$7,866

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to give effect to the acquisition on July 3, 2008 of a majority interest in Federal-Mogul Corporation ("Federal-Mogul"), from Thornwood Associates Limited Partnership ("Thornwood") and Thornwood’s general partner, Barberry Corp. ("Barberry"). Thornwood and Barberry are wholly owned by Mr. Carl C. Icahn. As described more fully in Note 1 to the unaudited pro forma condensed financial information, this transaction contemplates a series of events including the acquisition by Thornwood of 25,141,924 shares of Federal-Mogul common stock as a result of Federal-Mogul's emergence from bankruptcy on December 27, 2007, the exercise on February 25, 2008 of options by Thornwood to acquire an additional 50,100,000 shares of Federal-Mogul common stock and in the acquisition by Icahn Enterprises on July 3, 2008 of a majority interest in Federal-Mogul shares from Thornwood.

The unaudited pro forma condensed combined financial information is based on the (i) historical consolidated financial statements of Icahn Enterprises L.P. (“Icahn Enterprises”) and (ii) historical consolidated financial statements of Federal-Mogul (predecessor and successor company, where applicable), included elsewhere in this current report on Form 8-K/A. The assumptions and adjustments used are described below and in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of March 31, 2008 is presented as if the acquisition of the controlling interest in Federal-Mogul had occurred on March 31, 2008. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2008 and the fiscal year ended December 31, 2007 have been prepared to give effect to the unaudited pro forma adjustments necessary as if the acquisition of the controlling interest in Federal-Mogul had taken place on January 1, 2007.

As described in Note 2 to the pro forma condensed combined financial statements, Federal-Mogul emerged from bankruptcy on December 27, 2007 and adopted fresh-start reporting. Accordingly, the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2007 gives effect to adjustments relating to the emergence from bankruptcy and the adoption of fresh-start reporting as if it had occurred prior to January 1, 2007.

The acquisition of the controlling interest in Federal-Mogul is accounted for as a combination of entities under common control and recorded at the historical basis of the assets and liabilities acquired at the effective date of control by Mr. Icahn, February 25, 2008. The unaudited pro forma condensed combined balance sheet at March 31, 2008, included herein, includes the pro forma combination of Icahn Enterprises and Federal-Mogul, and pro forma adjustments relating to the difference in our basis in Federal-Mogul and our share of the equity in Federal-Mogul.

The unaudited pro forma condensed combined financial information does not purport to be indicative of the financial position and results of operations that Icahn Enterprises will obtain in the future, or that Icahn Enterprises would have obtained if the acquisition of the controlling interest in Federal-Mogul had been effective as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that Icahn Enterprises believes are reasonable. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of Icahn Enterprises included in its annual reports on Form 10-K and quarterly reports on Form 10-Q, and related amendments, and the consolidated financial statements of Federal-Mogul included elsewhere in this current report on Form 8-K/A.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2008
(in $000s)

	Historical			Pro Forma Adjustments
ASSETS	Icahn Enterprises	Federal-Mogul	Subtotal	Acquisition of Controlling Interest in Federal-Mogul		Pro Forma Results
Investment Management Operations:
Cash and cash equivalents	$9,330	$-	$9,330	$-		$9,330
Cash held at consolidated affiliated partnerships and restricted cash	1,269,962	-	1,269,962	-		1,269,962
Securities owned, at fair value	5,974,718	-	5,974,718	-		5,974,718
Unrealized gains on derivative contracts, at fair value	119,429	-	119,429	-		119,429
Due from brokers	1,003,043	-	1,003,043	-		1,003,043
Other assets	40,128	-	40,128	-		40,128
	8,416,610	-	8,416,610	-		8,416,610

All Other Operations:
Cash and cash equivalents	1,965,483	764,400	2,729,883	(862,750	)(3a)	1,867,133
Restricted cash	1,215,647	-	1,215,647	-		1,215,647
Investments	441,535	-	441,535	-		441,535
Unrealized gains on derivative contracts, at fair value	4,041	-	4,041	-		4,041
Inventories, net	227,675	1,067,500	1,295,175	-		1,295,175
Trade, notes and other receivables, net	195,344	1,268,000	1,463,344	-		1,463,344
Assets of discontinued operations held for sale	37,854	-	37,854	-		37,854
Property, plant and equipment, net	507,467	2,141,000	2,648,467	-		2,648,467
Goodwill and Intangible assets	41,479	2,150,900	2,192,379	(87,300	)(3b)	2,105,079
Other assets	83,380	853,400	936,780	-		936,780
	4,719,905	8,245,200	12,965,105	(950,050)		12,015,055

Total Assets	$13,136,515	$8,245,200	$21,381,715	$(950,050)		$20,431,665

LIABILITIES AND PARTNERS' EQUITY
Investment Management Operations:
Accounts payable, accrued expenses and other liabilities	$21,529	$-	$21,529	$-		$21,529
Deferred management fee payable to related party	144,026	-	144,026	-		144,026
Subscriptions received in advance	3,580	-	3,580	-		3,580
Payable for purchases of securities	38,560	-	38,560	-		38,560
Securities sold, not yet purchased, at fair value	323,972	-	323,972	-		323,972
Unrealized losses on derivative contracts, at fair value	130,425	-	130,425	-		130,425
	662,092	-	662,092	-		662,092

All Other Operations:
Accounts payable	73,480	710,200	783,680	-		783,680
Accrued expenses and other liabilities	118,552	1,261,200	1,379,752	-		1,379,752
Postemployment benefits	-	1,029,200	1,029,200	-		1,029,200
Accrued income Taxes	226,804	46,900	273,704	-		273,704
Accrued environmental costs	24,548	-	24,548	-		24,548
Liabilities of discontinued operations held for sale	16,957	-	16,957	-		16,957
Debt	2,023,739	2,934,700	4,958,439	-		4,958,439
Preferred limited partnership units	125,026	-	125,026	-		125,026
	2,609,106	5,982,200	8,591,306	-		8,591,306

Total Liabilities	3,271,198	5,982,200	9,253,398	-		9,253,398

Commitments and contingencies

Non-controlling interests:
Investment Management Operations	6,975,744	-	6,975,744	-		6,975,744
All Other Operations	132,037	98,100	230,137	1,071,625	(3c)	1,301,762
	7,107,781	98,100	7,205,881	1,071,625		8,277,506

Partners' equity:
Partners' equity	2,757,536	2,164,900	4,922,436	(2,021,675)		2,900,761
Total Liabilities and Partners' Equity	$13,136,515	$8,245,200	$21,381,715	$(950,050)		$20,431,665

See accompanying notes.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2008
(In 000s, except per unit data)

	Historical		Pro Forma Adjustments
	Icahn Enterprises	Federal-Mogul	Acquisition of Controlling Interest in Federal-Mogul		Pro Forma Results
Revenues:
Investment Management Operations:
Interest, dividends and other income	$40,121	$-	$-		$40,121
Net loss from investment activities	(26,063)	-	-		(26,063)
	14,058	-	-		14,058

All Other Operations:
Automotive	-	1,859,200	-		1,859,200
Metals	302,835	-	-		302,835
Real Estate	21,969	-	-		21,969
Home Fashion	113,856	-	-		113,856
Interest and other income	22,016	-	-		22,016
Net gain from investment activities	2,171	-	-		2,171
Other income (expense), net	(25)	6,900	-		6,875
	462,822	1,866,100	-		2,328,922
Total revenues	476,880	1,866,100	-		2,342,980

Expenses:
Investment Management Operations	15,097	-	-		15,097
All Other Operations:
Automotive	-	1,829,100	(78,000	)(3f)	1,751,100
Metals	276,201	-	-		276,201
Real Estate	19,125	-	-		19,125
Home Fashion	137,775	-	-		137,775
Holding Company	7,401	-	-		7,401
Interest expense	35,962	48,200	-		84,162
	476,464	1,877,300	(78,000)		2,275,764
Total expenses	491,561	1,877,300	(78,000)		2,290,861

(Loss) income from continuing operations before income taxes
and non-controlling interests	(14,681)	(11,200)	78,000		52,119

Income tax expense	(10,444)	(19,600)	(5,300	)(3e)	(35,344)
Non-controlling interests in (income) loss:
Investment Management Operations	(1,853)	-	-		(1,853)
All Other Operations	7,665	(700)	(20,741	)(3c)	(13,776)
	5,812	(700)	(20,741)		(15,629)
(Loss) income from continuing operations	$(19,313)	$(31,500)	$51,960		$1,147

(Loss) income from continuing operations applicable to
limited partners	$(18,929)				$1,123

(Loss) income per limited partnership unit:
Basic and Diluted	$(0.27)				$0.02

Weighted average limited partnership units outstanding:
Basic and Diluted	70,490				70,490

See accompanying notes.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2007
(In 000s, except per unit data)
	Historical		Pro Forma Adjustments
	Icahn Enterprises	Federal-Mogul	Acquisition of Controlling Interest in Federal-Mogul		Pro Forma Results
Revenues:
Investment Management Operations:
Interest, dividends and other income	$222,764	$-	$-		$222,764
Net gain from investment activities	354,873	-	-		354,873
Management fees, related parties	10,617	-	-		10,617
	588,254	-	-		588,254

All Other Operations:
Automotive	-	6,913,900	-		6,913,900
Metals	834,106	-	-		834,106
Real Estate	102,922	-	-		102,922
Home Fashion	683,670	-	-		683,670
Interest and other income	143,178	-	-		143,178
Net gain from investment activities	82,642	-	-		82,642
Other income, net	52,854	1,791,600	(1,746,800	)(3d)	97,654
	1,899,372	8,705,500	(1,746,800)		8,858,072
Total revenues	2,487,626	8,705,500	(1,746,800)		9,446,326

Expenses:
Investment Management Operations	99,787	-	-		99,787
All Other Operations:
Automotive	-	6,766,500	(173,400	)(3f)	6,593,100
Metals	796,173	-	-		796,173
Real Estate	91,893	-	-		91,893
Home Fashion	842,183	-	-		842,183
Holding Company	36,563	-	-		36,563
Interest expense	134,296	199,100	29,400	(3g)	362,796
	1,901,108	6,965,600	(144,000)		8,722,708
Total expenses	2,000,895	6,965,600	(144,000)		8,822,495

Income from continuing operations before income taxes
and non-controlling interests in income	486,731	1,739,900	(1,602,800)		623,831

Income tax expense	(8,436)	(331,800)	264,600	(3e)	(75,636)
Non-controlling interests in (income) loss:
Investment Management Operations	(313,982)	-	-		(313,982)
All Other Operations	52,959	4,200	(34,601	)(3c)	22,559
	(261,023)	4,200	(34,601)		(291,424)
Income from continuing operations	$217,272	$1,412,300	$(1,372,801)		$256,772

Income from continuing operations applicable to
limited partners	$13,747				$52,460

Earnings per limited partnership unit:
Basic and Diluted	$0.21				$0.80

Weighted average limited partnership units outstanding:
Basic and Diluted	65,286				65,286

See accompanying notes.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Acquisition of Federal-Mogul Corporation.

On July 3, 2008, Icahn Enterprises Holdings L.P. ("Holdings") and its newly formed, wholly owned subsidiary, IEH FM Holdings LLC ("Acquisition Sub"), entered into a Stock Purchase Agreement (the "Agreement") with Thornwood Associates Limited Partnership ("Thornwood") and Thornwood’s general partner, Barberry Corp. ("Barberry"), pursuant to which Icahn Enterprises L.P. (“Icahn Enterprises”) acquired a majority interest in Federal-Mogul Corporation (“Federal-Mogul”). Icahn Enterprises owns a 99% limited partnership interest in Holdings. Thornwood and Barberry are wholly owned by Mr. Carl C. Icahn. Prior to the acquisition of the shares by Holdings, Thornwood owned 75,241,924 shares of Federal-Mogul’s Class A common stock ("Federal-Mogul Stock"), which represented approximately 74.87% of the total issued and outstanding shares of capital stock of Federal-Mogul. Thornwood acquired 50,100,000 shares of Federal-Mogul Stock pursuant to the exercise of two options acquired in December 2007 from the Federal-Mogul Asbestos Personal Injury Trust (the "Trust Stock") and 25,141,924 shares of Federal-Mogul Stock pursuant to and in connection with the Federal-Mogul Plan of Reorganization under Chapter 11 of the United States Code, which became effective on December 27, 2007, in respect of certain securities of Federal-Mogul held by Thornwood prior to Federal-Mogul's reorganization (the "Claims Stock").

Pursuant to the Agreement, on July 3, 2008, Acquisition Sub purchased from Thornwood 50,750,000 shares of Federal-Mogul Stock for an aggregate purchase price of $862,750,000 in cash (or $17.00 per share, which represents a discount to Thornwood's purchase price for such shares). The purchased shares represent approximately 50.5% of the total issued and outstanding shares of capital stock of Federal-Mogul. In addition, if Federal-Mogul issues additional shares of Federal-Mogul Stock before October 31, 2008, Thornwood will automatically sell to Holdings a number of additional shares of Federal-Mogul Stock equal to 50% of the number of additional shares of Federal-Mogul Stock then issued to Holdings at a purchase price equal to the lower of $17.00 per share or the then-current closing price of Federal-Mogul Stock. The transaction was approved by a special committee of the independent directors of the general partner of Holdings and Icahn Enterprises. The special committee was advised by its own legal counsel and independent financial advisor with respect to the transaction. The special committee received an opinion from its financial adviser as to the fairness to Icahn Enterprises, from a financial point of view, of the consideration paid. A copy of the Agreement was filed as Exhibit 10.1 to our current report on Form 8-K filed with the SEC on July 3, 2008 and is incorporated herein by reference.

2. Basis of Presentation.

Federal-Mogul

The predecessor to Federal-Mogul, (the “Predecessor Company”), and all of its then-existing wholly owned U.S. subsidiaries filed voluntary petitions on October 1, 2001 for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On October 1, 2001 (the “Petition Date”), certain of the Predecessor Company’s United Kingdom subsidiaries (together with the U.S. Subsidiaries, the “Debtors”) also filed voluntary petitions for reorganization under the Bankruptcy Code with the Bankruptcy Court. On November 8, 2007, the Bankruptcy Court entered an Order (the “Confirmation Order”) confirming the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as Modified) (the “Plan”) and entered Findings of Fact and Conclusions of Law regarding the Plan (the “Findings of Fact and Conclusions of Law”). On November 14, 2007, the United States District Court for the District of Delaware (the “District Court”) entered an order affirming the Confirmation Order and adopting the Findings of Fact and Conclusions of Law. On December 27, 2007, the Plan became effective in accordance with its terms (the “Effective Date”). On the Effective Date, the Predecessor Company merged with and into New Federal-Mogul Corporation whereupon (i) the separate corporate existence of the Predecessor Company ceased, (ii) New Federal-Mogul Corporation became the surviving corporation and continued to be governed by the laws of the State of Delaware and (iii) New Federal-Mogul Corporation was renamed “Federal-Mogul Corporation” (also referred to as “Federal-Mogul” or the “Successor Company”).

The consolidated financial statements for the period the Predecessor Company was in Bankruptcy were prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization under the Bankruptcy Code, and on a going concern basis, which contemplated continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business.

In accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Federal-Mogul was required to adopt fresh-start reporting effective upon emergence from bankruptcy on December 27, 2007. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of the Predecessor Company prior to the adoption of fresh-start reporting for periods ended prior to December 31, 2007 are not comparable to those of the Successor Company.

As Federal-Mogul has not yet completed its valuation processes, no adjustments to the fresh-start reporting amounts recorded as of December 31, 2007 were recorded during the quarter ended March 31, 2008. Where appropriate, depreciation and amortization expense has been recorded based upon the underlying estimates of fair value as of December 31, 2007. To the extent that the final valuation estimates for the underlying assets change, the cumulative recorded depreciation and amortization expense will be adjusted to reflect such changes in underlying asset values.

For further information on Federal-Mogul’s fresh-start reporting, see notes to the consolidated financial statements of Federal-Mogul included elsewhere in this current report on Form 8-K/A.

Pro Forma Financial Statement Presentation

In accordance with the guidelines set forth in Article 11-02 of Regulation S-X, the objective of the pro forma financial information is to provide investors with information about the continuing impact of a particular transaction by illustrating how the acquisition of the controlling interest of Federal-Mogul might have affected Ichan Enterprises' historical financial statements if the transaction had occurred at an earlier time. Therefore, the unaudited pro forma condensed combined balance sheet as of March 31, 2008 is presented as if the acquisition of the controlling interest in Federal-Mogul had occurred on March 31, 2008. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2008 and the fiscal year ended December 31, 2007 have been prepared to give effect to the unaudited pro forma adjustments necessary as if the acquisition of the controlling interest in Federal-Mogul and the Effective Date had occurred prior to January 1, 2007.

Effective February 25, 2008, Federal-Mogul is considered an entity under common control with Icahn Enterprises. Accordingly, the consolidated financial statements to be included in our future filings with the SEC will include the assets, liabilities, equity and results of operations of Federal-Mogul during the period of common control.

3. Pro Forma Adjustments — Acquisition of Controlling Interest in Federal-Mogul.

3a Cash paid by Icahn Enterprises for the acquisition of 50,750,000 shares of Federal-Mogul Class A common stock, representing a 50.5% controlling interest.

3b Adjustment to goodwill representing the difference in our basis in Federal-Mogul and our share of the equity in Federal-Mogul. The excess of the fair value over the cost of the shares acquired has been reflected as a reduction of goodwill in our consolidated balance sheet.

3c Adjustment to record the 49.5% non-controlling interest in Federal-Mogul.

3d Primarily Reflects the elimination of the gain from fresh-start reporting adjustments and gain on settlement of liabilities subject to compromise related to the emergence from bankruptcy of Federal-Mogul.

Description	December 31, 2007
Fresh-start reporting adjustments	$(956,300)
Gain on settlement of liabilities subject to compromise	(760,700)
Other	(29,800)
Total	$(1,746,800)

3e Tax effect primarily relating to gain on settlement of liabilities subject to compromise.

3f Reflects the elimination of Chapter 11 expenses and adjustments relating to the adoption of fresh start reporting.

3g Reflects incremental interest expense on exit financing facility relating to emergence from bankruptcy.